Exhibit 10.1

TRANSACTION AGREEMENT

BY AND BETWEEN

CITIGROUP INC.

AND

LEGG MASON, INC.

DATED AS OF JUNE 23, 2005

i

ANNEXES

Annex A	Defined Terms
Annex B-1	Specified Advisory Fee Rates
Annex B-2	Revenue Run-Rate Schedule
Annex C	Knowledge of Citigroup
Annex D	Knowledge of Legg Mason
Annex E	Certain Materiality References
Annex F	Certain Separate Accounts

EXHIBITS

Exhibit A	CAM Transferred Subsidiaries
Exhibit B	PC/CM Transferred Subsidiaries
Exhibit C	[Intentionally Omitted]
Exhibit D	Form of Legg Mason Preferred Stock
Exhibit E	Form of Distribution and Product Access Agreement
Exhibit F-1	Terms of CAM TSA
Exhibit F-2	Terms of PC/CM TSAs
Exhibit F-3	Terms of Services Agreement

Exhibit G	Form of Registration and Investor Rights Agreement
Exhibit H	Terms of CAM Restructuring Transactions
Exhibit I	Terms of PC/CM Restructuring Transactions

v

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT is entered into as of June 23, 2005, by and between Citigroup Inc., a Delaware corporation (“Citigroup”), and Legg Mason, Inc., a Maryland corporation (“Legg Mason”, and together with Citigroup, the “Parties”). Capitalized terms herein have their respective meanings set forth in Annex A hereto.

RECITALS

WHEREAS, the CAM Subsidiaries conduct the CAM Business and the PC/CM Subsidiaries conduct the PC/CM Business;

WHEREAS, upon the terms and subject to the conditions set forth herein, Citigroup desires to sell to Legg Mason, and Legg Mason desires to purchase from Citigroup, the CAM Business;

WHEREAS, in furtherance of the foregoing and upon the terms and subject to the conditions set forth herein, Citigroup shall sell or cause to be sold to Legg Mason, and Legg Mason shall purchase or cause to be purchased from Citigroup, the CAM Transferred Shares in exchange for the consideration provided for herein, including the PC/CM Transferred Shares; and

WHEREAS, Citigroup and Legg Mason (or one or more of their respective wholly-owned Subsidiaries) shall enter into the Related Agreements as of the Closing.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

SALE AND PURCHASE

Section 1.1 Sale and Purchase. Subject to Section 2.7, upon the terms and subject to the conditions of this Agreement, at the Closing,

(a) Citigroup shall, or shall cause the Citigroup Sellers to, sell, assign, transfer and convey to Legg Mason (or one of its wholly-owned Subsidiaries), and Legg Mason (or one of its wholly-owned Subsidiaries) shall purchase, acquire and accept from the Citigroup Sellers, all of the CAM Transferred Shares owned by such Citigroup Sellers, free and clear of all Liens (other than restrictions on transfer in respect of the CAM Transferred Shares which arise under applicable securities laws); and

(b) Legg Mason shall, or shall cause the Legg Mason Sellers to, sell, assign, transfer and convey to Citigroup (or one of its wholly-owned Subsidiaries), and Citigroup (or one of its wholly-owned Subsidiaries) shall purchase, acquire and accept from the Legg Mason Sellers, all of the PC/CM Transferred Shares owned by such Legg Mason Sellers, free and clear of all Liens (other than restrictions on transfer in respect of the PC/CM Transferred Shares which arise under applicable securities laws).

Section 1.2 Purchase Price. Subject to adjustment pursuant to Sections 1.4, 3.3, 3.4 and 6.8(b), in consideration for the sale of the CAM Transferred Shares, the aggregate purchase price payable by Legg Mason to the Citigroup Sellers shall consist of the following:

(a) 5,069,846 shares of Legg Mason Common Stock and 13.489808 shares of Legg Mason Preferred Stock (as such number of shares may be increased pursuant to the proviso in this Section 1.2(a), collectively, the “Legg Mason Shares”); provided that (i) if any additional shares of Legg Mason Common Stock are issued between the date hereof and the Business Day ending on the second Business Day prior to the Closing Date (and remain outstanding as of the end of such measurement date), the number of shares of Legg Mason Common Stock and Legg Mason Preferred Stock to be issued and delivered to Citigroup and its Affiliates (in accordance with the instructions provided pursuant to Section 2.2(c)) shall be increased such that (A) the number of shares of Legg Mason Common Stock issued and delivered to Citigroup and its Affiliates at Closing equals 4.39% (such number of shares rounded to the nearest whole number) of the number of shares of Legg Mason Common Stock issued and outstanding as of the end of the second Business Day prior to the Closing Date (determined on a basis consistent with the determination of the number of shares above and adjusted to give effect to (I) the issuance and delivery of the shares of Legg Mason Common Stock to be issued and delivered to Citigroup and its Affiliates at Closing and (II) the exchange of the issued and outstanding Canadian Exchangeable Shares) and (B) the number of shares of Legg Mason Preferred Stock issued and delivered to Citigroup and its Affiliates at Closing equals (I) 14.39% minus (II) the quotient (expressed as a percentage) equal to (x) the number of shares of Legg Mason Common Stock to be issued and delivered to Citigroup and its Affiliates at Closing divided by (y) the total number of shares of Legg Mason Common Stock issued and outstanding as of the Business Day ending on the second Business Day prior to the Closing Date (determined on a basis consistent with the determination of the number of shares above and adjusted to give effect to (1) the issuance and delivery of the shares of Legg Mason Common Stock and Legg Mason Preferred Stock (on an as-converted basis) to be issued and delivered to Citigroup and its Affiliates at Closing and (2) the exchange of the issued and outstanding Canadian Exchangeable Shares), of the total number of shares of Legg Mason Common Stock deemed issued and outstanding pursuant to clause (y) above as of such measurement date divided by one million and (ii) notwithstanding the foregoing, in no event shall the number of shares of Legg Mason Common Stock underlying the Legg Mason Preferred Stock plus the number of shares of Legg Mason Common Stock exceed 18,740,177, with any necessary adjustment made in a manner that preserves the foregoing 4.39% ratio;

(b) the PC/CM Transferred Shares;

(c) the Legg Mason Note in the principal amount (the principal amount of the Legg Mason Note as determined in accordance with this Section 1.2(c), the “Note Principal Amount”) equal to (i) (A) $2,050,000,000 minus (B) (I) $82.71 times (II) (x) the number of shares of Legg Mason Common Stock plus (y) the number of shares of Legg Mason Common Stock underlying the Legg Mason Preferred Stock, plus (ii) the PC/CM Balance Sheet Adjustment (as defined in Section 1.3(a)(i)), if any, minus (iii) the CAM Adjustment Amount (as defined in Section 1.3(b)(i)), if any (the amount equal to the sum of the amounts referred to in clauses (i) and (ii), less the amount referred to in clause (iii), the “Net Amount”); and

(d) a senior note of Legg Mason to be issued to Citigroup (or one of its Affiliates) with such terms as the Legg Mason Note in the principal amount equal to the Legg Mason Continuing Deferred Compensation Amount.

Section 1.3 PC/CM Balance Sheet Adjustment.

(a) (i) As used in Section 1.2(c), “PC/CM Balance Sheet Adjustment” means the excess, if any, of the PC/CM Tangible Book Value Target over the PC/CM Tangible Book Value.

(ii) Certain defined terms used in the definition of “PC/CM Balance Sheet Adjustment” shall have the following meanings:

“PC/CM Tangible Book Value” means the total tangible assets less total liabilities of the PC/CM Business, in each case as reflected on the PC/CM Estimated Closing Date Balance Sheet or the PC/CM Final Closing Date Balance Sheet, as the case may be.

“PC/CM Tangible Book Value Target” means the sum of $400,000,000 and the Legg Mason Continuing Deferred Compensation Amount.

(iii) Notwithstanding any other provision of this Agreement, in the event that the capital ratio (that is, net regulatory capital divided by aggregate debit balances, as calculated in a manner consistent with the FOCUS reports of the PC/CM Business (in accordance with SEC Rule 15c3-3), and on a pro forma basis without giving effect to any capital contributions made by Legg Mason or one of its Affiliates to the PC/CM Business to fund the Legg Mason Continuing Deferred Compensation Amount) of the PC/CM Business is less than 15% as of immediately prior to the Closing, Legg Mason shall, or shall cause its Affiliates to, take (or omit from taking) such actions as may be necessary so that such capital ratio is at least equal to 15% at the Closing.

(b) (i) As used in Section 1.2(c), “CAM Adjustment Amount” means the sum of (A) the CAM Balance Sheet Adjustment, if any, and (B) the CAM Revenue Adjustment, if any.

(ii) Certain defined terms used in the definition of “CAM Adjustment Amount” shall have the following meanings:

“Advisory Fee Rate” means (a) with respect to a CAM Advisory Contract identified on Annex B-1 hereto, the lower of the fee rate specified thereon for the applicable date and the actual fee rate for the applicable date with respect to such CAM Advisory Contract, (b) with respect to each CAM Advisory Contract that is comprised of SMA Contracts, the average fee rate for such CAM Advisory Contract in the applicable Revenue Run-Rate Schedule and (c) with respect to any other CAM Advisory Contract, without duplication, the rate expressed as a percentage of the applicable investment advisory and subadvisory fees (including, to the extent not unbundled, administrative fees) based on the amount of assets under management (excluding any performance-based fees) pursuant to such CAM Advisory Contract as of the applicable date, after reduction to reflect any fee waivers, reimbursement obligations or similar offsets or arrangements in effect at such date, but, for the avoidance of doubt, without duplication of any fee reduction reflected in Annex B-1 hereto.

“Aggregate Base Revenue Run-Rate” means the sum of the Base Revenue Run-Rates for all CAM Advisory Contracts.

“Aggregate Closing Revenue Run-Rate” means the sum of the Closing Revenue Run-Rates for all Consenting CAM Advisory Contracts.

“Base Assets Under Management” means, with respect to a CAM Advisory Contract, the amount of assets under management by the CAM Business under such CAM Advisory Contract as of the Base Date.

“Base Date” means May 31, 2005.

“Base Revenue Run-Rate” means, with respect to a CAM Advisory Contract, the product of (a) the Base Assets Under Management pursuant to such CAM Advisory Contract multiplied by (b) the Advisory Fee Rate under (or deemed to be applicable under) such CAM Advisory Contract as of the Base Date.

“CAM Advisory Client” means any Person to which any CAM Subsidiary provides investment advisory or subadvisory services for which fees are paid to or earned by a CAM Subsidiary and are based on the amount of assets under management pursuant to a CAM Advisory Contract, including in the case of separately managed wrap accounts and any other similar relationships with fiduciaries similarly acting on behalf of underlying clients, Persons that constitute such underlying clients to the extent required by Contract or Requirement of Law.

“CAM Advisory Contract” means each Contract pursuant to which any CAM Subsidiary provides investment advisory or subadvisory services to any Person for which fees are paid to or earned by a CAM Subsidiary based on the amount of assets under management other than, for purposes of calculating the Aggregate Base Revenue Run-Rate and the Aggregate Closing Revenue Run-Rate, an Excluded Advisory Contract; provided that the SMA Contracts comprising individual programs identified in the applicable Revenue Run-Rate Schedule shall be treated as a single CAM Advisory Contract for purposes of each such program. For the avoidance of doubt, the Parties agree that the Excluded Advisory Contracts shall not be included in any calculation of the Aggregate Base Revenue Run-Rate or the Aggregate Closing Revenue Run-Rate, including for purposes of Article I, Section 2.2(a)(i)(B), Section 3.4 and Section 7.2(d).

“CAM Balance Sheet Adjustment” means the excess, if any, of the CAM Tangible Book Value Target over the CAM Tangible Book Value.

“CAM Revenue Adjustment” means the product of (y) $3,700,000,000 multiplied by (z) the CAM Shortfall Percentage.

“CAM Shortfall Percentage” shall be equal to the excess, if any, of (a) 90% over (b) a fraction (expressed as a percentage) the numerator of which is the Aggregate Closing Revenue Run-Rate and the denominator of which is the Aggregate Base Revenue Run-Rate; provided that the CAM Shortfall Percentage shall not exceed 15%.

“CAM Tangible Book Value” means the total tangible assets less total liabilities of the CAM Business as reflected on the CAM Estimated Closing Date Balance Sheet or the CAM Final Closing Date Balance Sheet, as the case may be.

“CAM Tangible Book Value Target” means the sum of $20,000,000 and the Citigroup Continuing Deferred Compensation Amount.

“Closing Adjusted Assets Under Management” means, with respect to a CAM Advisory Contract, the amount of assets under management by the CAM Business under such CAM Advisory Contract as of the Base Date (or, in the case of a CAM Advisory Contract entered into following the Base Date, as of the date of such CAM Advisory Contract), as adjusted to reflect net cash flows (additions and withdrawals), from and after the Base Date (or, in the case of a CAM Advisory Contract entered into following the Base Date, the date of such CAM Advisory Contract) through and including the Closing Revenue Run-Rate Date, provided that, for the purposes of Articles I, II, and III but not Section 7.1(d), any such net cash flows shall be multiplied for purposes of such adjustment by (a) in the case of a U.S. Retail Long-Term Contract, 1.50, (b) in the case of an Institutional Contract, 1.00 and (c) in the case of an Other Contract, 0.65. For the avoidance of doubt, (i) the calculation of Closing Adjusted Assets Under Management pursuant to the immediately preceding sentence is intended to exclude any increase or decrease in assets under management resulting from market appreciation or depreciation or currency fluctuations from and after the Base Date (or such later date of such CAM Advisory Contract, in the case of a CAM Advisory Contract entered into following the Base Date) and (ii) for purposes of the calculation of Closing Adjusted Assets Under Management, only the net cash flows (and not the amount of assets under management by the CAM Business under such CAM Advisory Contract as of a measurement date) during the relevant period shall be multiplied by the relevant factor for the purposes of Articles I, II, and III but not Section 7.1(d).

“Closing Revenue Run-Rate” means, with respect to a CAM Advisory Contract, the product of (a) the Closing Adjusted Assets Under Management pursuant to such CAM Advisory Contract multiplied by (b) the Advisory Fee Rate under (or deemed to be applicable under) such CAM Advisory Contract as of the Closing Revenue Run-Rate Date; provided that the calculation of the Closing Revenue Run-Rate shall be made using the same methodology as the calculation of the Base Revenue Run-Rate.

“Closing Revenue Run-Rate Date” means (a) with respect to a CAM Advisory Contract with a CAM Registered Investment Company, the date that is five Business Days prior to the Closing Date and (b) with respect to each other CAM Advisory Contract, the date that is the month end prior to the Closing Date or, in either case, such other date as the Parties may mutually agree upon in writing.

“Consenting CAM Advisory Contract” means a CAM Advisory Contract other than any CAM Advisory Contract for which the applicable CAM Advisory Client (a) has not consented, or deemed to have consented, in accordance with Section 6.6, to the assignment or deemed assignment of such CAM Advisory Contract resulting from the consummation of the Transactions or (b) has withdrawn its Consent and has not thereafter rescinded such withdrawal or otherwise superseded such withdrawal by providing its Consent.

Section 1.4 Adjustments to Legg Mason Common Stock. For purposes of Section 1.2, if, after the date hereof and prior to the Closing, the number of outstanding shares of Legg Mason Common Stock has been changed into a different number of shares or a different class, by reason of any stock split, dividend, distribution, reclassification, recapitalization, reorganization, combination or exchange of shares (other than the exchange of Canadian Exchangeable Shares), or Legg Mason has declared to do any of the foregoing, the Legg Mason Shares shall be correspondingly adjusted to reflect such stock split, dividend, distribution, reclassification, recapitalization, reorganization, combination or exchange of shares.

ARTICLE II

THE CLOSING

Section 2.1 Closing. The closing of the transactions provided for in this Agreement (the “Closing”) shall take place (a) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York New York, 10036-6522 at 9:00 a.m., New York City time, on the first calendar month-end following the date on which the last of the conditions required to be satisfied or waived pursuant to Article VII is either satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver thereof), or (b) at such other place, time or date as the Parties shall agree upon in writing. The date on which the Closing is to occur is referred to herein as the “Closing Date.”

Section 2.2 Preliminary Information.

(a) (i) Citigroup shall prepare, or cause to be prepared, and deliver, or cause to be delivered, to Legg Mason (A) at least five Business Days prior to the Closing Date, the CAM Estimated Closing Date Balance Sheet prepared in accordance with Section 2.2(a)(ii) and calculations in reasonable detail based upon such CAM Estimated Closing Date Balance Sheet setting forth the estimated amounts of CAM Tangible Book Value, together with a certificate duly executed by an appropriate officer of a Citigroup Seller certifying that the CAM Estimated Closing Date Balance Sheet and such calculations were prepared in accordance with Section 2.2(a)(ii) and (B) at least two Business Days prior to the Closing Date, an updated Revenue Run-Rate Schedule prepared as of the Closing Revenue Run-Rate Date.

(ii) Citigroup shall, in good faith and at Citigroup’s expense, prepare, or cause to be prepared, the CAM Estimated Closing Date Balance Sheet using the accounting principles, procedures, policies and methods used in preparing the CAM Base Balance Sheet, including the types of adjustments used in preparing such CAM Base Balance Sheet as set forth in the notes thereto. Citigroup shall give, and shall use its reasonable best efforts to cause its advisers to give,

Legg Mason and its respective advisers reasonable access to such books, records and personnel of Citigroup (including the work papers of Citigroup and its accountants relating to the preparation of the CAM Estimated Closing Date Balance Sheet and such calculations based thereon) as may be necessary to enable Legg Mason and its advisers to review the CAM Estimated Closing Date Balance Sheet and such calculations based thereon prior to the Closing. For the avoidance of doubt, in the event of any disagreement between Citigroup and Legg Mason as to the preparation of the CAM Estimated Closing Date Balance Sheet (or any amount thereon) or the calculation of CAM Tangible Book Value, the amounts set forth in such CAM Estimated Closing Date Balance Sheet or such calculations shall control (without regard to any adjustment requested by Legg Mason that is not agreed to by Citigroup) for all purposes of this Agreement at the Closing, subject to the rights of Legg Mason as set forth in Section 3.1.

(b) (i) Legg Mason shall prepare, or cause to be prepared, and deliver, or cause to be delivered, to Citigroup (A) at least five Business Days prior to the Closing Date, the PC/CM Estimated Closing Date Balance Sheet prepared in accordance with Section 2.2(b)(ii) and calculations in reasonable detail based upon such PC/CM Estimated Closing Date Balance Sheets setting forth the estimated amounts of PC/CM Tangible Book Value and the capital ratio, together with a certificate duly executed by an appropriate officer of a Legg Mason Seller certifying that the PC/CM Estimated Closing Date Balance Sheet and such calculations were prepared in accordance with Section 2.2(b)(ii) and (B) at least two Business Days prior to the Closing Date, a certificate signed by the Chief Financial Officer of Legg Mason certifying as to the number of shares of Legg Mason Common Stock issued and outstanding as of the date of such certificate for purposes of the calculations to be made pursuant to Section 1.2(a).

(ii) Legg Mason shall, in good faith and at Legg Mason’s expense, prepare, or cause to be prepared, the PC/CM Estimated Closing Date Balance Sheet using the accounting principles, procedures, policies and methods used in preparing the PC/CM Base Balance Sheet, including the types of adjustments used in preparing such PC/CM Base Balance Sheet as set forth in the notes thereto. Legg Mason shall give, and shall use its reasonable best efforts to cause its advisers to give, Citigroup and its respective advisers reasonable access to such books, records and personnel of Legg Mason (including the work papers of Legg Mason and its accountants relating to the preparation of the PC/CM Estimated Closing Date Balance Sheet and such calculations based thereon) as may be necessary to enable Citigroup and its advisers to review the PC/CM Estimated Closing Date Balance Sheet and such calculations based thereon prior to the Closing. For the avoidance of doubt, in the event of any disagreement between Citigroup and Legg Mason as to the preparation of the PC/CM Estimated Closing Date Balance Sheet (or any amount thereon) or the calculation of PC/CM Tangible Book Value or the capital ratio, the amounts set forth in such PC/CM Estimated Closing Date Balance Sheet or such calculations shall control (without regard to any adjustment requested by Citigroup that is not agreed to by Legg Mason) for all purposes of this Agreement at the Closing, subject to the rights of Citigroup as set forth in Section 3.2.

(c) Citigroup shall deliver or cause to be delivered to Legg Mason, not later than five Business Days prior to the Closing Date, a notice specifying (i) the name(s) of one or more Citigroup Sellers or Affiliates thereof to whom the Legg Mason Shares shall be issued and in whose name(s) the issuance of the Legg Mason Shares shall be registered on Legg Mason’s transfer books by Legg Mason’s transfer agent, (ii) the amount(s) and form of shares comprising the Legg Mason Shares to be issued to each such Citigroup Seller or wholly-owned Subsidiary thereof and (iii) the name(s) of one or more Citigroup Sellers or wholly-owned Subsidiaries thereof to whom the Legg Mason Note shall be issued; provided, however, that, to the extent reasonably practicable, Citigroup shall cause the Legg Mason Shares and the Legg Mason Note to be held by one or more Citigroup Affiliates so as to facilitate compliance by the Parties hereto and their respective Affiliates with ERISA.

Section 2.3 Citigroup Deliveries at Closing. At the Closing, Citigroup shall deliver or cause to be delivered to Legg Mason:

(a) stock certificates (or similar evidence) representing the CAM Transferred Shares, duly endorsed in blank or with stock powers executed in proper form for transfer, and with any required stock transfer stamps affixed thereto;

(b) [intentionally omitted];

(c) the Transition Services Agreements, duly executed;

(d) the Services Agreement, duly executed;

(e) the Registration and Investor Rights Agreement, duly executed;

(f) the resignations of the officers and directors of the CAM Subsidiaries designated by Legg Mason in writing at least five Business Days prior to the Closing Date;

(g) the officer’s certificate required pursuant to Section 7.2(c);

(h) a duly executed certificate of non-foreign status (a “FIRPTA Certificate”) from each Citigroup Seller in the form and manner that complies with Section 1445 of the Code and the Treasury Regulations promulgated thereunder; provided, however, that if a FIRPTA Certificate is unable to be furnished by a Citigroup Seller, then such Citigroup Seller may instead provide a certificate (an “Alternate Certificate”) pursuant to which such Citigroup Seller certifies under penalties of perjury that such Citigroup Seller is not disposing of any United States real property interest (as defined in Section 897(c) of the Code and the Treasury Regulations promulgated thereunder);

(i) copies (or other evidence) of all valid approvals or authorizations of, filings or registrations with, or notifications to, all Governmental Authorities required to be obtained, filed or made by Citigroup in satisfaction of Section 7.1(b);

(j) cash in an amount equal to the Legg Mason Continuing Deferred Compensation Amount in respect of the senior note to be issued pursuant to Section 1.2(d); and

(k) all such additional instruments, documents and certificates provided for by this Agreement or as may reasonably be requested by Legg Mason in order to consummate the Transactions.

Section 2.4 Legg Mason Deliveries at Closing. At the Closing, Legg Mason shall deliver or cause to be delivered to Citigroup:

(a) stock certificates (or similar evidence) representing the PC/CM Transferred Shares, duly endorsed in blank or with stock powers executed in proper form for transfer, and with any required stock transfer stamps affixed thereto;

(b) one or more stock certificates representing the Legg Mason Shares, registered in accordance with the instructions provided pursuant to Section 2.2(c);

(c) the Legg Mason Note, duly executed;

(d) the senior note to be issued in accordance with Section 1.2(d), duly executed;

(e) the Transition Services Agreements, duly executed;

(f) the Services Agreement, duly executed;

(g) the Registration and Investor Rights Agreement, duly executed;

(h) the resignations of the officers and directors of the PC/CM Subsidiaries designated by Citigroup in writing at least five Business Days prior to the Closing Date;

(i) the officer’s certificate required pursuant to Section 7.3(c);

(j) a duly executed FIRPTA Certificate from each Legg Mason Seller in the form and manner that complies with Section 1445 of the Code and the Treasury Regulations promulgated thereunder; provided, however, that if a FIRPTA Certificate is unable to be furnished by a Legg Mason Seller, then such Legg Mason Seller may instead provide an Alternate Certificate pursuant to which such Legg Mason Seller certifies under penalties of perjury that such Legg Mason Seller is not disposing of any United States real property interest (as defined in Section 897(c) of the Code and the Treasury Regulations promulgated thereunder);

(k) copies (or other evidence) of all valid approvals or authorizations of, filings or registrations with, or notifications to, all Governmental Authorities required to be obtained, filed or made by Legg Mason in satisfaction of Section 7.1(b); and

(l) all such additional instruments, documents and certificates provided for by this Agreement or as may reasonably be requested by Citigroup in order to consummate the Transactions.

Section 2.5 Proceedings at Closing. All proceedings to be taken, and all documents to be executed and delivered by the Parties, at the Closing shall be deemed to have been taken and executed simultaneously, and, except as permitted hereunder, no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

Section 2.6 Withholding Rights. Each of Legg Mason and Citigroup (and their respective Affiliates) shall be entitled to deduct and withhold from any consideration (whether in cash or in kind) payable or transferable to the other Party (or its Affiliates) such amounts as it is required to deduct and withhold with respect to the making of such payment or transfer under the Code and the rules and regulations promulgated thereunder, or any other Requirement of Law. To the extent that amounts are so withheld by Legg Mason or Citigroup, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the other (or its Affiliates) in respect of which such deduction and withholding was made. Any amounts so withheld shall be remitted to the appropriate Governmental Authority on a timely basis. For the avoidance of doubt, this Section 2.6 shall not apply to Conveyance Taxes.

Section 2.7 Delayed Closing.

(a) Notwithstanding anything to the contrary contained in this Agreement, in the event that the Parties have determined that the conditions set forth in Article VII have been satisfied (other than conditions which by their terms are intended to be satisfied as of the Closing Date, with respect to which, upon the request of a Party, the Parties shall certify as to the satisfaction of such conditions to each other Party in connection with such determination), except that the transfer of any of the CAM Transferred Shares in respect of any CAM Transferred Subsidiary that is created or organized outside the United States and is immaterial to the CAM Business or any of the PC/CM Transferred Shares in respect of any PC/CM Subsidiary that is created or organized outside the United States and is immaterial to the PC/CM Business requires any material approval or permit of any Governmental Authority that has not then been received or obtained or the expiration of any applicable waiting period that has not expired (such transferred shares and the assets relating to the CAM Business or the PC/CM Business, as the case may be, conducted by such Subsidiary, collectively, the “Delayed Closing Assets”), either party shall have the right to require the Closing other than with respect to such Delayed Closing Assets, which Closing shall be effected as contemplated hereby, subject to subsections (b) and (f) below.

(b) In the event that there shall be a Delayed Closing, the Delayed Closing Assets shall not be transferred to Citigroup or Legg Mason, as applicable, at the Closing.

(c) One or more subsequent closings (the “Delayed Closing”) with respect to Delayed Closing Assets shall occur on the later of the second Business Day (the “Delayed Closing Date”) following receipt of the applicable approvals of any Governmental Authority and the expiration of any applicable waiting period with respect to such Delayed Closing Assets, the transfer of which require such approvals, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036-6522 at 10:00 a.m., New York City time, or at such other place, time or date as the Parties shall agree upon in writing. At a Delayed

Closing, the Parties shall make such deliveries as may be reasonably necessary to assign the Delayed Closing Assets, as contemplated by Section 2.3 and 2.4 of this Agreement.

(d) From the Closing Date to the applicable Delayed Closing, Citigroup shall, with any necessary cooperation from Legg Mason, (i) take such actions with respect to Delayed Closing Assets intended to be acquired by Legg Mason hereunder as may be reasonably requested by Legg Mason to the extent permitted by any Requirement of Law, and (ii) (A) preserve each Delayed Closing Asset, (B) hold and operate each such Delayed Closing Asset in trust for the account of Legg Mason and (C) provide Legg Mason the economic benefit thereof, and transfer to Legg Mason the economic burden thereof, including discharging any liabilities or obligations relating to such Delayed Closing Assets, and Legg Mason shall be liable for such liabilities and obligations. To the extent that any Citigroup Seller is not lawfully able to hold and operate any such Delayed Closing Asset in trust for the account of Legg Mason as contemplated by the preceding sentence, such Citigroup Seller shall use its commercially reasonable efforts to enter into an arrangement that passes on to Legg Mason the economic costs, economic burdens and benefits of ownership of such Delayed Closing Assets. The foregoing shall be undertaken pursuant to documentation to be mutually agreed upon by Citigroup and Legg Mason.

(e) From the Closing Date to the applicable Delayed Closing, Legg Mason shall, with any necessary cooperation from Citigroup, (i) take such actions with respect to Delayed Closing Assets intended to be acquired by Citigroup hereunder as may be reasonably requested by Citigroup to the extent permitted by any Requirement of Law, and (ii) (A) preserve each Delayed Closing Asset, (B) hold and operate each such Delayed Closing Asset in trust for the account of Citigroup and (C) provide Citigroup the economic benefit thereof, and transfer to Citigroup the economic burden thereof, including discharging any liabilities or obligations relating to such Delayed Closing Assets, and Citigroup shall be liable for such liabilities and obligations. To the extent that any Legg Mason Seller is not lawfully able to hold and operate any such Delayed Closing Asset in trust for the account of Citigroup as contemplated by the preceding sentence, such Legg Mason Seller shall use its commercially reasonable efforts to enter into an arrangement that passes on to Citigroup the economic costs, economic burdens and benefits of ownership of such Delayed Closing Assets. The foregoing shall be undertaken pursuant to documentation to be mutually agreed upon by Legg Mason and Citigroup.

(f) Notwithstanding anything contained herein to the contrary, Section 7.1(b) shall be the only condition required to be satisfied or waived by any Party prior to a Delayed Closing in order to consummate the transactions contemplated by this Section 2.7 with respect to any Delayed Closing Assets. In respect of the Delayed Closing Assets, from the Closing Date to the Delayed Closing, Citigroup and Legg Mason shall continue to comply with all covenants and agreements contained in this Agreement that are required by their terms to be performed prior to the Closing solely in respect of the Delayed Closing Assets and, unless the context clearly requires otherwise and except for purposes of Article VIII hereof, all references in this Agreement to the “Closing” or the “Closing Date” shall, with respect to the Delayed Closing Assets, be deemed to refer to the Delayed Closing or the Delayed Closing Date, respectively.

(g) In the event any Delayed Closing does not occur, the Parties shall, to the extent lawful and practicable, use their reasonable best efforts to enter into arrangements to reinstate the intended benefits, net of the intended burdens, associated with the transfer of the relevant Delayed Closing Assets.

ARTICLE III

POST-CLOSING ADJUSTMENTS

Section 3.1 CAM Final Closing Date Balance Sheet.

(a) (i) Not later than 90 days after the Closing Date or such other time as is mutually agreed by the Parties, Citigroup shall prepare, or cause to be prepared, and deliver, or cause to be delivered, to Legg Mason a balance sheet of the CAM Business (the “CAM Final Closing Date Balance Sheet”), as of immediately prior to the Closing, and calculations in reasonable detail based upon such CAM Final Closing Date Balance Sheet setting forth the amounts of CAM Tangible Book Value, together with a certificate duly executed by an appropriate officer of a Citigroup Seller certifying that the CAM Final Closing Date Balance Sheet and such calculation were prepared in accordance with the accounting principles, procedures, policies and methods used by Citigroup in preparing the CAM Base Balance Sheet, including the types of adjustments used in preparing the CAM Base Balance Sheet as set forth in the notes thereto.

(ii) From and after the Closing, in connection with the preparation and delivery of the CAM Final Closing Date Balance Sheet and calculations of the CAM Tangible Book Value as set forth therein and during the period of any dispute contemplated by this Section 3.1, Legg Mason shall, and shall cause the Legg Mason Sellers and CAM Subsidiaries to, and Citigroup shall, and shall cause the Citigroup Sellers and the PC/CM Subsidiaries to, (A) provide the other Party and the other Party’s authorized representatives with reasonable access to the relevant books and records, facilities and employees and (B) cooperate in good faith with the other Party and its authorized representatives, including by providing on a timely basis all information reasonably necessary in or reasonably related to the preparation of the CAM Final Closing Date Balance Sheet and calculations of CAM Tangible Book Value as set forth therein.

(b) Within 30 days following its receipt of the CAM Final Closing Date Balance Sheet, Legg Mason shall deliver to Citigroup either (i) its agreement as to the calculation of CAM Tangible Book Value as set forth therein or (ii) a written dispute notice, specifying in reasonable detail the nature of its dispute of the calculation of CAM Tangible Book Value as set forth therein; provided that Legg Mason may dispute the calculation of CAM Tangible Book Value as set forth in the CAM Final Closing Date Balance Sheet only on the basis that such calculation was not made in accordance with the accounting principles, procedures, policies and methods employed by Citigroup in preparing the CAM Base Balance Sheet, or on the basis of arithmetic error. During the 30 days after the delivery of a dispute notice to Citigroup, Legg Mason and Citigroup shall attempt in good faith to resolve any such dispute and finally determine the amounts, as applicable, of CAM Tangible Book Value as set forth in the CAM Final Closing Date Balance Sheet. If at the end of such 30-day period, Legg Mason and Citigroup have failed to reach agreement with respect to such dispute, the matter shall be submitted to a nationally recognized accounting firm that is not the principal independent auditor for either Citigroup or Legg Mason and is otherwise neutral and impartial; provided, however, that if Citigroup and Legg Mason are unable to select such other accounting firm within 45 days after delivery of a dispute notice to Citigroup, either party may request the American Arbitration Association to appoint, within 20 Business Days from the date of such request, an independent accounting firm meeting the requirements set forth above or a neutral and impartial certified public accountant with significant relevant experience. The accounting firm or accountant so selected shall be referred to herein as the “Accountant.” The Accountant shall resolve the disputed portions of the calculation of CAM Tangible Book Value as set forth in the CAM Final Closing Date Balance Sheet in accordance with the terms and conditions of this Agreement. In making such determination, the Accountant may only consider those items and amounts as to which Legg Mason and Citigroup have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of this Agreement; provided that the determination of the Accountant will neither be more favorable to the Citigroup Sellers than reflected in the CAM Closing Date Balance Sheet nor more favorable to Legg Mason than reflected in Legg Mason’s dispute notice. The Accountant shall deliver to Citigroup and Legg Mason, as promptly as practicable after its appointment, a written report setting forth the resolution of each disputed matter and its determination of the amounts of CAM Tangible Book Value as set forth in the CAM Final Closing Date Balance Sheet as determined in accordance with the terms of this Agreement. Such report shall be final and binding upon the Parties to the fullest extent permitted under Requirements of Law and may be enforced in any court having jurisdiction. Each of Legg Mason and Citigroup shall bear all the fees and costs incurred by it in connection with this arbitration, except that all fees and expenses relating to the foregoing work by the Accountant shall be borne by Legg Mason and Citigroup in inverse proportion as they may prevail on the matters resolved by the Accountant, which proportionate allocation will also be determined by the Accountant and be included in the Accountant’s written report.

(c) Each Party shall make available to the other Party its (and shall use its reasonable best efforts to cause its accountants’) work papers, schedules and other supporting data as may reasonably be requested by such Party to enable such Party to verify the calculations of CAM Tangible Book Value as set forth in the CAM Final Closing Date Balance Sheet, subject to customary confidentiality and indemnity agreements.

Section 3.2 PC/CM Final Closing Date Balance Sheets.

(a) (i) Not later than 90 days after the Closing Date or such other time as is mutually agreed by the Parties, Legg Mason shall prepare, or cause to be prepared, and deliver, or cause to be delivered, to Citigroup a balance sheet of the PC/CM Business (the “PC/CM Final Closing Date Balance Sheet”), as of immediately prior to the Closing, and calculations in reasonable detail based upon such PC/CM Final Closing Date Balance Sheet setting forth the amount of PC/CM Tangible Book Value and the capital ratio, together with a certificate duly executed by an appropriate officer of a Legg Mason Seller certifying that the PC/CM Final Closing Date Balance Sheet and such calculations were prepared in accordance with the accounting principles, procedures, policies and methods used by Legg Mason in preparing the PC/CM Base Balance Sheet, including the types of adjustments set forth in the notes thereto.

(ii) From and after the Closing, in connection with the preparation and delivery of the PC/CM Final Closing Date Balance Sheet and calculations of PC/CM Tangible

Book Value and the capital ratio as set forth therein and during the period of any dispute contemplated by this Section 3.2, Citigroup shall, and shall cause the Citigroup Sellers and the PC/CM Subsidiaries to, and Legg Mason shall, and shall cause the Legg Mason Sellers and the CAM Subsidiaries to, (A) provide the other Party and the other Party’s authorized representatives with reasonable access to the relevant books and records, facilities and employees and (B) cooperate in good faith with the other Party and its authorized representatives, including by providing on a timely basis all information reasonably necessary in or reasonably related to the preparation of the PC/CM Final Closing Date Balance Sheet and calculations of PC/CM Tangible Book Value and the capital ratio as set forth therein.

(b) Within 30 days following its receipt of the PC/CM Final Closing Date Balance Sheet, Citigroup shall deliver to Legg Mason either (i) its agreement as to the calculations of PC/CM Tangible Book Value and the capital ratio as set forth therein or (ii) a written dispute notice, specifying in reasonable detail the nature of its dispute of the calculations of PC/CM Tangible Book Value and the capital ratio as set forth therein; provided that Citigroup may dispute the calculations of PC/CM Tangible Book Value set forth in the PC/CM Final Closing Date Balance Sheet only on the basis that such calculations were not made in accordance with the accounting principles, procedures, policies and methods employed by Legg Mason in preparing the PC/CM Base Balance Sheet, or on the basis of arithmetic error. During the 30 days after the delivery of a dispute notice to Legg Mason, Citigroup and Legg Mason shall attempt in good faith to resolve any such dispute and finally determine the amount of PC/CM Tangible Book Value and the capital ratio set forth in the PC/CM Final Closing Date Balance Sheet. If at the end of such 30-day period, Citigroup and Legg Mason have failed to reach agreement with respect to such dispute, the matter shall be submitted to the Accountant (as selected pursuant to Section 3.1(b)), which shall act as arbitrator. The Accountant shall resolve the disputed portions of the calculations of PC/CM Tangible Book Value and the capital ratio set forth in the PC/CM Final Closing Date Balance Sheet in accordance with the terms and conditions of this Agreement. In making such determination, the Accountant may only consider those items and amounts as to which Citigroup and Legg Mason have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of this Agreement; provided that the determination of the Accountant will neither be more favorable to Legg Mason Sellers than reflected in the PC/CM Final Closing Date Balance Sheet nor more favorable to Citigroup than reflected in Citigroup’s dispute notice. The Accountant shall deliver to Legg Mason and Citigroup, as promptly as practicable after its appointment, a written report setting forth the resolution of each disputed matter and its determination of the amount of PC/CM Tangible Book Value and the capital ratio set forth in the PC/CM Final Closing Date Balance Sheet as determined in accordance with the terms of this Agreement. Such report shall be final and binding upon the Parties to the fullest extent permitted under Requirements of Law and may be enforced in any court having jurisdiction. Each of Citigroup and Legg Mason shall bear all the fees and costs incurred by it in connection with this arbitration, except that all fees and expenses relating to the foregoing work by the Accountant shall be borne by Citigroup and Legg Mason in inverse proportion as they may prevail on the matters resolved by the Accountant, which proportionate allocation will also be determined by the Accountant and be included in the Accountant’s written report.

(c) Each Party shall make available to the other Party its and its accountants’ work papers, schedules and other supporting data as may be reasonably requested by such Party to enable such Party to verify the calculations of PC/CM Tangible Book Value and the capital ratio set forth in the PC/CM Final Closing Date Balance Sheet, subject to customary confidentiality and indemnity agreements.

Section 3.3 Post-Closing Balance Sheet Adjustment Payment. On the second Business Day after the later of (x) the date Legg Mason and Citigroup agree to the calculations of CAM Tangible Book Value as set forth in the CAM Final Closing Date Balance Sheet and PC/CM Tangible Book Value as set forth in the PC/CM Final Closing Date Balance Sheet and (y) if Legg Mason and Citigroup are unable to agree on such calculations of CAM Tangible Book Value and PC/CM Tangible Book Value, the date that Legg Mason and Citigroup receive notice from the Accountant of the final determination of the amount(s) being so disputed,

(a) (i) in the event that the Net Adjustment Amount as calculated using the CAM Final Closing Date Balance Sheet and the PC/CM Final Closing Date Balance Sheet (and amounts calculated therefrom) is greater than the Net Adjustment Amount as calculated using the CAM Estimated Closing Date Balance Sheet and the PC/CM Estimated Closing Date Balance Sheet (and amounts calculated therefrom), the Note Principal Amount shall be increased by an amount equal to such excess (effective as of the Closing Date); and

(ii) in the event that the Net Adjustment Amount as calculated using the CAM Final Closing Date Balance Sheet and the PC/CM Final Closing Date Balance Sheet (and amounts calculated therefrom) is less than the Net Adjustment Amount as calculated using the CAM Estimated Closing Date Balance Sheet and the PC/CM Estimated Closing Date Balance Sheet (and amounts calculated therefrom), the Note Principal Amount shall be reduced (effective as of the Closing Date) by an amount equal to such difference.

(b) In the event that the capital ratio of the PC/CM Business is less than 15% as calculated using the PC/CM Final Closing Balance Sheet and in accordance with Section 1.3(a)(iii), Legg Mason shall make a payment in cash to the Affiliate of Citigroup as designated by Citigroup in an amount equal to the amount that would have been required to be contributed to the PC/CM Business at the Closing to have the capital ratio equal to 15%, without giving effect to any capital contributions made by Legg Mason or one of its Affiliates to the PC/CM Business to fund the Legg Mason Continuing Deferred Compensation Amount.

Section 3.4 Post-Closing True-Up. Notwithstanding any other provisions of this Agreement, in the event that any CAM Advisory Client has not, on or prior to the Closing Date, (a) provided its written Consent to the assignment or deemed assignment of its CAM Advisory Contract(s) (each such Person, a “True-Up CAM Advisory Client”) to the extent required under Section 6.6(a) or (b) terminated or informed any CAM Subsidiary in writing or orally of its intention to terminate its CAM Advisory Contract(s) and, in either case, has not, on or prior to the first Business Day that is six months after the Closing Date, terminated or informed any CAM Subsidiary in writing or orally of its intention to terminate its CAM Advisory Contract(s), then the Note Principal Amount shall be increased (effective as of the Closing Date) by an amount equal to the excess, if any, of (i) the Net Amount calculated using an amount equal to the sum of (x) Aggregate Closing Revenue Run Rate plus (y) the increase in such Aggregate Closing Revenue Run Rate that would have resulted if all of the CAM Advisory Clients referred to in this Section 3.4(a) and (b) had provided their written Consent in respect of the applicable CAM Advisory Contracts on or prior to the Closing over (ii) the Net Amount as calculated pursuant to Section 1.2(c) at the Closing; provided that in no event shall the increase in the Note Principal Amount pursuant to this Section 3.4 exceed the CAM Revenue Adjustment.

Section 3.5 Allocation of Purchase Price.

(a) Legg Mason and Citigroup shall endeavor in good faith to agree, within 120 days after the Closing Date, on the allocation of the total consideration paid to the Citigroup Sellers by Legg Mason and its Affiliates pursuant to this Agreement for the CAM Transferred Shares and any CAM Purchased Assets (the “CAM Allocation”) and the allocation of the total consideration paid to the Legg Mason Sellers by Citigroup and its Affiliates pursuant to this Agreement for the PC/CM Transferred Shares (the “PC/CM Allocation”). Each of the CAM Allocation and the PC/CM Allocation shall be made in accordance with Section 1060 of the Code and the rules and regulations promulgated thereunder. Any amount allocated to any CAM Transferred Shares or any PC/CM Transferred Shares that, in each case, are shares of an entity that is disregarded as separate and apart from its owner for United States federal income tax purposes (a “Disregarded Entity”), shall be allocated among the assets of such Disregarded Entity in accordance with Section 1060 of the Code and the rules and regulations promulgated thereunder.

(b) In the event that Citigroup and Legg Mason agree on the CAM Allocation and the PC/CM Allocation, except as may be required by a Determination, Citigroup and Legg Mason agree to act in accordance with the CAM Allocation and the PC/CM Allocation in the preparation and filing of all Tax Returns (including filing Form 8594 with their respective federal income tax returns for the taxable year that includes the Closing Date and any other forms or statements required by the Code, Treasury Regulations, the Internal Revenue Service (“IRS”) or any applicable state or local or foreign Governmental Authority) and in the course of any Tax Proceeding.

(c) In the event that Citigroup and Legg Mason do not agree on the CAM Allocation or the PC/CM Allocation, Citigroup and Legg Mason (and their respective Affiliates) shall independently determine the manner in which such allocations should be made, and, for all Tax purposes, neither Citigroup (and any of its Affiliates) nor Legg Mason (and any of its Affiliates) shall be bound by the other party’s allocations; provided that Citigroup shall not allocate less than 85% of the total consideration to the domestic CAM Subsidiaries, in the aggregate.

(d) Any subsequent adjustments to the total consideration shall be reflected in the CAM Allocation or the PC/CM Allocation, as the case may be, and made in accordance with Section 1060 of the Code and the rules and regulations promulgated thereunder and consistent with the methodology provided above.

(e) Citigroup and Legg Mason shall promptly inform one another in writing of any challenge by any Governmental Authority to any allocation made pursuant to this Section 3.5 and shall consult and keep one another informed with respect to the status of such challenge.

(f) Section 8.4(d) shall govern all allocations resulting from any CAM Election or PC/CM Election.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CITIGROUP

Except as set forth in the Citigroup Disclosure Letter, Citigroup hereby represents and warrants to Legg Mason as set forth below in this Article IV.

Section 4.1 Organization and Good Standing. Each of Citigroup and any Subsidiary thereof that is party to any Related Agreement and each CAM Subsidiary is a legal entity duly organized, validly existing and (where applicable) in good standing under the Requirements of Law of its jurisdiction of organization and has all requisite power and authority to own, operate and lease its assets and to carry on its business as currently conducted. Each of Citigroup and any CAM Subsidiary is duly qualified to do business and is in good standing (where applicable) as a foreign corporation in each jurisdiction where the ownership, operation or leasing of its assets or the conduct of its business as currently conducted requires such qualification, except for those jurisdictions where the failure to be so qualified or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a CAM Material Adverse Effect. Citigroup has made available to Legg Mason true and complete copies of the certificate of incorporation and bylaws (or comparable organizational documents) for each CAM Subsidiary.

Section 4.2 CAM Subsidiaries; Other Interests.

(a) Section 4.2(a) of the Citigroup Disclosure Letter sets forth the name, jurisdiction of organization or incorporation and the current ownership of outstanding shares or other equity or ownership interests of each CAM Subsidiary as of the date hereof and will be updated to set forth such information as of the Closing Date.

(b) All of the CAM Transferred Shares (i) are owned of record and beneficially, directly or indirectly, by the Citigroup Sellers, free and clear of all Liens, and (ii) have been duly authorized, validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights. There are no outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the CAM Transferred Shares or obligating the Citigroup Sellers or any of their Affiliates, at any time or upon the occurrence of certain events, to offer, issue, sell, transfer, vote or otherwise dispose of or sell any CAM Transferred Shares. None of the Citigroup Sellers or any of their Affiliates has (A) outstanding Indebtedness that could entitle or convey to any Person the right to vote, or that is convertible into or exercisable for, CAM Transferred Shares or (B) outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments that entitle or convey to any Person the right to vote with the Citigroup Sellers on any matter in respect of the CAM Transferred Shares. There are no voting trusts or other agreements or understandings outstanding with respect to the CAM Transferred Shares.

(c) Section 4.2(c) of the Citigroup Disclosure Letter sets forth a true and complete list of any material interest or investment in (whether equity or debt) any corporation, partnership,

limited liability company, joint venture, business, trust or other Person owned, directly or indirectly, by any CAM Subsidiary, other than interests or investments held by the CAM Subsidiaries for the account of clients as of the date hereof and will be updated to set forth such information as of the Closing Date.

Section 4.3 Authorization; Binding Obligations. Citigroup and each of its Subsidiaries that is party to any Related Agreement has all necessary power and authority to make, execute and deliver this Agreement and the Related Agreements to which it is a party and to perform all of the obligations to be performed by it hereunder and thereunder. The making, execution, delivery and performance by Citigroup and each of its applicable Subsidiaries of this Agreement and the Related Agreements and the consummation by them of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Citigroup and each such Subsidiary. This Agreement has been, and, as of the Closing Date, the Related Agreements will be, duly and validly executed and delivered by Citigroup and each such Subsidiary, as the case may be, and assuming the due authorization, execution and delivery by Legg Mason and each of its applicable Subsidiaries, each of this Agreement and the Related Agreements will constitute the valid, legal and binding obligation of Citigroup and each of its applicable Subsidiaries that is a party thereto, enforceable against it in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar Requirements of Law, now or hereafter in effect, relating to or affecting the rights of creditors generally and the availability of specific remedies may be limited by legal and equitable principles of general applicability.

Section 4.4 No Conflicts. Assuming the Consents set forth in Section 4.5 of the Citigroup Disclosure Letter and the Consents described in Section 6.6 are duly obtained and any applicable waiting periods under the HSR Act and any applicable foreign antitrust Requirements of Law have expired or terminated, neither the execution and delivery of this Agreement or the Related Agreements by Citigroup or any of its Subsidiaries that is party to any Related Agreement, nor the consummation by Citigroup or any such Subsidiary of the Transactions will conflict with, result in a termination of, contravene or constitute a default under, or be an event that with the giving of notice or passage of time or both will become a default under, or give to any other Person any right of termination, payment, acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any Lien or loss of any rights of any CAM Subsidiary pursuant to any of the terms, conditions or provisions of or under (a) any Requirement of Law, (b) the certificate of incorporation or bylaws (or comparable organizational documents) of Citigroup or any Subsidiary of Citigroup or (c) any Contract binding upon any CAM Subsidiary or to which the property of any CAM Subsidiary or any portion of the CAM Business is subject, except for, in the case of this clause (c), any conflict, termination, contravention, default, payment, acceleration, vesting, cancellation, Liens or loss of rights that, individually or in the aggregate, would not reasonably be expected to have a CAM Material Adverse Effect.

Section 4.5 Approvals. There are no notices, reports or other filings required to be made by Citigroup or any of its Affiliates with, or Consents required to be obtained by Citigroup or any of its Affiliates from, any Governmental Authority or other third party in order for Citigroup and its applicable Subsidiaries to execute, deliver or perform this Agreement or the Related Agreements or to consummate the Transactions, except (a) as set forth in Section 4.5 of the Citigroup Disclosure Letter and as contemplated by Section 6.6, (b) filings, permits, authorizations, consents and approvals as may be required under the HSR Act and any applicable foreign antitrust Requirements of Law, or (c) where the failure to make such notices, reports or other filings or the failure to obtain such Consents, individually or in the aggregate, would not reasonably be expected to (i) prevent, impair or delay the consummation of the Transactions or (ii) have an adverse impact on the CAM Business in any material respect.

Section 4.6 Litigation. There is no investigation, action, suit, proceeding, claim, arbitration or other litigation pending or, to the Knowledge of Citigroup, threatened, against Citigroup or any of its Affiliates or the CAM Business (including any claim involving a CAM Advisory Contract or a CAM Advisory Client or any CAM Real Property) that, individually or in the aggregate, (a) involves a claim against, or is reasonably likely to result in a liability of, the CAM Business in excess of $500,000; (b) would reasonably be expected to have an adverse impact on the CAM Business in any material respect; or (c) would affect the legality, validity or enforceability of this Agreement or any Related Agreement or prevent or materially impair or delay the consummation of the Transactions. There are no judgments, injunctions, writs, orders or decrees of any Governmental Authority binding or, to the Knowledge of Citigroup, threatened, to be imposed upon (i) any CAM Subsidiary, (ii) any other Affiliate of Citigroup with respect to the CAM Business or (iii) the CAM Business that would (A) be binding upon Legg Mason or its Affiliates following consummation of such Transactions or (B) individually or in the aggregate, reasonably be expected to have an adverse impact on the CAM Business in any material respect.

Section 4.7 Compliance with Requirements of Law; Regulatory Matters.

(a) The CAM Business is, and since January 1, 2002 has been, in compliance in all material respects with all Requirements of Law. Since January 1, 2002, none of Citigroup or any of its Affiliates has received any written, or, to the Knowledge of Citigroup, oral notice from (and otherwise does not have any Knowledge of) any Governmental Authority that alleges any noncompliance (or that the CAM Business is under any investigation, pending, or, to the Knowledge of Citigroup, threatened, by any such Governmental Authority for such alleged noncompliance) with any Requirement of Law applicable to the CAM Business (or any portion thereof) that, individually or in the aggregate, would reasonably be expected to have an adverse impact on the CAM Business in any material respect.

(b) (i) The CAM Subsidiaries and, if applicable, each of their respective investment adviser representatives (as such term is defined in Rule 203A-3 under the Advisers Act) hold all Permits that are required in order to permit the CAM Subsidiaries to own or lease their properties and assets and to conduct the CAM Business under and pursuant to all Requirements of Law in all material respects; (ii) each of the CAM Registered Investment Companies and CAM Non-Registered Funds holds all Permits that are required in order to permit such CAM Registered Investment Company and CAM Non-Registered Fund, respectively, to own or lease its properties and assets and to conduct its business under and pursuant to all Requirements of Law in all material respects; (iii) all Permits referenced in clauses (i) and (ii) above are in full force and effect and are not subject to any suspension, cancellation, modification, revocation or any proceedings or investigations related thereto, and, to the Knowledge of Citigroup, no such suspension, cancellation, modification, revocation, proceeding or investigation is threatened, nor do facts exist which would reasonably form the basis for any such suspension, cancellation, modification, revocation, proceeding or investigation that, individually or in the aggregate, would reasonably be expected to have an adverse impact on the CAM Business in any material respect; and (iv) no CAM Subsidiary or CAM Registered Investment Company is in default, and no condition exists that with notice or lapse of time or otherwise would constitute a default, under any such Permit that, individually or in the aggregate, would reasonably be expected to have an adverse impact on the CAM Business in any material respect.

(c) Each CAM Subsidiary identified in Section 4.7(c) of the Citigroup Disclosure Letter (as may be updated to give effect to the CAM Restructuring) is, and at all times required by the Advisers Act during its existence has been, duly registered as an investment adviser under the Advisers Act. Each CAM Subsidiary that is required to be is, and at all times required pursuant to the Requirements of Law (other than the Advisers Act) has been, duly registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of its business required such registration, licensing or qualification, except where the failure to be so registered, licensed or qualified, individually or in the aggregate, would not reasonably be expected to have an adverse impact on the CAM Business in any material respect. To the extent that any CAM Subsidiary relies on any statutory or regulatory exemption to avoid registration as an investment adviser with any Governmental Authority (other than with respect to the Advisers Act), such CAM Subsidiary has taken all actions required pursuant to the Requirements of Law to claim and maintain such exemption, except where the failure to claim or maintain such exemption, individually or in the aggregate, would not reasonably be expected to have an adverse impact on the CAM Business in any material respect. A correct and complete list of each such current registration, license or qualification is set forth in Section 4.7(c) of the Citigroup Disclosure Letter (as may be updated to give effect to the CAM Restructuring). No CAM Subsidiary not identified in Section 4.7(c) of the Citigroup Disclosure Letter (as may be updated to give effect to the CAM Restructuring) (i) is or has been an “investment adviser” within the meaning of the Advisers Act or any other Requirements of Law or (ii) to the Knowledge of Citigroup, is subject to any material liability or disability by reason of any failure to be so registered, licensed or qualified.

(d) Each CAM Subsidiary identified in Section 4.7(d) of the Citigroup Disclosure Letter (as may be updated to give effect to the CAM Restructuring) is, and at all times required by the Exchange Act during its existence has been, duly registered as a broker-dealer under the Exchange Act, except where the failure to be so registered, individually or in the aggregate, would not reasonably be expected to have an adverse impact on the CAM Business in any material respect. Each such CAM Subsidiary that is required to be is, and at all times required pursuant to the Requirements of Law (other than the Exchange Act) has been, duly registered, licensed or qualified as a broker-dealer in each state or any other jurisdiction where the conduct of its business required such registration, licensing or qualification, except where the failure to be so registered, licensed or qualified, individually or in the aggregate, would not reasonably be expected to have a CAM Material Adverse Effect. To the extent that any CAM Subsidiary relies on any statutory or regulatory exemption to avoid registration as a broker-dealer with any Governmental Authority, such CAM Subsidiary has taken all actions required pursuant to the Requirements of Law to claim and maintain such exemption, except where the failure to claim or maintain such exemption, individually or in the aggregate, would not reasonably be expected to have an adverse impact on the CAM Business in any material respect. A correct and complete list of each such current registration, license or qualification is set forth in Section 4.7(d) of the Citigroup Disclosure Letter (as may be updated to give effect to the CAM Restructuring). No CAM Subsidiary not identified in Section 4.7(d) of the Citigroup Disclosure Letter (as may be updated to give effect to the CAM Restructuring) (i) is or has been a “broker” or “dealer”, or is or has been required to be registered as a “broker” or “dealer”, within the meaning of the Exchange Act or any other Requirements of Law or (ii) to the Knowledge of Citigroup, is subject to any material liability or disability by reason of any failure to be so registered, licensed or qualified.

(e) Except where the failure to be registered, licensed or qualified, individually or in the aggregate, would not reasonably be expected to have an adverse impact on the CAM Business in any material respect, none of the CAM Subsidiaries is or has been (i) a commodity pool operator, futures commission merchant, commodity trading advisor, trust company, real estate broker, introducing broker, insurance company, insurance broker, insurance agent or transfer agent within the meaning of any Requirement of Law, (ii) required to be registered, licensed or qualified as a commodity pool operator, futures commission merchant, commodity trading advisor, trust company, real estate broker, introducing broker, insurance company, insurance broker, insurance agent, transfer agent or in any other capacity under any Requirement of Law or (iii) subject to any liability or disability by reason of any failure to be so registered, licensed or qualified. If any CAM Subsidiary relies on any statutory or regulatory exemption to avoid registration as a commodity pool operator or commodity trading advisor (or in a similar capacity) with any Governmental Authority, such CAM Subsidiary has taken all actions required pursuant to the Requirements of Law to claim and maintain such exemption, except where the failure to claim or maintain such exemption, individually or in the aggregate, would not reasonably be expected to have an adverse impact on the CAM Business in any material respect.

(f) None of the CAM Subsidiaries or any “affiliated person” (as defined in the Investment Company Act) of any of them is ineligible or disqualified pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated in the Investment Company Act) to a Registered Investment Company, nor is there any proceeding or investigation pending or, to the Knowledge of Citigroup, threatened, by, any Governmental Authority, which would reasonably be expected to become the basis for any such ineligibility or disqualification. None of the CAM Subsidiaries or any person “associated” (as defined in the Advisers Act) with any of them is ineligible or disqualified pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or person “associated” (as defined in the Advisers Act) with a registered investment adviser, nor is there any proceeding or investigation pending or, to the Knowledge of Citigroup, threatened, by, any Governmental Authority, which would reasonably be expected to become the basis for any such ineligibility or disqualification. None of the CAM Subsidiaries or any of their “associated persons of a broker or dealer” (as defined in the Exchange Act) are ineligible or disqualified pursuant to Section 15, Section 15B or Section 15C of the Exchange Act to serve as a broker-dealer or as an “associated person of a broker or dealer” (as defined in the Exchange Act), nor is there any proceeding or investigation pending or, to the Knowledge of Citigroup, threatened, by, any Governmental Authority, which would reasonably be expected to become the basis for any such ineligibility or disqualification.

(g) The CAM Subsidiaries and the officers and employees of the CAM Subsidiaries who are required to be licensed or registered for the activities conducted by them in respect of the CAM Business are and at all times since January 1, 2002 have been duly licensed or registered in each state or jurisdiction in which and with each Governmental Authority with whom such licensing or registration is so required. Each such registration or license is in full force and effect, except where the failure to be so licensed or registered, individually or in the aggregate, would not reasonably be expected to have an adverse impact on the CAM Business in any material respect. To the Knowledge of Citigroup, none of the CAM Subsidiaries or these individuals is or, since January 1, 2002, has been subject to any material disciplinary or other material regulatory compliance action or material complaint by a Governmental Authority, a CAM Subsidiary or client or customer.

(h) All material registrations (including Form ADV), reports, prospectuses, proxy statements, statements of additional information, financial statements, sales literature, statements, notices and other filings required to be filed with any Governmental Authority (other than Tax Returns), including all amendments or supplements to any of the above (the “Filings“) required to be filed by each CAM Subsidiary since January 1, 2002 related to the CAM Business, have been filed in compliance in all material respects with all Requirements of Law. Such Filings did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. Citigroup has made available to Legg Mason complete and correct copies of (i) all such material Filings, (ii) all audit or inspection reports provided by any Governmental Authority in respect of the CAM Business and all written responses thereto made by the Citigroup Sellers or the CAM Subsidiaries since January 1, 2002 and (iii) all non-routine correspondence relating to any investigation of the CAM Business with any Governmental Authority since January 1, 2002.

(i) (A) The CAM Business as conducted through the CAM Subsidiaries identified on Schedule 4.7(c) of the Citigroup Disclosure Letter that is registered as an investment adviser with the SEC has adopted (i) a written policy regarding insider trading, (ii) a written code of ethics, as required by Rule 204A-1 under the Advisers Act and, to the extent required, Rule 17j-1 under the Investment Company Act, (iii) a privacy policy, (iv) a proxy voting policy and (v) all such other policies and procedures required by Rule 206(4)-7 under the Advisers Act, and has designated and approved an appropriate chief compliance officer in accordance with Rule 206(4)-7 and (B) the CAM Business as conducted through the CAM Subsidiaries identified on Schedule 4.7(c) of the Citigroup Disclosure Letter that are not registered as an investment adviser with the SEC has adopted, in all material respects, all policies and procedures required by any other Governmental Authority or Requirement of Law. All such policies and procedures comply in all material respects with the Requirements of Law, including in the cases of clause (i) Sections 204A and 206 of the Advisers Act and Section 17(j) of the Investment Company Act and there have been no material violations or allegations of material violations of such policies or procedures. The policies of such CAM Subsidiaries with respect to avoiding conflicts of interest, to the extent they are required to be disclosed pursuant to the Requirements of Law, are as set forth in its most recent Form ADV.

(j) The use of “soft dollars” by the CAM Business as conducted through the CAM Subsidiaries identified on Schedule 4.7(c) of the Citigroup Disclosure Letter complies in all material respects with the Requirements of Law.

Section 4.8 CAM Registered Investment Companies.

(a) Section 4.8(a) of the Citigroup Disclosure Letter sets forth a correct and complete list of each CAM Registered Investment Company. Each CAM Registered Investment Company is, and at all times required pursuant to the Requirements of Law has been, duly registered with the SEC as an investment company under the Investment Company Act.

(b) Each CAM Registered Investment Company is, and since January 1, 2002 has been, in compliance in all material respects with its respective investment objectives and policies and all Requirements of Law. Since January 1, 2002, no CAM Registered Investment Company has received any written or, to the Knowledge of Citigroup, oral notice from (and otherwise does not have any Knowledge of) any Governmental Authority that alleges any noncompliance in any material respect (or that any CAM Registered Investment Company is under any investigation pending or, to the Knowledge of Citigroup, threatened, by any such Governmental Authority for such alleged noncompliance) with any Requirement of Law applicable to such CAM Registered Investment Company that, individually or in the aggregate, would reasonably be expected to have an adverse impact on the CAM Business in any material respect. Without limiting the generality of the foregoing, since January 1, 2002, no CAM Registered Investment Company has been indicted, convicted, enjoined or made the subject of disciplinary proceedings, consent decrees or administrative orders on account of any material violation of any Requirement of Law.

(c) Each CAM Registered Investment Company that is a juridical entity is duly organized, validly existing and, with respect to jurisdictions that recognize the concept of “good standing,” in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, trust, company or partnership power and authority to own its properties and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where it is required to be so qualified pursuant to the Requirements of Law, except where failure to do so, individually or in the aggregate, would not reasonably be expected to have an adverse impact on the CAM Business in any material respect.

(d) The shares or units of each CAM Registered Investment Company outstanding at any time (i) have been issued and sold in compliance with Requirements of Law in all material respects, (ii) are qualified for public offering and sale in each jurisdiction where offers are made to the extent required pursuant to the Requirements of Law and (iii) have been duly authorized and validly issued and are fully paid and, to the extent applicable, non-assessable.

(e) Since January 1, 2002, each CAM Registered Investment Company has filed all Filings in compliance in all material respects with the Requirements of Law. Such Filings did not at the time they were filed, and did not during the period of its authorized use, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. Citigroup has made available to Legg Mason complete and correct copies of (i) all such Filings made by the CAM Registered Investment Companies,

(ii) all audit or inspection reports received by any CAM Registered Investment Company from any Governmental Authority and all written responses thereto made by any CAM Registered Investment Company since January 1, 2002, and (iii) all non-routine correspondence relating to any investigation or examination provided to or by any CAM Registered Investment Company by any Governmental Authority since January 1, 2002.

(f) For all taxable years since its inception, each CAM Registered Investment Company has elected to be treated as, and has qualified to be classified as, a regulated investment company taxable under Subchapter M of Chapter 1 of the Code and under any similar provisions of state or local Requirements of Law in any jurisdiction in which such CAM Registered Investment Company filed, or is required to file, a Tax Return. Each CAM Registered Investment Company has timely filed all material Tax Returns required to be filed by it with any Tax authority and has paid, or withheld and paid over, all Taxes required to be shown on such Tax Returns. All such Tax Returns, and the information set forth therein, are true, correct and complete in all material respects. No CAM Registered Investment Company has received a written notice from a Governmental Authority proposing an audit of such Tax Return, no assessment of Taxes has been asserted with respect to such Tax Returns, and no requests for waivers of the time to make any such assessment are pending. None of the CAM Registered Investment Companies is delinquent in the payment of any material Taxes, assessments or governmental charges.

(g) Each CAM Registered Investment Company’s board of directors or trustees, as applicable, has been established and operated in conformity with the requirements and restrictions of Sections 10 and 16 of the Investment Company Act and satisfies the fund governance standards as defined in Rule 0-1 under the Investment Company Act, except where the failure to be so established or operated or in conformity or satisfaction, individually or in the aggregate, would not reasonably be expected to have an adverse impact on the CAM Business in any material respect.

(h) Each CAM Registered Investment Company has in full force and effect such insurance as is required by the Investment Company Act and has directors’ and officers’ and errors and omissions insurance policies. All premiums that are due and payable under such policies have been paid.

(i) Each CAM Registered Investment Company (i) has duly adopted written policies and procedures required by Rule 38a-1 under the Investment Company Act and (ii) designated and approved an appropriate chief compliance officer in accordance with such Rule. All such policies and procedures comply in all material respects with the Requirements of Law and there have been no material violations or allegations of material violations of such policies and procedures.

(j) A copy of each distribution plan adopted by the board of directors or trustees of each CAM Registered Investment Company under Rule 12b-1 under the Investment Company Act (“Rule 12b-1 Plan”) has been made available to Legg Mason, and all payments due since January 1, 2002 and prior to the most recently ended payment period under each distribution plan or principal underwriting agreement to which such CAM Registered Investment Company is a party have been made in compliance with the related Rule 12b-1 Plan in all material respects.

(k) Citigroup has made available to Legg Mason copies of (i) the audited financial statements for each of the CAM Registered Investment Companies for its most recent fiscal year ended on or prior to March 31, 2005 (the “Fund Annual Financial Statements”) and (ii) the unaudited semi-annual financial statements for each of the CAM Registered Investment Companies for its semi-annual period, if any, ended after the date of the Fund Annual Financial Statements for such CAM Registered Investment Companies and prior to the date hereof (the “Fund Interim Financial Statements” and, together with the Fund Annual Financial Statements, the “Fund Financial Statements”). Each Fund Financial Statement fairly presents in all material respects (subject, in the case of the Fund Interim Financial Statements, to normal year-end adjustments) the financial position and statement of net assets of such CAM Registered Investment Company as of the date thereof and its results of operations for the period then ended in accordance with GAAP applied on a consistent basis (except, in the case of the Fund Interim Financial Statements, for footnote presentation and except that such statements are unaudited).

Section 4.9 CAM Non-Registered Funds.

(a) Section 4.9(a) of the Citigroup Disclosure Letter sets forth a correct and complete list of each CAM Non-Registered Fund. No CAM Non-Registered Fund is, or at any time since its inception was, required to register as an investment company under the Investment Company Act without having been so registered.

(b) Each CAM Non-Registered Fund is, and since January 1, 2002 has been, in compliance in all material respects with its respective investment objectives and policies and all Requirements of Law. Since January 1, 2002, no CAM Non-Registered Fund has received any written or, to the Knowledge of Citigroup, oral notice from (and otherwise does not have any Knowledge of) any Governmental Authority that alleges any noncompliance in any material respect (or that any CAM Non-Registered Fund is under any investigation pending or, to the Knowledge of Citigroup, threatened by any such Governmental Authority for such alleged noncompliance) with any Requirement of Law applicable to such CAM Non-Registered Fund that, individually or in the aggregate, would reasonably be expected to have an adverse impact on the CAM Business in any material respect. Without limiting the generality of the foregoing, since January 1, 2002, no CAM Non-Registered Investment Company has been indicted, convicted, enjoined or made the subject of disciplinary proceedings, consent decrees or administrative orders on account of any material violation of Requirements of Law.

(c) Each CAM Non-Registered Fund that is a juridical entity has been duly organized and is validly existing and, with respect to jurisdictions that recognize the concept of “good standing,” in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or similar power and authority to own its properties and carry on its business as currently conducted, and is qualified to do business in each jurisdiction where it is required to be so qualified pursuant to the Requirements of Law except where failure to do so, individually or in the aggregate, would not reasonably be expected to have an adverse impact on such CAM Non-Registered Fund or the CAM Business in any material respect.

(d) All outstanding shares or units of each CAM Non-Registered Fund have been issued and sold in compliance with the Requirements of Law in all material respects and have been duly authorized and validly issued and are fully paid and non-assessable. None of the offering memoranda used in connection with such offering of the shares or units of (i) each CAM Non-Registered Fund, and none of the supplemental advertising and marketing materials related thereto, if any sold to U.S. resident purchasers, as of the respective dates of their use, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of their circumstances under which they were made, not misleading and (ii) each CAM Non-Registered Fund not sold to U.S. resident purchasers, as of the respective dates of use, complied in all material respects with all Requirements of Law applicable to such offering memoranda.

(e) Each Non-Registered Fund Financial Statement fairly presents in all material respects (subject, in the case of the Non-Registered Fund Interim Financial Statements, to normal year-end adjustments) the financial position and statement of net assets of such CAM Non-Registered Fund as of the date thereof and its results of operations for the period then ended in accordance with GAAP applied on a consistent basis (except, in the case of the Non-Registered Fund Interim Financial Statements, for footnote presentation and except that such statements are unaudited).

Section 4.10 ERISA Fiduciary Matters. Each CAM Non-Registered Fund and separately managed account that constitutes “plan assets” within the meaning of the U.S. Department of Labor Regulation 2510.3-101 (the “Plan Assets Regulation”), is and has been operated in all material respects in accordance with the Requirement of Law, including ERISA and Section 4975 of the Code. Except as set forth in Section 4.10 of the Citigroup Disclosure Letter, none of the underlying assets of any CAM Non-Registered Fund constitutes “plan assets” within the meaning of the Plan Assets Regulation.

Section 4.11 Other Investment Advisory Activities.

(a) Other than the CAM Advisory Clients, none of the CAM Subsidiaries acts as investment adviser or subadviser of, or is a general partner, manager or managing member of, any investment company as defined in the Investment Company Act, or any entity that would be an investment company as defined in the Investment Company Act but for the exclusions under Section 3(c)(1), 3(c)(3) (the commingled fund provisions thereof), 3(c)(7) or 3(c)(11) of the Investment Company Act.

(b) None of the Subsidiaries of Citigroup or, to the Knowledge of Citigroup, any Affiliate or any other party is currently in material default under any of the terms of any material CAM Advisory Contract.

(c) Except as disclosed in the prospectus or disclosure document of any CAM Registered Investment Company or CAM Non-Registered Fund, there are no Contracts pursuant to which Citigroup or any of its Affiliates has undertaken or agreed to cap, waive, offset, reimburse or otherwise reduce any material amount of fees or charges payable to any such CAM Subsidiary by any of its CAM Advisory Clients or pursuant to any of the CAM Advisory Contracts.

(d) No exemptive orders, “no-action” letters or similar exemptions or regulatory relief have been obtained that are still used or relied upon by, nor are any requests pending therefor with respect to, the CAM Business (including the provision of services to a CAM Advisory Client by a CAM Subsidiary) or any officer, director or employee thereof, the absence of which, individually or in the aggregate, would reasonably be expected to have an adverse impact on the CAM Business in any material respect.

(e) Neither Citigroup nor any of its Affiliates has any express or implied understanding or arrangement that would reasonably be expected to impose an “unfair burden” (as defined in the Investment Company Act) on any of the CAM Registered Investment Companies for purposes of Section 15(f) of the Investment Company Act as a result of the Transactions.

Section 4.12 Financial Statements.

(a) Legg Mason has previously been provided with true and complete copies of (i) an unaudited combined income statement for the CAM Business for the 12 months ended December 31, 2004 and an unaudited combined income statement for the CAM Business for the three months ended March 31, 2005 (together, the “CAM Income Statements”) and (ii) an unaudited combined balance sheet for the CAM Business as of December 31, 2004 and the CAM Base Balance Sheet (together, the “CAM Balance Sheets”, and together with the CAM Income Statements, the “CAM Financial Information”).

(b) The CAM Financial Information has been derived from the accounting books and records of the CAM Business and has been prepared in accordance with GAAP consistently applied, subject only to normal recurring year-end adjustments and the absence of notes and except as expressly provided in the CAM Financial Information. Each CAM Balance Sheet presents fairly in all material respects the financial position of the CAM Business as of the date thereof, and each CAM Income Statement presents fairly in all material respects the results of operations of the CAM Business for the period indicated therein.

Section 4.13 Title; Sufficiency of Assets.

(a) Assuming that the Consents set forth in Section 4.5 of the Citigroup Disclosure Letter are duly obtained and any applicable waiting periods have expired or terminated, upon consummation of the Transactions (including the execution and delivery of the documents to be delivered at the Closing), at the Closing, Legg Mason (or one or more of its wholly-owned Subsidiaries) shall be vested with good and marketable title in and to the CAM Transferred Shares (and, to the extent transferred to Legg Mason as contemplated by Section 2(b)(ii) of the CAM Restructuring attached hereto as Exhibit H, the CAM Assets), free and clear of all Liens, except Permitted Liens.

(b) Except for services to be provided pursuant to the CAM TSA or the Services Agreement, upon consummation of the Transactions, Legg Mason (or one or more of its Subsidiaries) and the CAM Transferred Subsidiaries, taken together, will own, possess, have a valid license to, have a valid lease in or otherwise have the right to use all of the rights, properties and assets necessary to conduct the CAM Business in all material respects as currently conducted and as the same will be conducted on the Closing Date.

Section 4.14 Employee Benefit Plans; Employee Matters.

(a) Section 4.14(a)(i) of the Citigroup Disclosure Letter lists each material CAM Benefit Plan other than a CAM Foreign Benefit Plan. Section 4.14(a)(ii) of the Citigroup Disclosure Letter lists each material CAM Benefit Plan that is sponsored, maintained or contributed to or required to be contributed to by the CAM Subsidiaries (the “CAM Subsidiaries Benefit Plans”), other than Non-U.S. CAM Benefit Plans. Each CAM Subsidiaries Benefit Plan is in writing and Citigroup has made available to Legg Mason a true and complete copy of each CAM Subsidiaries Benefit Plan that is not a Non-U.S. CAM Benefit Plan and a true and complete copy of the following items (in each case, only if applicable) (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual reports on the IRS Form 5500 for each such CAM Subsidiaries Benefit Plan, and (iv) the most recently received IRS determination letter for each such CAM Subsidiaries Benefit Plan. Except as disclosed in Section 4.14(a)(iii) of the Citigroup Disclosure Letter, neither the Citigroup Sellers nor any CAM Subsidiary has any express or implied commitment with respect to the CAM Business, (A) to create, incur any material liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (B) enter into any Contract or agreement to provide compensation or benefits to any individual, or (C) to modify, change or terminate any CAM Subsidiaries Benefit Plan, other than with respect to a modification, change or termination required by this Agreement, the Transactions or ERISA, the Code or to otherwise comply with Requirement of Law.

(b) Each of the CAM Subsidiaries Benefit Plans (i) is, and has always been, operated in all material respects in accordance with all provisions of ERISA, the Code, and all other Requirement of Law and (ii) has always been administered, operated and managed in accordance with its governing documents in all material respects.

(c) Neither the Citigroup Sellers nor the Citigroup ERISA Affiliates (including any entity that during the past six years was a Subsidiary of the Citigroup Sellers) has now or at any time contributed to, sponsored, or maintained (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which Citigroup or any Citigroup Seller could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”).

(d) No liability under Title IV or Section 302 of ERISA has been incurred by the Citigroup Sellers, the CAM Subsidiaries or any Citigroup ERISA Affiliate that has not been satisfied in full and nor do any circumstances exist that would reasonably be expected to result in any liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA or (iii) Sections 412 or 4971 of Code, in each case, that would reasonably be expected to be a liability of any of the CAM Subsidiaries following the Closing Date.

(e) The IRS has issued a favorable determination letter with respect to each of the CAM Benefit Plans that is intended to be qualified under Section 401(a) of the Code (a “CAM

Qualified Plan”) to the effect that such plan is qualified under Section 401(a) of the Code and that each trust established in connection with such CAM Benefit Plan is exempt from United States federal income taxation under Section 501(a) of the Code. To the Knowledge of Citigroup, no existing circumstances and no fact or event exists that would adversely affect the qualified status of any CAM Qualified Plan or that could reasonably be expected to result in the revocation of the trust’s exemption from United States federal income taxation.

(f) There are no pending or, to the Knowledge of Citigroup, threatened material claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the CAM Subsidiaries Benefit Plans, any fiduciaries thereof with respect to their duties to the CAM Subsidiaries Benefit Plans or the assets of any of the trusts under any of the CAM Subsidiaries Benefit Plans.

(g) To the Knowledge of Citigroup, no labor union, labor organization or group of employees of any CAM Subsidiary has made a pending demand for recognition or certification with respect to the CAM Business Employees, there are no representation or certification proceedings or petitions seeking a representation proceeding with respect to the CAM Business Employees presently pending or, to the Knowledge of Citigroup, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority and there have been no such actions, events or disputes since January 1, 2002. There are no strikes, organized work stoppages, organized slowdowns, lockouts or other material labor disputes pending or, to the Knowledge of Citigroup, threatened against or involving the CAM Business Employees. No CAM Subsidiary is a party to, bound by, or in the process of negotiating a collective bargaining agreement or other agreement with a labor union or labor organization covering any of the CAM Business Employees.

(h) The consummation of the transactions contemplated by this Agreement will not, except as expressly provided in this Agreement (i) entitle any CAM Business Employee to separation, termination or severance pay, unemployment compensation or any other similar-type benefit payment, (ii) result in the payment to any present or former employee, officer, director or consultant of the CAM Subsidiaries of any money or other property, (iii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, or (iv) cause any amounts payable under the CAM Benefit Plans to fail to be deductible for United States federal income tax purposes by virtue of Section 280G of the Code.

(i) Except to the extent required under ERISA Section 601 et. seq. and Code Section 4980B, none of the CAM Benefit Plans provides for or promises retiree medical, retiree disability or retiree life insurance benefits to any current or former employee, officer, director or consultant of the CAM Subsidiaries.

(j) In addition to the foregoing, with respect to each CAM Subsidiaries Benefit Plan that is not subject to United States Requirement of Law (a “Non-U.S. CAM Benefit Plan”):

(i) all employer and employee contributions to each Non-U.S. CAM Benefit Plan required pursuant to the Requirement of Law or by the terms of such Non-U.S. CAM Benefit Plan have been made;

(ii) the fair market value of the assets of each funded Non-U.S. CAM Benefit Plan, the liability of each insurer for any Non-U.S. CAM Benefit Plan funded through insurance or the book reserve established for any Non-U.S. CAM Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined as if such plan is maintained on any ongoing basis (actual or contingent) accrued to the date of this Agreement with respect to all current and former participants under such Non-U.S. CAM Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. CAM Benefit Plan, and no Transaction shall cause such assets or insurance obligations to be less than such benefit obligations; and

(iii) each Non-U.S. CAM Benefit Plan is now and always has been operated in material compliance with all Requirement of Law.

(k) To the Knowledge of Citigroup, the CAM Subsidiaries are in compliance in all material respects with all Requirement of Law relating to the employment of labor, including, without limitation, those related to wages, hours, immigration and naturalization, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority. Citigroup and the CAM Subsidiaries have paid in full to all CAM Business Employees or adequately accrued for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such CAM Business Employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Knowledge of Citigroup, threatened before any Governmental Authority with respect to any persons currently or formerly employed by the CAM Subsidiaries. Neither the Citigroup Sellers nor any CAM Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices with respect to the CAM Business Employees. Except as disclosed in Section 4.14(k) of the Citigroup Disclosure Letter, there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Knowledge of Citigroup, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which any CAM Subsidiary has employed or employs any person.

(l) All individuals who are performing or have performed consulting or other services for any CAM Subsidiary, whether as consultant, independent contractors, agents or otherwise, are or were correctly classified by the CAM Subsidiaries as either “independent contractors” or “employees,” as the case may be, and, at the Closing, will qualify for such classification under all Requirement of Law; there are no pending or, to the Knowledge of Citigroup, threatened claims against any CAM Subsidiary by or on behalf of any such individual relating to the classification of such individual, or investigation, audit or other proceeding relating to such an individual or individuals, by any Governmental Authority with respect to the classification of such individuals.

Section 4.15 Undisclosed Liabilities. Except for liabilities or obligations (a) arising under this Agreement, (b) reflected, accrued or reserved against in the CAM Base Balance Sheet or (c) incurred in the ordinary course of business consistent with past practice since March 31, 2005, there are no undisclosed liabilities or obligations of the CAM Business of a nature that, individually or in the aggregate, would reasonably be expected to have a CAM Material Adverse Effect.

Section 4.16 Absence of Certain Changes. Except for the matters contemplated by this Agreement, since March 31, 2005, (a) the CAM Business has been conducted only in the ordinary course and consistent with past practice, (b) there has not occurred any change or event that, individually or in the aggregate, has had a CAM Material Adverse Effect and (c) other than in the ordinary course and consistent with past practice, no CAM Subsidiary has:

(i) amended, restated or otherwise changed its articles or certificate of incorporation or bylaws or equivalent organizational documents;

(ii) made any distribution or declared, paid or set aside any dividend (in cash or property) with respect to, or split, combined, redeemed, reclassified, purchased or otherwise acquired, directly or indirectly, any equity interests or shares of capital stock of, or other equity or voting interest in, any CAM Subsidiary, or made any other changes in the capital structure of any CAM Subsidiary, except for dividends or distributions which, after giving effect thereto, would not result in a CAM Tangible Book Value that is less than the CAM Tangible Book Value Target;

(iii) authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (A) any equity interests or capital stock of or other equity or voting interest in, any CAM Subsidiary or (B) any equity rights in respect of, security convertible into, exchangeable for or evidencing the right to subscribe for or acquire either (x) any equity interests or shares of capital stock of, or other equity or voting interest in, any CAM Subsidiary or (y) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any shares of the capital stock of, or other equity or voting interest in, any CAM Subsidiary;

(iv) changed any financial accounting principle, method or practice, other than changes required by GAAP or Requirements of Law, which are set forth in Section 4.15(iv) of the Citigroup Disclosure Letter.

(v) terminated the employment of any CAM Business Employee who was a key officer or key investment professional;

(vi) except as required pursuant to the Requirement of Law or an existing CAM Benefit Plan or Contract, (A) other than wage or salary increases in the ordinary course of business consistent in nature and amount with the past practice of the CAM Business, made or agreed to make any increase in wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any CAM Business Employee who is an officer or investment professional, (B) granted or agreed to grant any severance or termination pay or entered into any Contract to make or grant any severance or termination pay or, other than in the ordinary course of business consistent in nature and amount with the past practice of the CAM Business, paid or agreed to pay any bonus or other incentive compensation to any CAM Business Employee who is an officer or investment professional, (C) granted or agreed to grant or accelerated the time of vesting or payment of any benefits or awards under a CAM Benefit Plan or other equity interests of any CAM Subsidiary, (D) loaned (other than margin loans within a brokerage account in the ordinary course of business consistent in nature and amount with the past practices of the CAM Business), amended any loan, or advanced money or other property to any CAM Business Employee or (E) established, adopted, amended, modified or terminated any CAM Benefit Plan in any material respect, other than any such actions that apply to all of the participants in such CAM Benefit Plan on a substantially similar basis;

(vii) acquired or disposed of, whether by purchase, merger, consolidation or sale, lease, pledge or other encumbrance of stock or assets or otherwise, any material interest in any (A) corporation, partnership or other Person or (B) material assets comprising a business or any other material property or assets, in a single transaction or in a series of transactions;

(viii) incurred any Indebtedness or, other than in the ordinary course of business consistent in nature and amount with past practice, made any loans or advances of borrowed money or material capital contributions to, or investments in, any other Person;

(ix) entered into any Contract pursuant to which any CAM Subsidiary will receive, or is reasonably expected to receive, payments, or will make, or is reasonably expected to make, payments of more than $5,000,000 in the aggregate per annum or $25,000,000 over the life of such Contract;

(x) entered into, become subject to, amended, terminated or modified in any material respect any Contract of the type described in Section 4.18(a)(i) or (ii);

(xi) made or incurred any capital expenditure or other financial commitment requiring payments in excess of $2,000,000 individually or $10,000,000 in the aggregate;

(xii) paid, discharged, settled or satisfied any material claim, action, proceeding, liability or other obligation or waived any material rights or material claims in respect of the CAM Business; or

(xiii) committed or agreed, whether or not in writing, to do, or to authorize, any of the foregoing.

Section 4.17 CAM Real Property.

(a) Section 4.17(a) of the Citigroup Disclosure Letter sets forth a true and complete list of each parcel of CAM Owned Real Property, identifying the owner and address of each such parcel. Section 4.17(a) of the Citigroup Disclosure Letter sets forth a true and complete list of all CAM Leased Real Property, identifying each CAM Lease and the identity of the lessee and lessor thereunder. Each CAM Subsidiary that is a party to a CAM Lease has, or at the Closing will have, a good and valid leasehold interest under each such CAM Lease, free and clear of all Liens except Permitted Liens, and no CAM Subsidiary has collaterally assigned or granted any security interest in any CAM Lease or in any interest therein other than in connection with any Lien to be released at Closing. Each CAM Lease is in full force and effect. No CAM Subsidiary that is a party to a CAM Lease is in material default of any of its obligations under such CAM Lease (and no event exists which upon the passage of time or the giving of notice would constitute a material default by such CAM Subsidiary thereunder). To the Knowledge of Citigroup, no counterparty to any CAM Lease is in material default of any of its obligations under the applicable CAM Lease (and no event exists which upon the passage of time or the giving of notice would constitute a material default by such counterparty thereunder).

(b) One or more CAM Subsidiaries holds, or at the Closing will hold, good, valid and marketable title to each parcel of CAM Owned Real Property in fee simple absolute, free and clear of all Liens, except for Permitted Liens, and is in exclusive possession thereof.

(c) There are no condemnation proceedings or eminent domain proceedings or sales or other disposition in lieu of condemnation of any kind pending or, to the Knowledge of Citigroup, threatened with respect to any portion of the CAM Owned Real Property. To the Knowledge of Citigroup, there are no condemnation proceedings or eminent domain proceedings or sales or other dispositions in lieu of condemnation of any kind pending or threatened with respect to any portion of the CAM Leased Real Property. Citigroup has not leased or licensed any portion of the CAM Owned Real Property pursuant to a lease or license agreement that will remain in effect after the Closing.

(d) No CAM Subsidiary has subleased any of the CAM Leased Real Property to any third party or given any third party any license or other right to occupy any portion of the CAM Leased Real Property leased by such CAM Subsidiary.

Section 4.18 Certain Contracts.

(a) As of the date hereof, Citigroup has made available, or has caused its Affiliates to make available, true and complete copies (or, with respect to any oral Contracts, true and complete written descriptions) of each of the following types of Contracts to which any CAM Subsidiary is a party and has set forth such Contracts in Section 4.18(a) of the Citigroup Disclosure Letter:

(i) any Contract prohibiting, limiting or restricting (A) the conduct of any portion of the CAM Business anywhere in the world or the provision of any products or services of the CAM Business to any Person anywhere in the world, (B) the competition by the CAM Business with any Person or (C) the soliciting or hiring of employees or consultants or the entry into a business relationship with any prospective client, customer or other Person anywhere in the world;

(ii) any Contract requiring (A) any CAM Subsidiary to deal exclusively with any Person or (B) any Person to deal exclusively with any CAM Subsidiary;

(iii) any CAM Lease and all subleases and licenses relating to any CAM Lease;

(iv) any material CAM License Agreement;

(v) except as otherwise provided in clause (x) below, any material finders or referral Contract;

(vi) any Contract involving the acquisition or disposition (by merger, consolidation, acquisition or sale of stock or assets or otherwise) of any material interest in, or any material amount of property or assets of, any Person or business during the past five years;

(vii) other than any Contract set forth in Section 4.14 of the Citigroup Disclosure Letter, any Contract providing for future payments or the acceleration or vesting of payments in excess of $5,000,000 that are conditioned, in whole or in part, on a change in control of any CAM Subsidiary;

(viii) any Contract, other than (A) Contracts entered into in the ordinary course of business consistent in nature and amount with past practice and (B) other Contracts not terminable on notice of 60 days or less without the payment of any premium, penalty or fee pursuant to which any CAM Subsidiary will receive, or is reasonably expected to receive, payments, or will make, or is reasonably expected to make, payments of more than $5,000,000 in the aggregate per annum or $25,000,000 over the life of such Contract;

(ix) any CAM Advisory Contract with a CAM Registered Investment Company;

(x) any RIC Distribution Contract (other than any related selling or similar Contract with any third party) or RIC Services Contract;

(xi) any Contract between a CAM Subsidiary, on the one hand, and any officer, director or employee of Citigroup (other than compensation or benefit agreements or arrangements), on the other hand; and

(xii) any material management Contract or Contract with independent contractors or consultants (or similar arrangements) pursuant to which any CAM Subsidiary will make, or is reasonably expected to make, payments of more than $5,000,000 in the aggregate per annum and which Contract cannot be cancelled by the CAM Subsidiary that is party thereto without penalty or further payment and without more than 60 days’ notice.

Such Contracts are referred to as “Scheduled CAM Contracts.”

(b) Each Applicable CAM Contract has been performed by the CAM Subsidiary that is a party thereto in accordance with applicable Requirements of Law in all material respects. Each Applicable CAM Contract is the legal, valid and binding obligation of the CAM Subsidiary that is a party thereto and, to the Knowledge of Citigroup, of each other party thereto, enforceable in accordance with its terms subject to bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent transfer and other Requirements of Law relating to or affecting the rights of creditors in general and by legal and equitable limitations on the enforceability of specific remedies. No CAM Subsidiary that is a party to any Applicable CAM Contract nor, to the Knowledge of Citigroup, any other party, is in violation or default of any material term of any such Applicable CAM Contract. No condition or event exists which with the giving of notice or the passage of time, or both would constitute a violation or default of any material term of an Applicable CAM Contract by any CAM Subsidiary or, to the Knowledge of Citigroup, any other party thereto or permit the termination, modification, cancellation or acceleration of performance of any material obligation of any CAM Subsidiary or, to the Knowledge of Citigroup, any other party to the Applicable CAM Contract.

(c) No CAM Subsidiary is bound by or a party to any of the following:

(i) any Contract relating to (A) any Indebtedness of the CAM Business, other than agreements with Affiliates which are to be terminated pursuant to Section 6.10(b) or (B) the advance, loan or extension of credit to any Person, including any guarantee or other undertaking (by way of an agreement to “keep well” or otherwise) in respect of the obligations of any Person;

(ii) any Contract under which any CAM Subsidiary is obligated, directly or indirectly, to make any capital contribution or financial commitment to, or other investment in, any Person, including any seed capital or similar investment;

(iii) any Contract that provides for earn-outs or other similar contingent obligations;

(iv) any Contract which contains a (A) “clawback” or similar undertaking by any CAM Subsidiary requiring the reimbursement or refund of any fees (whether performance based or otherwise) or (B) a “most favored nation” or similar provision; or

(v) any Contract under which the fees payable to a CAM Subsidiary are based on the performance of the account of any CAM Advisory Client.

Section 4.19 Intellectual Property.

(a) Section 4.19(a) of the Citigroup Disclosure Letter sets forth, as of the date hereof, a complete list of all CAM Owned Intellectual Property that is the subject of an application or registration. A CAM Transferred Subsidiary at the Closing will own all CAM Owned Intellectual Property, and at the Closing will have a valid right to use all CAM Owned Intellectual Property and, subject to the CAM TSA, CAM Licensed Intellectual Property, free and clear of all Liens, other than Permitted Liens, and no CAM Subsidiary is in material breach of any agreement for the provision or use of material CAM Licensed Intellectual Property.

(b) There is no material litigation pending or, to the Knowledge of Citigroup, threatened against the CAM Business that involves a claim (i) alleging that the operation of the CAM Business infringes, misappropriates, dilutes or otherwise violates a third party’s Intellectual Property rights or (ii) challenging the ownership, use, validity, enforceability or registrability of any CAM Intellectual Property. To the Knowledge of Citigroup, the CAM Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate any third party’s Intellectual Property rights. No CAM Subsidiary has brought or, to the Knowledge of Citigroup, threatened a claim against any third party (A) alleging infringement, misappropriation, dilution or other violation of any material CAM Owned Intellectual Property or (B) challenging any such third party’s ownership or use of, or the validity, enforceability or registrability of, such third party’s Intellectual Property, and, to the Knowledge of Citigroup, there is no basis for a claim regarding any of the foregoing.

Section 4.20 Taxes. The Parties acknowledge and agree that no representation or warranty contained in this Article IV (other than in this Section 4.20) shall apply to any Tax matter specifically addressed in the representations and warranties contained in this Section 4.20. Except as disclosed in Section 4.20 of the Citigroup Disclosure Letter:

(a) All material Tax Returns required to have been filed by, or with respect to, the CAM Subsidiaries have been filed on a timely basis and Taxes required to be shown on such Tax Returns have been paid. All such Tax Returns were correct and complete in all material respects, and with respect to any taxable period for which such Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the CAM Subsidiaries have made due and sufficient current accruals for any such material Taxes on the CAM Base Balance Sheet in accordance with the generally accepted accounting principles which are used in the applicable jurisdiction of each such applicable CAM Subsidiary.

(b) (i) No written notice has been received of any deficiencies for Taxes claimed, proposed or assessed by any Governmental Authority with respect to the CAM Subsidiaries for which Citigroup Sellers or any of their Affiliates may have any material liability; (ii) there are no pending, current or, to the Knowledge of Citigroup, proposed in writing audits, suits, proceedings, investigations, claims or administrative proceedings by any Governmental Authority for or relating to any material liability in respect of any such Taxes; (iii) there are no outstanding written agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed with respect to the CAM Subsidiaries, nor is any written request for any such agreement or waiver pending; (iv) no Closing Agreement pursuant to Section 7121 of the Code (or any similar provision under Requirements of Law) has been entered into by or with respect to any of the CAM Subsidiaries; and (v) no claim has been made by a Governmental Authority in writing in a jurisdiction where Tax Returns with respect to any CAM Subsidiary are not filed that Citigroup or the CAM Subsidiary is or may be subject to taxation by such jurisdiction.

(c) The CAM Subsidiaries have complied in all material respects with all Requirements of Law relating to the payment and withholding of Taxes and each of them has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any CAM Business Employee, independent contractor, creditor, stockholder, foreign person or other third party.

(d) There are no material Liens for Taxes upon the assets or properties of the CAM Business except for statutory Liens for Taxes not yet due. There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the CAM Subsidiaries. None of the CAM Subsidiaries has requested an extension of time within which to file any Tax Return in respect of any taxable period for which such Tax Return has not since been filed.

(e) None of the CAM Subsidiaries nor Citigroup with respect to any of the CAM Subsidiaries has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), or has been a “material advisor” or “promoter” (as those terms are defined in Sections 6111 and 6112 of the Code and the Treasury Regulations promulgated thereunder) in (i) any “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations

promulgated thereunder, (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations promulgated thereunder, (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations promulgated thereunder or (iv) any transactions subject to the list maintenance requirements under Section 6112 of the Code and the Treasury Regulations promulgated thereunder.

(f) No CAM Subsidiary is a party to any tax indemnification, allocation or sharing agreement with another Person for which any CAM Subsidiary will have obligations or liabilities after the Closing Date (except for (i) customary agreements to indemnify lenders or security holders in respect of Taxes, and (ii) provisions in agreements for the acquisition or divestiture of subsidiaries, assets or business lines that require such CAM Subsidiary to indemnify a purchaser for Taxes). Citigroup (or its Affiliates) is eligible to make a Code Section 338(h)(10) election with respect to each CAM Domestic Subsidiary in connection with the sale of the CAM Transferred Shares pursuant to this Agreement.

(g) Since March 31, 2005, other than in the ordinary course and consistent with past practice, no CAM Subsidiary has changed any material Tax principle, method or practice, other than changes required by Requirements of Law, or made or revoked any material Tax election. Section 4.20(g) of the Citigroup Disclosure Letter lists any material change in a Tax principle, method or practice or any material Tax election made or revoked by a CAM Subsidiary from January 1, 2002 until March 31, 2005.

Section 4.21 Assets Under Management. Annex B-3 hereto sets forth a true and complete schedule of the Aggregate Base Revenue Run-Rate, including a schedule of the Base Revenue Run-Rate, and the updated Revenue Run-Rate Schedule prepared and delivered pursuant to Section 2.2(a) shall set forth a true and complete schedule of the Aggregate Closing Revenue Run-Rate, including a schedule of the Closing Revenue Run-Rate, in each case for the U.S. Retail Long-Term Contracts, the Institutional Contracts and the Other Contracts (including, where required to calculate any purchase price adjustment or determine the satisfaction of the closing condition in Section 7.2(d), a list of the underlying CAM Advisory Contracts included therein) and the Excluded Advisors Contracts (the “Revenue Run-Rate Schedule”).

Section 4.22 Acquisition of Shares for Investment. Citigroup Sellers are acquiring the shares comprising the Legg Mason Shares for investment and not with a view toward sale in connection with any distribution thereof in violation of the Securities Act. Citigroup hereby acknowledges and agrees that the shares comprising the Legg Mason Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under such Act, and without compliance with state and foreign securities Requirements of Law, in each case to the extent applicable, and that such shares shall include a legend to such effect.

Section 4.23 Environmental Matters. Since January 1, 2002, the CAM Business has been operated in compliance in all material respects with all applicable Environmental Laws and Permits required thereunder. There are no present events, conditions or circumstances associated with the CAM Business that would reasonably be expected to result in any action or claim against the CAM Subsidiaries under applicable Environmental Laws that, individually or in the aggregate, would reasonably be expected to result in any material liability, nor has any CAM Subsidiary or any Citigroup Seller received any notice that any CAM Owned Real Property or CAM Leased Real Property is in violation of any Environmental Laws or that such CAM Subsidiary is responsible (or potentially responsible) for the investigation, cleanup, monitoring or other remediation of any Hazardous Materials on, at or under any CAM Owned Real Property or CAM Leased Real Property that, individually or in the aggregate, would reasonably be expected to result in any material liability. There is no pending or, to the Knowledge of Citigroup, threatened claim, litigation or proceeding imposed upon or asserted against Citigroup or any CAM Subsidiary or any of their respective Subsidiaries arising directly or indirectly from or out of the presence, alleged presence, release, threatened release, disposal or removal of, or exposure to, Mold in, on, under or around any CAM Owned Real Property or CAM Leased Real Property. Neither Citigroup nor any CAM Subsidiary nor any of their respective Subsidiaries has received any complaint from any of their respective employees, customers, agents or any other individuals relating to the presence, alleged presence, release, threatened release, disposal or removal of, or exposure to, Mold in, on, under or around any CAM Owned Real Property or CAM Leased Real Property. No Mold is present at any CAM Owned Real Property or CAM Leased Real Property which would reasonably be expected to result in a material liability.

Section 4.24 Affiliate Transactions. Except for Contracts and arrangements (a) which are on customary arms-length terms, (b) in respect of services and products that are to be continued or provided pursuant to the Related Agreements or (c) to be terminated pursuant to Section 6.10(b) on or prior to the Closing Date, no CAM Subsidiary is a party to any Contract or arrangement with Citigroup or its Affiliates other than the CAM Subsidiaries.

Section 4.25 No Citigroup Stockholder Vote Required. No vote or other action of the stockholders of Citigroup is required pursuant to any Requirement of Law, the organizational documents of Citigroup or otherwise in order for Citigroup to consummate the Transactions.

Section 4.26 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Citigroup Sellers or the CAM Subsidiaries, except those for which Citigroup Sellers will be solely responsible.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF LEGG MASON

Except as set forth in the Legg Mason Disclosure Letter, Legg Mason hereby represents and warrants to Citigroup as set forth below in this Article V.

Section 5.1 Organization and Good Standing. Each of Legg Mason and any Subsidiary thereof that is party to any Related Agreement and each PC/CM Subsidiary is a legal entity duly organized, validly existing and (where applicable) in good standing under the

Requirements of Law of its jurisdiction of organization and has all requisite power and authority to own, operate and lease its assets and to carry on its business as currently conducted. Each of Legg Mason and any PC/CM Subsidiary is duly qualified to do business and is in good standing (where applicable) as a foreign corporation in each jurisdiction where the ownership, operation or leasing of its assets or the conduct of its business as currently conducted requires such qualification, except for those jurisdictions where the failure to be so qualified or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Legg Mason Material Adverse Effect or a PC/CM Material Adverse Effect, as applicable. Legg Mason has made available to Citigroup true and complete copies of the certificate of incorporation and bylaws (or comparable organizational documents) for Legg Mason and each PC/CM Subsidiary.

Section 5.2 PC/CM Subsidiaries; Other Interests.

(a) Section 5.2(a) of the Legg Mason Disclosure Letter sets forth the name, jurisdiction of organization or incorporation and the current ownership of outstanding shares or other equity or ownership interests of each PC/CM Subsidiary as of the date hereof and will be updated to set forth such information as of the Closing Date.

(b) All of the PC/CM Transferred Shares (i) are owned of record and beneficially, directly or indirectly, by the Legg Mason Sellers, free and clear of all Liens, and (ii) have been duly authorized, validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights. There are no outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the PC/CM Transferred Shares or obligating Legg Mason Sellers or any of their Affiliates, at any time or upon the occurrence of certain events, to offer, issue, sell, transfer, vote or otherwise dispose of or sell any PC/CM Transferred Shares. None of the Legg Mason Sellers or any of their Affiliates has (A) outstanding Indebtedness that could entitle or convey to any Person the right to vote, or that is convertible into or exercisable for, PC/CM Transferred Shares or (B) outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments that entitle or convey to any Person the right to vote with the Legg Mason Sellers on any matter in respect of the PC/CM Transferred Shares. There are no voting trusts or other agreements or understandings outstanding with respect to the PC/CM Transferred Shares.

(c) Section 5.2(c) of the Legg Mason Disclosure Letter sets forth a true and complete list of any material interest or investment in (whether equity or debt) any corporation, partnership, limited liability company, joint venture, business, trust or other Person owned, directly or indirectly, by any PC/CM Subsidiary, other than interests or investments held by the PC/CM Subsidiaries for the account of clients as of the date hereof and Liens on interests or investments securing Indebtedness of such clients and, in each case, will be updated to set forth such information as of the Closing Date.

Section 5.3 Authorization; Binding Obligations. Legg Mason and each of its Subsidiaries that is party to any Related Agreement has all necessary power and authority to make, execute and deliver this Agreement and the Related Agreements to which it is a party and to perform all of the obligations to be performed by it hereunder and thereunder. The making, execution, delivery and performance by Legg Mason and each of its applicable Subsidiaries of this Agreement and the Related Agreements and the consummation by them of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Legg Mason and each such Subsidiary. This Agreement has been and, as of the Closing Date, the Related Agreements will be, duly and validly executed and delivered by Legg Mason and each such Subsidiary, as the case may be, and assuming the due authorization, execution and delivery by Citigroup and each of its applicable Subsidiaries, each of this Agreement and the Related Agreements will constitute the valid, legal and binding obligation of Legg Mason and each of its applicable Subsidiaries that is a party thereto, enforceable against it in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar Requirements of Law, now or hereafter in effect, relating to or affecting the rights of creditors generally and the availability of specific remedies may be limited by legal and equitable principles of general applicability.

Section 5.4 No Conflicts. Assuming the Consents set forth in Section 5.5 of the Legg Mason Disclosure Letter are duly obtained and any applicable waiting periods under the HSR Act and any applicable foreign antitrust Requirements of Law have expired or terminated, neither the execution and delivery of this Agreement or the Related Agreements by Legg Mason or any of its Subsidiaries that is party to any Related Agreement, nor the consummation by Legg Mason or any such Subsidiary of the Transactions will conflict with, result in a termination of, contravene or constitute a default under, or be an event that with the giving of notice or passage of time or both will become a default under, or give to any other Person any right of termination, payment, acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any Lien or loss of any rights of any PC/CM Subsidiary pursuant to any of the terms, conditions or provisions of or under (a) any Requirement of Law, (b) the certificate of incorporation or bylaws (or comparable organizational documents) of Legg Mason or any Subsidiary of Legg Mason or (c) any Contract binding upon any PC/CM Subsidiary or to which the property of any PC/CM Subsidiary or any portion of the PC/CM Business is subject, except for, in the case of this clause (c), any conflict, termination, contravention, default, payment, acceleration, vesting, cancellation, Liens or loss of rights that, individually or in the aggregate, would not reasonably be expected to have a PC/CM Material Adverse Effect.

Section 5.5 Approvals. There are no notices, reports or other filings required to be made by Legg Mason or any of its Affiliates with, or Consents required to be obtained by Legg Mason or any of its Affiliates from, any Governmental Authority or other third party in order for Legg Mason and its applicable Subsidiaries to execute, deliver or perform this Agreement or the Related Agreements or to consummate the Transactions, except (a) as set forth in Section 5.5 of the Legg Mason Disclosure Letter (b) filings, permits, authorizations, consents and approvals as may be required under the HSR Act and any applicable foreign antitrust Requirements of Law, or (c) where the failure to make such notices, reports or other filings or the failure to obtain such Consents, individually or in the aggregate, would not reasonably be expected to (i) prevent, impair or delay the consummation of the Transactions or (ii) have an adverse impact on the PC/CM Business in any material respect (and, solely with respect to Legg Mason, have a Legg Mason Material Adverse Effect).

Section 5.6 Litigation. There is no investigation, action, suit, proceeding, claim, arbitration or other litigation pending or, to the Knowledge of Legg Mason, threatened,

against Legg Mason or any of its Affiliates or the PC/CM Business (including any claim involving a PC/CM Customer Contract or a PC/CM Customer or any PC/CM Leased Real Property) that, individually or in the aggregate, (a) involves a claim against, or is reasonably likely to result in a liability of, the PC/CM Business in excess of $250,000; (b) would reasonably be expected to have an adverse impact on the PC/CM Business in any material respect; or (c) would affect the legality, validity or enforceability of this Agreement or any Related Agreement or prevent or materially impair or delay the consummation of the Transactions. There are no judgments, injunctions, writs, orders or decrees of any Governmental Authority binding or, to the Knowledge of Legg Mason, threatened to be imposed upon (i) any PC/CM Subsidiary, (ii) any other Affiliate of Legg Mason with respect to the PC/CM Business or (iii) the CAM Business that would (A) be binding upon Citigroup or its Affiliates following consummation of such Transactions or (B) individually or in the aggregate, reasonably be expected to have an adverse impact on the PC/CM Business in any material respect. Except as disclosed in the Legg Mason SEC Documents, there is no action, suit, proceeding, claim, arbitration or other litigation pending or, to the Knowledge of Legg Mason, threatened, against or affecting Legg Mason or its Subsidiaries or any of their properties, assets or rights that, individually or in the aggregate, has had or would reasonably be expected to have a Legg Mason Material Adverse Effect.

Section 5.7 Compliance with Requirements of Law; Regulatory Matters.

(a) Legg Mason is, and since January 1, 2002 has been, in compliance in all material respects with all material Requirements of Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Legg Mason Material Adverse Effect, since January 1, 2002, Legg Mason has not received any written, or, to the Knowledge of Legg Mason, oral notice from (and otherwise does not have any Knowledge of) any Governmental Authority that alleges any noncompliance (or that Legg Mason is under any investigation by any such Governmental Authority for such alleged noncompliance) with any Requirement of Law relating to the business of Legg Mason and its Subsidiaries. Since January 1, 2002 Legg Mason has not been examined by the United States Federal Reserve.

(b) The PC/CM Business is, and since January 1, 2002 has been, in compliance in all material respects with all Requirements of Law. Since January 1, 2002, none of Legg Mason or any of its Affiliates has received any written, or, to the Knowledge of Legg Mason, oral notice from (and otherwise does not have any Knowledge of) any Governmental Authority that alleges any noncompliance in any material respect (or that the PC/CM Business is under any investigation, pending, or, to the Knowledge of Legg Mason, threatened, by any such Governmental Authority for such alleged noncompliance) with any Requirement of Law applicable to the PC/CM Business (or any portion thereof) that, individually or in the aggregate, would reasonably be expected to have an adverse impact on the PC/CM Business in any material respect.

(c) (i) The PC/CM Subsidiaries hold all Permits that are required in order to permit the PC/CM Subsidiaries to own or lease their properties and assets and to conduct the PC/CM Business under and pursuant to all Requirements of Law in all material respects; (ii) all such Permits are in full force and effect and are not subject to any suspension, cancellation, modification, revocation or any proceedings or investigations related thereto, and, to the Knowledge of Legg Mason, no such suspension, cancellation, modification, revocation, proceeding or investigation is threatened, nor do facts exist which would reasonably form the basis for any such suspension, cancellation, modification, revocation, proceeding or investigation that, individually or in the aggregate, would reasonably be expected to have an adverse impact on the PC/CM Business in any material respect; and (iii) no PC/CM Subsidiary is in default, and no condition exists that with notice or lapse of time or otherwise would constitute a default, under any such Permit that, individually or in the aggregate, would reasonably be expected to have an adverse impact on the PC/CM Business in any material respect.

(d) The PC/CM Business is not subject to or bound by any Requirement of Law (other than Requirements of Law imposed on similarly situated broker-dealers) that restricts the PC/CM Business or relates to its capital adequacy, credit policies or its management of the PC/CM Business. Each PC/CM Subsidiary currently engages solely in activities (i) that would be authorized for a financial holding company pursuant to Section 4(k)(4)(A)-(I) of the Bank Holding Company Act of 1956, as amended (the “BHC Act”) or Section 225.86 of Title 12 of the Code of Federal Regulations or (ii) the acquisition of which would be authorized, in the aggregate of all PC/CM Subsidiaries, for a financial holding company pursuant to Section 225.85(a) of Title 12 of the Code of Federal Regulations. Except with respect to Legg Mason Trust, fsb, Legg Mason does not own or control a “bank,” “thrift institution” or “savings association,” as those terms are defined in Sections 2(c), 2(i) and 2(j) of the BHC Act.

(e) Each PC/CM Subsidiary identified in Section 5.7(e) of the Legg Mason Disclosure Letter (as may be updated to give effect to the PC/CM Restructuring) is, and at all times required by the Advisers Act during its existence has been, duly registered as an investment adviser under the Advisers Act. Each PC/CM Subsidiary that is required to be is, and at all times required pursuant to the Requirements of Law (other than the Advisers Act) has been, duly registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of its business required such registration, licensing or qualification, except where the failure to be so registered, licensed or qualified, individually or in the aggregate, would not reasonably be expected to have an adverse impact on the PC/CM Business in any material respect. To the extent that any PC/CM Subsidiary relies on any statutory or regulatory exemption to avoid registration as an investment adviser with any Governmental Authority, such PC/CM Subsidiary has taken all actions required pursuant to the Requirements of Law to claim and maintain such exemption, except where the failure to claim or maintain such exemption, individually or in the aggregate, would not reasonably be expected to have an adverse impact on the PC/CM Business in any material respect. A correct and complete list of each such current registration, license or qualification is set forth in Section 5.7(e) of the Legg Mason Disclosure Letter (as may be updated to give effect to the PC/CM Restructuring). No PC/CM Subsidiary not identified in Section 5.7(e) of the Legg Mason Disclosure Letter (as may be updated to give effect to the PC/CM Restructuring) (i) is or has been an “investment adviser” within the meaning of the Advisers Act or any other Requirements of Law or (ii) to the Knowledge of Legg Mason, is subject to any material liability or disability by reason of any failure to be so registered, licensed or qualified.

(f) Each PC/CM Subsidiary identified in Section 5.7(f) of the PC/CM Disclosure Letter (as may be updated to give effect to the PC/CM Restructuring) is, and at all times required by the Exchange Act during its existence has been, duly registered as a broker-dealer under the Exchange Act, except where the failure to be so registered, individually or in the aggregate, would not reasonably be expected to have an adverse impact on the PC/CM Business in any material respect. Each such PC/CM Subsidiary that is required to be is, and at all times required pursuant to the Requirements of Law (other than the Exchange Act) has been, duly registered, licensed or qualified as a broker-dealer in each state or any other jurisdiction where the conduct of its business required such registration, licensing or qualification, except where the failure to be so registered, licensed or qualified, individually or in the aggregate, would not reasonably be expected to have a PC/CM Material Adverse Effect. To the extent that any PC/CM Subsidiary relies on any statutory or regulatory exemption to avoid registration as a broker-dealer with any Governmental Authority, such PC/CM Subsidiary has taken all actions required pursuant to the Requirements of Law to claim and maintain such exemption, except where the failure to claim or maintain such exemption, individually or in the aggregate, would not reasonably be expected to have an adverse impact on the PC/CM Business in any material respect. A correct and complete list of each such current registration, license or qualification is set forth in Section 5.7(f) of the Legg Mason Disclosure Letter (as may be updated to give effect to the PC/CM Restructuring). No PC/CM Subsidiary not identified in Section 5.7(f) of the Legg Mason Disclosure Letter (as may be updated to give effect to the PC/CM Restructuring) (i) is or has been a “broker” or “dealer”, or is or has been required to be registered as a “broker” or “dealer”, within the meaning of the Exchange Act or any other Requirements of Law or (ii) to the Knowledge of Legg Mason, is subject to any material liability or disability by reason of any failure to be so registered, licensed or qualified.

(g) Except where the failure to be registered, licensed or qualified, individually or in the aggregate, would not reasonably be expected to have an adverse impact on the PC/CM Business in any material respect, none of the PC/CM Subsidiaries is or has been (i) a commodity pool operator, futures commission merchant, commodity trading advisor, trust company, real estate broker, introducing broker, insurance company, insurance broker, insurance agent or transfer agent within the meaning of any Requirement of Law, (ii) required to be registered, licensed or qualified as a commodity pool operator, futures commission merchant, commodity trading advisor, trust company, real estate broker, introducing broker, insurance company, insurance broker, insurance agent, transfer agent or in any other capacity under any Requirement of Law or (iii) subject to any liability or disability by reason of any failure to be so registered, licensed or qualified. If any PC/CM Subsidiary relies on any statutory or regulatory exemption to avoid registration as a commodity pool operator or commodity trading advisor (or in a similar capacity) with any Governmental Authority, such PC/CM Subsidiary has taken all actions required pursuant to the Requirements of Law to claim and maintain such exemption, except where the failure to claim or maintain such exemption, individually or in the aggregate, would not reasonably be expected to have an adverse impact on the PC/CM Business in any material respect.

(h) None of the PC/CM Subsidiaries or any “affiliated person” (as defined in the Investment Company Act) of any of them is ineligible or disqualified pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated in the Investment Company Act) to a CAM Registered Investment Company, nor is there any proceeding or investigation pending or, to the Knowledge of Legg Mason, threatened, by, any Governmental Authority, which would reasonably be expected to result in any such ineligibility or disqualification. None of the PC/CM Subsidiaries or any person “associated” (as defined in the Advisers Act) with any of them is ineligible or disqualified pursuant to Section

203 of the Advisers Act to serve as a registered investment adviser or person “associated” (as defined in the Advisers Act) with a registered investment adviser, nor is there any proceeding or investigation pending or, to the Knowledge of Legg Mason, threatened, by, any Governmental Authority, which would reasonably be expected to result in any such ineligibility or disqualification. None of the PC/CM Subsidiaries or any of their “associated persons of a broker or dealer” are ineligible or disqualified pursuant to Section 15, Section 15B or Section 15C of the Exchange Act to serve as a broker-dealer or as an “associated person of a broker or dealer” (as defined in the Exchange Act), nor is there any proceeding or investigation pending or, to the Knowledge of Legg Mason, threatened, by, any Governmental Authority, which would reasonably be expected to result in any such ineligibility or disqualification.

(i) The officers and employees of the PC/CM Subsidiaries who are required to be licensed or registered for the activities conducted by them in respect of the PC/CM Business are and at all times since January 1, 2002 have been duly licensed or registered in each state or jurisdiction in which and with each Governmental Authority with whom such licensing or registration is so required. Each such registration or license is in full force and effect, except where the failure to be so licensed or registered, individually or in the aggregate, would not reasonably be expected to have an adverse impact on the PC/CM Business in any material respect. To the Knowledge of Legg Mason, none of these individuals is or, since January 1, 2002, has been subject to any material disciplinary or other material regulatory compliance action or material complaint by a Governmental Authority, a PC/CM Subsidiary or client or customer.

(j) All Filings (including Form BD) required to be filed by each PC/CM Subsidiary since January 1, 2002 related to the PC/CM Business have been filed in compliance in all material respects with all Requirements of Law. Such Filings did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. Legg Mason has made available to Citigroup complete and correct copies of (i) all such material Filings, (ii) all audit or inspection reports provided by any Governmental Authority in respect of the PC/CM Business and all written responses thereto made by the Legg Mason Sellers or the PC/CM Subsidiaries since January 1, 2002 and (iii) all non-routine correspondence relating to any investigation of the PC/CM Business with any Governmental Authority since January 1, 2002.

(k) Section 5.7(k) of the Legg Mason Disclosure Letter sets forth a complete list of all securities exchanges, commodities exchanges, clearing corporations and similar organizations in which any PC/CM Subsidiary holds memberships or has been granted trading privileges.

Section 5.8 Margin Loans.

(a) The value of the collateral securing each loan to each PC/CM Customer (collectively, the “Margin Loans”) as of the close of business of the immediately preceding Business Day prior to the Closing Date, (i) is not less than the amount reflected on the books of the PC/CM Business as the value of such collateral as of such date as (A) provided by third party pricing vendors identified in Section 5.8(a) of the Legg Mason Disclosure Letter, (B) provided by other sources as will be disclosed three Business Days prior to the Closing Date, which are engaged by the PC/CM Business to value such collateral in the ordinary course of business consistent with customary industry practice and reasonably acceptable to Citigroup (provided, however, that if any such pricing source is not reasonably acceptable to Citigroup, a third party independent source will be used and provided, further, however, that if no third party independent source is available, the relevant price will be mutually agreed upon by Citigroup and Legg Mason), or (C) in the case of any security for which there is no closing sale price as of such date, reasonably estimated by the Parties, and (ii) satisfies the requirements set forth in Regulation T of the Board of Governors of the Federal Reserve System and NYSE Rule 431.

(b) Except for the amount reflected on the books of the PC/CM Business as an offset against unsecured and partially secured accounts receivable, including collateral carried in the proprietary account of certain introducing firms, no other reserves (determined in accordance with GAAP) are required to be established with respect to the Margin Loans. The applicable PC/CM Subsidiary has a valid and perfected security interest with respect to each Margin Loan to the extent required by Requirements of Law.

Section 5.9 Registered Investment Companies; Non-Registered Funds. None of the PC/CM Subsidiaries serves, or at any time has served, as an investment adviser or sponsor to any Registered Investment Company or Non-Registered Fund.

Section 5.10 Financial Statements.

(a) Citigroup has previously been provided with true and complete copies of (i) an unaudited combined income statement for the PC/CM Business for the 12 months ended March 31, 2005 (the “PC/CM Income Statement”) and (ii) the PC/CM Base Balance Sheet (together with the PC/CM Income Statement, the “PC/CM Financial Information”).

(b) The PC/CM Financial Information has been derived from the accounting books and records of the PC/CM Business and has been prepared in accordance with GAAP consistently applied, subject only to normal recurring year-end adjustments and the absence of notes and except as expressly provided in the PC/CM Financial Information. The PC/CM Base Balance Sheet presents fairly in all material respects the financial position of the PC/CM Business as of the date thereof, and the PC/CM Income Statement presents fairly in all material respects the results of operations of the PC/CM Business for the period indicated therein.

Section 5.11 Title; Sufficiency of Assets.

(a) Assuming that the Consents set forth in Section 5.5 of the Legg Mason Disclosure Letter are duly obtained and any applicable waiting periods have expired or terminated, upon consummation of the Transactions (including the execution and delivery of the documents to be delivered at the Closing), at the Closing, Citigroup (or one or more of its wholly-owned Subsidiaries) shall be vested with good and marketable title in and to the PC/CM Transferred Shares, free and clear of all Liens, except Permitted Liens. When the Legg Mason Shares (including any shares of Legg Mason Preferred Stock) are issued to Citigroup (or one or more of its Subsidiaries) pursuant to the terms of this Agreement, such shares will be duly authorized and validly issued, fully paid and non-assessable and free of any pre-emptive rights or Liens other than Liens created by this Agreement.

(b) Except for services to be provided pursuant to the PC/CM TSAs or the Services Agreement, upon consummation of the Transactions, Citigroup (or one or more of its Subsidiaries) and the PC/CM Transferred Subsidiaries, taken together, will own, possess, have a valid license to, have a valid lease in or otherwise have the right to use all of the rights, properties and assets necessary to conduct the PC/CM Business in all material respects as currently conducted and as the same will be conducted on the Closing Date.

Section 5.12 Employee Benefit Plans; Employee Matters.

(a) Section 5.12(a)(i) of the Legg Mason Disclosure Letter lists each material PC/CM Benefit Plan. Section 5.12(a)(ii) of the Legg Mason Disclosure Letter lists each material PC/CM Benefit Plan that is sponsored, maintained or contributed to or required to be contributed to by the PC/CM Subsidiaries (the “PC/CM Subsidiaries Benefit Plans”). Each PC/CM Subsidiaries Benefit Plan is in writing and Legg Mason has made available to Citigroup a true and complete copy of each PC/CM Subsidiaries Benefit Plan and a true and complete copy of the following items (in each case, only if applicable) (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual reports on the IRS Form 5500 for each such PC/CM Subsidiaries Benefit Plan, and (iv) the most recently received IRS determination letter for each such PC/CM Subsidiaries Benefit Plan. Except as disclosed in Section 5.12(a)(iii) of the Legg Mason Disclosure Letter, neither the Legg Mason Sellers nor any PC/CM Subsidiary has any express or implied commitment with respect to the PC/CM Business, (A) to create, incur any material liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (B) enter into any Contract or agreement to provide compensation or benefits to any individual, or (C) to modify, change or terminate any PC/CM Subsidiaries Benefit Plan, other than with respect to a modification, change or termination required by this Agreement, the Transactions or ERISA, the Code or to otherwise comply with Requirement of Law.

(b) Each of the PC/CM Subsidiaries Benefit Plans (i) is, and has always been, operated in all material respects in accordance with all provisions of ERISA, the Code, and all other Requirement of Law and (ii) has always been administered, operated and managed in accordance with its governing documents in all material respects.

(c) Neither the Legg Mason Sellers nor the Legg Mason ERISA Affiliates (including any entity that during the past six years was a Subsidiary of the Legg Mason Sellers) has now or at any time contributed to, sponsored, or maintained (i) a Multiemployer Plan or (ii) a Multiple Employer Plan for which Legg Mason or any Legg Mason Seller could incur liability under Section 4063 or 4064 of ERISA.

(d) No liability under Title IV or Section 302 of ERISA has been incurred by the Legg Mason Sellers, the PC/CM Subsidiaries or any Legg Mason ERISA Affiliate that has not been satisfied in full and nor do any circumstances exist that would reasonably be expected to result in any liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA or (iii) Sections

412 or 4971 of Code, in each case, that would reasonably be expected to be a liability of any of the PC/CM Subsidiaries following the Closing Date.

(e) The IRS has issued a favorable determination letter with respect to each of the PC/CM Benefit Plans that is intended to be qualified under Section 401(a) of the Code (a “PC/CM Qualified Plan”) to the effect that such plan is qualified under Section 401(a) of the Code and that each trust established in connection with such PC/CM Benefit Plan is exempt from United States federal income taxation under Section 501(a) of the Code. To the Knowledge of Legg Mason, no existing circumstances and no fact or event exist that would adversely affect the qualified status of any PC/CM Qualified Plan or that could reasonably be expected to result in the revocation of the trust’s exemption from United States federal income taxation.

(f) There are no pending or, to the Knowledge of Legg Mason, threatened material claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the PC/CM Subsidiaries Benefit Plans, any fiduciaries thereof with respect to their duties to the PC/CM Subsidiaries Benefit Plans or the assets of any of the trusts under any of the PC/CM Subsidiaries Benefit Plans.

(g) To the Knowledge of Legg Mason, no labor union, labor organization or group of employees of any PC/CM Subsidiary has made a pending demand for recognition or certification with respect to the PC/CM Business Employees, there are no representation or certification proceedings or petitions seeking a representation proceeding with respect to the PC/CM Business Employees presently pending or, to the Knowledge of Legg Mason, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority and there have been no such actions, events or disputes since January 1, 2002. There are no strikes, organized work stoppages, organized slowdowns, lockouts or other material labor disputes pending or, to the Knowledge of Legg Mason, threatened against or involving the PC/CM Business Employees. No PC/CM Subsidiary is a party to, bound by, or in the process of negotiating a collective bargaining agreement or other agreement with a labor union or labor organization covering any of the PC/CM Business Employees.

(h) The consummation of the transactions contemplated by this Agreement will not, except as expressly provided in this Agreement (i) entitle any PC/CM Business Employee to separation, termination or severance pay, unemployment compensation or any other similar-type benefit payment, (ii) result in the payment to any present or former employee, officer, director or consultant of the PC/CM Subsidiaries of any money or other property, (iii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, or (iv) cause any amounts payable under the PC/CM Benefit Plans to fail to be deductible for United States federal income tax purposes by virtue of Section 280G of the Code.

(i) Except to the extent required under ERISA Section 601 et. seq. and Code Section 4980B, none of the PC/CM Benefit Plans provides for or promises retiree medical, retiree disability or retiree life insurance benefits to any current or former employee, officer, director or consultant of the PC/CM Subsidiaries.

(j) In addition to the foregoing, with respect to each PC/CM Subsidiaries Benefit Plan listed in Section 5.12(a)(ii) of the Legg Mason Disclosure Letter that is not subject to United States Requirement of Law (a “Non-U.S. PC/CM Benefit Plan”):

(i) all employer and employee contributions to each Non-U.S. PC/CM Benefit Plan required pursuant to the Requirement of Law or by the terms of such Non-U.S. PC/CM Benefit Plan have been made;

(ii) the fair market value of the assets of each funded Non-U.S. PC/CM Benefit Plan, the liability of each insurer for any Non-U.S. PC/CM Benefit Plan funded through insurance or the book reserve established for any Non-U.S. PC/CM Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined as if such plan is maintained on any ongoing basis (actual or contingent) accrued to the date of this Agreement with respect to all current and former participants under such Non-U.S. PC/CM Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. PC/CM Benefit Plan, and no Transaction shall cause such assets or insurance obligations to be less than such benefit obligations; and

(iii) each Non-U.S. PC/CM Benefit Plan is now and always has been operated in material compliance with all Requirement of Law.

(k) To the Knowledge of Legg Mason, the PC/CM Subsidiaries are in compliance in all material respects with all Requirement of Law relating to the employment of labor, including, without limitation, those related to wages, hours, immigration and naturalization, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority. Legg Mason and the PC/CM Subsidiaries have paid in full to all PC/CM Business Employees or adequately accrued for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such PC/CM Business Employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Knowledge of Legg Mason, threatened before any Governmental Authority with respect to any persons currently or formerly employed by the PC/CM Subsidiaries. Neither Legg Mason nor any PC/CM Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices with respect to the PC/CM Business Employees. Except as disclosed in Section 5.12(k) of the Legg Mason Disclosure Letter, there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Knowledge of Legg Mason, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which any PC/CM Subsidiary has employed or employs any person.

(l) All individuals who are performing or have performed consulting or other services for any PC/CM Subsidiary, whether as consultant, independent contractors, agents or otherwise, are or were correctly classified by the PC/CM Subsidiaries as either “independent contractors” or “employees, as the case may be, and, at the Closing, will qualify for such classification under all Requirement of Law; there are no pending or, to the Knowledge of Legg

Mason, threatened claims against any PC/CM Subsidiary by or on behalf of any such individual relating to the classification of such individual, or investigation, audit or other proceeding relating to such an individual or individuals, by any Governmental Authority with respect to the classification of such individuals.

Section 5.13 Undisclosed Liabilities. Except for liabilities or obligations (a) arising under this Agreement, (b) reflected, accrued or reserved against in the PC/CM Base Balance Sheet or (c) incurred in the ordinary course of business consistent with past practice since March 31, 2005, there are no undisclosed liabilities or obligations of the PC/CM Business of a nature that, individually or in the aggregate, would reasonably be expected to have a PC/CM Material Adverse Effect.

Section 5.14 Absence of Certain Changes. Except for the matters contemplated by this Agreement, since March 31, 2005, (a) the PC/CM Business has been conducted only in the ordinary course and consistent with past practice, (b) there has not occurred any change or event that, individually or in the aggregate, has had a PC/CM Material Adverse Effect and (c) other than in the ordinary course and consistent with past practice, no PC/CM Subsidiary has:

(i) amended, restated or otherwise changed its articles or certificate of incorporation or bylaws or equivalent organizational documents;

(ii) made any distribution or declared, paid or set aside any dividend (in cash or property) with respect to, or split, combined, redeemed, reclassified, purchased or otherwise acquired, directly or indirectly, any equity interests or shares of capital stock of, or other equity or voting interest in, any PC/CM Subsidiary, or made any other changes in the capital structure of any PC/CM Subsidiary, except for dividends or distributions which, after giving effect thereto, would not result in an PC/CM Tangible Book Value that is less than the PC/CM Tangible Book Value Target or a capital ratio of less than 15% as required by Section 1.2;

(iii) authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (A) any equity interests or capital stock of or other equity or voting interest in, any PC/CM Subsidiary or (B) any equity rights in respect of, security convertible into, exchangeable for or evidencing the right to subscribe for or acquire either (x) any equity interests or shares of capital stock of, or other equity or voting interest in, any PC/CM Subsidiary or (y) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any shares of the capital stock of, or other equity or voting interest in, any PC/CM Subsidiary;

(iv) changed any financial accounting principle, method or practice, other than changes required by GAAP or Requirements of Law, which are set forth in Section 5.14(iv) of the Legg Mason Disclosure Letter.

(v) terminated the employment of any PC/CM Business Employee who was a key officer or key investment professional;

(vi) except as required pursuant to the Requirement of Law or an existing PC/CM Benefit Plan or Contract, (A) other than wage or salary increases in the ordinary course of business consistent in nature and amount with the past practice of the PC/CM Business, made or agreed to make any increase in wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any PC/CM Business Employee who is an officer or investment professional, (B) granted or agreed to grant any severance or termination pay or entered into any Contract to make or grant any severance or termination pay or, other than in the ordinary course of business consistent in nature and amount with the past practice of the PC/CM Business, paid or agreed to pay any bonus or other incentive compensation to any PC/CM Business Employee who is an officer or investment professional, (C) granted or agreed to grant or accelerated the time of vesting or payment of any benefits or awards under a PC/CM Benefit Plan or other equity interests of any PC/CM Subsidiary, (D) loaned (other than margin loans within a brokerage account in the ordinary course of business consistent in nature and amount with the past practices of the PC/CM Business), amended any loan, or advanced money or other property to any PC/CM Business Employee or (E) established, adopted, amended, modified or terminated any PC/CM Benefit Plan in any material respect, other than any such actions that apply to all of the participants in such PC/CM Benefit Plan on a substantially similar basis;

(vii) acquired or disposed of, whether by purchase, merger, consolidation or sale, lease, pledge or other encumbrance of stock or assets or otherwise, any material interest in any (A) corporation, partnership or other Person or (B) material assets comprising a business or any other material property or assets, in a single transaction or in a series of transactions;

(viii) incurred any Indebtedness or, other than in the ordinary course of business consistent in nature and amount with past practice, made any loans or advances of borrowed money or material capital contributions to, or investments in, any other Person;

(ix) entered into any Contract pursuant to which any PC/CM Subsidiary will receive, or is reasonably expected to receive, payments, or will make, or is reasonably expected to make, payments of more than $2,500,000 in the aggregate per annum or $12,500,000 over the life of such Contract;

(x) entered into, become subject to, amended, terminated or modified in any material respect any Contract of the type described in Section 5.16(a)(i) or (ii);

(xi) made or incurred any capital expenditure or other financial commitment requiring payments in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(xii) paid, discharged, settled or satisfied any material claim, action, proceeding, liability or other obligation or waived any material rights or material claims in respect of the PC/CM Business; or

(xiii) committed or agreed, whether or not in writing, to do, or to authorize, any of the foregoing.

Section 5.15 PC/CM Real Property.

(a) No PC/CM Subsidiary owns or ground leases any real property. Section 5.15(a) of the Legg Mason Disclosure Letter sets forth a true and complete list of all PC/CM Leased Real Property, identifying each PC/CM Lease and the identity of the lessee and lessor thereunder. Each PC/CM Subsidiary that is a party to a PC/CM Lease has, or at the Closing will have, a good and valid leasehold interest under each such PC/CM Lease, free and clear of all Liens except Permitted Liens, and no PC/CM Subsidiary has collaterally assigned or granted any security interest in any PC/CM Lease or in any interest therein other than in connection with any Lien to be released at Closing. Each PC/CM Lease is in full force and effect. No PC/CM Subsidiary that is a party to a PC/CM Lease is in material default of any of its obligations under such PC/CM Lease (and no event exists which upon the passage of time or the giving of notice would constitute a material default by such PC/CM Subsidiary thereunder). To the Knowledge of Legg Mason, no counterparty to any PC/CM Lease is in material default of any of its obligations under the applicable PC/CM Lease (and no event exists which upon the passage of time or the giving of notice would constitute a material default by such counterparty thereunder).

(b) To the Knowledge of Legg Mason, there are no condemnation proceedings or eminent domain proceedings or sales or other dispositions in lieu of condemnation of any kind pending or threatened with respect to any portion of the PC/CM Leased Real Property.

(c) No PC/CM Subsidiary has subleased any of the PC/CM Leased Real Property to any third party or given any third party any license or other right to occupy any portion of the PC/CM Leased Real Property leased by such PC/CM Subsidiary.

Section 5.16 Certain Contracts.

(a) Legg Mason has made available, or has caused its Affiliates to make available, true and complete copies (or, with respect to any oral Contracts, true and complete written descriptions) of each of the following types of Contracts to which any PC/CM Subsidiary is a party (subject to the transactions contemplated by the PC/CM Restructuring and the PC/CM TSAs) and has set forth such Contracts in Section 5.16(a) of the Legg Mason Disclosure Letter:

(i) any Contract prohibiting, limiting or restricting (A) the conduct of any portion of the PC/CM Business anywhere in the world or the provision of any products or services of the PC/CM Business to any Person anywhere in the world, (B) the competition by the PC/CM Business with any Person or (C) the soliciting or hiring of employees or consultants or the entry into a business relationship with any prospective client, customer or other Person anywhere in the world;

(ii) any Contract requiring (A) any PC/CM Subsidiary to deal exclusively with any Person or (B) any Person to deal exclusively with any PC/CM Subsidiary;

(iii) any PC/CM Lease and all subleases and licenses relating to any PC/CM Lease;

(iv) any material PC/CM License Agreement;

(v) any material finders or referral Contract;

(vi) any material securities lending or repurchase agreement or master agreement;

(vii) any Contract involving the acquisition or disposition (by merger, consolidation, acquisition or sale of stock or assets or otherwise) of any material interest in, or any material amount of property or assets of, any Person or business during the past five years;

(viii) other than any Contract set forth in Section 5.16(a)(i) and (ii) of the Legg Mason Disclosure Letter, any Contract providing for future payments or the acceleration or vesting of payments in excess of $2,500,000 that are conditioned, in whole or in part, on a change in control of any PC/CM Subsidiary;

(ix) any Contract, other than (A) Contracts entered into in the ordinary course of business consistent in nature and amount with past practice and (B) other Contracts not terminable on notice of 60 days or less without the payment of any premium, penalty or fee pursuant to which any PC/CM Subsidiary will receive, or is reasonably expected to receive, payments, or will make, or is reasonably expected to make, payments of more than $2,500,000 in the aggregate per annum or $12,500,000 over the life of such Contract;

(x) any distribution, selling, selected dealer or shareholder servicing Contract relating to the distribution of shares of any Registered Investment Company sponsored by Legg Mason or one of its Affiliates;

(xi) any clearing agreement;

(xii) any Contract with any securities exchanges, commodities exchanges, boards of trade, clearing corporations and similar organizations in which any PC/CM Subsidiary holds memberships or has been granted trading privileges;

(xiii) each form of PC/CM Customer Contract;

(xiv) each form of investment advisory Contract related to the PC/CM Business;

(xv) any material introducing broker, marketing or similar Contract for the servicing of accounts;

(xvi) any material Contract related to the rendering of securities execution, prime broker, clearance, settlement, safekeeping, record keeping or related services to any PC/CM Customer;

(xvii) other than in the ordinary course of the PC/CM Business any engagement letter, underwriting agreement, placement agency agreement or other Contract with respect to investment banking, structured finance or other CM Business services;

(xviii) any Contract between a PC/CM Subsidiary, on the one hand, and any officer, director or employee of Legg Mason (other than compensation or benefit agreements or arrangements), on the other hand; and

(xix) any material management Contract or Contract with independent contractors or consultants (or similar arrangements) pursuant to which any PC/CM Subsidiary will make, or is reasonably expected to make, payments of more than $2,500,000 in the aggregate per annum and which Contract cannot be cancelled by the PC/CM Subsidiary that is party thereto without penalty or further payment and without more than 60 days’ notice.

Such Contracts, other than forms of Contracts referred to in clauses (xiv) and (xv) above, are referred to as “Scheduled PC/CM Contracts.”

(b) Each Applicable PC/CM Contract has been performed by the PC/CM Subsidiary that is a party thereto in accordance with applicable Requirements of Law in all material respects. Each Applicable PC/CM Contract is the legal, valid and binding obligation of the PC/CM Subsidiary that is a party thereto and, to the Knowledge of Legg Mason, of each other party thereto, enforceable in accordance with its terms subject to bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent transfer and other Requirements of Law relating to or affecting the rights of creditors in general and by legal and equitable limitations on the enforceability of specific remedies. No PC/CM Subsidiary that is a party to any Applicable PC/CM Contract nor, to the Knowledge of Legg Mason, any other party, is in violation or default of any material term of any such Applicable PC/CM Contract. No condition or event exists which with the giving of notice or the passage of time, or both would constitute a violation or default of any material term of an Applicable PC/CM Contract by any PC/CM Subsidiary or, to the Knowledge of Legg Mason, any other party thereto or permit the termination, modification, cancellation or acceleration of performance of any material obligation of any PC/CM Subsidiary or, to the Knowledge of Legg Mason, any other party to the Applicable PC/CM Contract.

(c) No PC/CM Subsidiary is bound by or a party to any of the following:

(i) any Contract relating to (A) any Indebtedness of the PC/CM Business, other than agreements with Affiliates which are to be terminated pursuant to Section 6.10(b) or (B) the advance, loan or extension of credit to any Person, including any guarantee or other undertaking (by way of an agreement to “keep well” or otherwise) in respect of the obligations of any Person, other than Contracts involving the extension of credit to customers in the ordinary course of business and in accordance with Requirements of Law and the internal credit policies of the PC/CM Business;

(ii) any Contract under which any PC/CM Subsidiary is obligated, directly or indirectly, to make any capital contribution or financial commitment to, or other investment in, any Person, including any seed capital or similar investment;

(iii) any Contract that provides for earn-outs or other similar contingent obligations; or

(iv) any Contract which contains a (A) “clawback” or similar undertaking by any PC/CM Subsidiary requiring the reimbursement or refund of any fees (whether performance based or otherwise) or (B) a “most favored nation” or similar provision.

Section 5.17 Intellectual Property.

(a) Section 5.17(a) of the Legg Mason Disclosure Letter sets forth, as of the date hereof, a complete list of all PC/CM Owned Intellectual Property that is the subject of an application or registration. A PC/CM Transferred Subsidiary at the Closing will own all PC/CM Owned Intellectual Property, and at the Closing will have a valid right to use all PC/CM Owned Intellectual Property and, subject to the Legg Mason PC/CM TSA, PC/CM Licensed Intellectual Property, free and clear of all Liens, other than Permitted Liens, and no PC/CM Subsidiary is in material breach of any agreement for the provision or use of material PC/CM Licensed Intellectual Property.

(b) There is no material litigation pending or, to the Knowledge of Legg Mason, threatened against the PC/CM Business that involves a claim (i) alleging that the operation of the PC/CM Business infringes, misappropriates, dilutes or otherwise violates a third party’s Intellectual Property rights or (ii) challenging the ownership, use, validity, enforceability or registrability of any PC/CM Intellectual Property. To the Knowledge of Legg Mason, the PC/CM Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate any third party’s Intellectual Property rights. No PC/CM Subsidiary has brought or, to the Knowledge of Legg Mason, threatened a claim against any third party (A) alleging infringement, misappropriation, dilution or other violation of any material PC/CM Owned Intellectual Property or (B) challenging any such third party’s ownership or use of, or the validity, enforceability or registrability of, such third party’s Intellectual Property, and, to the Knowledge of Legg Mason, there is no basis for a claim regarding any of the foregoing.

Section 5.18 Taxes. The Parties acknowledge and agree that no representation or warranty contained in this Article V (other than in this Section 5.18) shall apply to any Tax matter specifically addressed in the representations and warranties contained in this Section 5.18. Except as disclosed in Section 5.18 of the Legg Mason Disclosure Letter:

(a) All material Tax Returns required to have been filed by, or with respect to, the PC/CM Subsidiaries have been filed on a timely basis and Taxes required to be shown on such Tax Returns have been paid. All such Tax Returns were correct and complete in all material respects, and with respect to any taxable period for which such Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the PC/CM Subsidiaries have made due and sufficient current accruals for any such material Taxes on the PC/CM Base Balance Sheet in accordance with the generally accepted accounting principles which are used in the applicable jurisdiction of each such applicable PC/CM Subsidiary.

(b) (i) No written notice has been received of any deficiencies for Taxes claimed, proposed or assessed by any Governmental Authority with respect to the PC/CM Subsidiaries for which Legg Mason Sellers or any of their Affiliates may have any material liability; (ii) there are no pending, current or, to the Knowledge of Legg Mason, proposed in writing audits, suits, proceedings, investigations, claims or administrative proceedings by any Governmental Authority for or relating to any material liability in respect of any such Taxes; (iii) there are no outstanding written agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed with respect to the PC/CM Subsidiaries, nor is any written request for any such agreement or waiver pending; (iv) no Closing Agreement pursuant to Section 7121 of the Code (or any similar provision under Requirements of Law) has been entered into by or with respect to any of the PC/CM Subsidiaries; and (v) no claim has been made by a Governmental Authority in writing in a jurisdiction where Tax Returns with respect to any PC/CM Subsidiary are not filed that Legg Mason or the PC/CM Subsidiary is or may be subject to taxation by such jurisdiction.

(c) The PC/CM Subsidiaries have complied in all material respects with all Requirements of Law relating to the payment and withholding of Taxes and each of them has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any PC/CM Business Employee, independent contractor, creditor, stockholder, foreign person or other third party.

(d) There are no material Liens for Taxes upon the assets or properties of the PC/CM Business except for statutory Liens for Taxes not yet due. There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the PC/CM Subsidiaries. None of the PC/CM Subsidiaries has requested an extension of time within which to file any Tax Return in respect of any taxable period for which such Tax Return has not since been filed.

(e) None of the PC/CM Subsidiaries nor Legg Mason with respect to any of the PC/CM Subsidiaries has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), or has been a “material advisor” or “promoter” (as those terms are defined in Sections 6111 and 6112 of the Code and the Treasury Regulations promulgated thereunder) in (i) any “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations promulgated thereunder, (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations promulgated thereunder, (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations promulgated thereunder or (iv) any transactions subject to the list maintenance requirements under Section 6112 of the Code and the Treasury Regulations promulgated thereunder.

(f) No PC/CM Subsidiary is a party to any tax indemnification, allocation or sharing agreement with another Person for which any PC/CM Subsidiary will have obligations or liabilities after the Closing Date (except for (i) customary agreements to indemnify lenders or security holders in respect of Taxes, and (ii) provisions in agreements for the acquisition or divestiture of subsidiaries, assets or business lines that require such PC/CM Subsidiary to indemnify a purchaser for Taxes). Legg Mason (or its Affiliates) is eligible to make a Code Section 338(h)(10) election with respect to each PC/CM Domestic Subsidiary in connection with the sale of the PC/CM Transferred Shares pursuant to this Agreement.

(g) Since March 31, 2005, other than in the ordinary course and consistent with past practice, no PC/CM Subsidiary has changed any material Tax principle, method or practice, other than changes required by Requirements of Law, or made or revoked any material Tax election. Section 5.18(g) of the Disclosure Letter lists any material change in a Tax principle, method or practice or any material Tax election made or revoked by an PC/CM Subsidiary from January 1, 2002 until March 31, 2005.

Section 5.19 Environmental Matters. Since January 21, 2002, the PC/CM Business has been operated in compliance in all material respects with all applicable

Environmental Laws and Permits required thereunder. There are no present events, conditions or circumstances associated with the PC/CM Business that would reasonably be expected to result in any action or claim against the PC/CM Subsidiaries under applicable Environmental Laws that, individually or in the aggregate, would reasonably be expected to result in any material liability, nor has any PC/CM Subsidiary or any Legg Mason Seller received any notice that any PC/CM Leased Real Property is in violation of any Environmental Laws or that such PC/CM Subsidiary is responsible (or potentially responsible) for the investigation, cleanup, monitoring or other remediation of any Hazardous Materials on, at or under any PC/CM Leased Real Property that, individually or in the aggregate, would reasonably be expected to result in any material liability. There is no pending or, to the Knowledge of Legg Mason, threatened claim, litigation or proceeding imposed upon or asserted against Legg Mason or any PC/CM Subsidiary or any of their respective Subsidiaries arising directly or indirectly from or out of the presence, alleged presence, release, threatened release, disposal or removal of, or exposure to, Mold in, on, under or around any PC/CM Leased Real Property. Neither Legg Mason nor any PC/CM Subsidiary nor any of their respective Subsidiaries has received any complaint from any of their respective employees, customers, agents or any other individuals relating to the presence, alleged presence, release, threatened release, disposal or removal of, or exposure to, Mold in, on, under or around any PC/CM Leased Real Property. No Mold is present at any PC/CM Leased Real Property which would reasonably be expected to result in a material liability.

Section 5.20 Legg Mason Capitalization.

(a) As of May 31, 2005, the authorized capital stock of Legg Mason consists of 250,000,000 shares of Legg Mason Common Stock and 4,000,000 shares of preferred stock, par value $10 per share (together with the Legg Mason Common Stock, the “Legg Mason Capital Stock”). At the close of business on May 31, 2005, (i) 107,853,565 shares of Legg Mason Common Stock were issued and outstanding, (ii) 17,132,461 shares of Legg Mason Common Stock were reserved for issuance (including shares underlying outstanding stock options and shares available for future grant) pursuant to the incentive plans listed in Section 5.20(a) of the Legg Mason Disclosure Letter, (iii) 2,562,831 shares of Legg Mason Common Stock were reserved for issuance upon exchange of exchangeable shares (the “Canadian Exchangeable Shares”) in connection with the acquisition of Legg Mason Canada Inc., (iv) 5,657,902 shares of Legg Mason Common Stock were reserved for issuance upon conversion of the zero-coupon contingent convertible senior notes due June 6, 2031 and (v) one share of preferred stock was issued and outstanding in connection with the Canadian Exchangeable Shares.

(b) Except as set forth above in this Section 5.20, there are no outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Legg Mason Capital Stock obligating Legg Mason or any of its Affiliates, at any time or upon the occurrence of certain events, to offer, issue, sell, transfer, vote or otherwise dispose of or sell any Legg Mason Capital Stock. Except as set forth above in this Section 5.20, none of Legg Mason or any of its Affiliates has (i) outstanding Indebtedness that could entitle or convey to any Person the right to vote, or that is convertible into or exercisable for, Legg Mason Capital Stock or (ii) outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments that entitle or convey to any Person the right to vote with the Legg Mason Sellers on any matter in respect of the Legg Mason Capital Stock. Other than in connection with the Canadian Exchangeable Shares, to the Knowledge of Legg Mason,

there are no voting trusts or other agreements or understandings outstanding with respect to the Legg Mason Capital Stock.

Section 5.21 Legg Mason SEC Filings.

(a) Legg Mason has filed with, or furnished to, the SEC all required Legg Mason SEC Documents. As of their respective dates, the Legg Mason SEC Documents complied in all material respects with Requirements of Law applicable to such Legg Mason SEC Documents. None of the Legg Mason SEC Documents contained, at the time when filed, or, if amended or supplemented prior to the date of this Agreement, as of the date of such amendment or supplement, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that information contained in any Legg Mason SEC Document has been revised or superseded by a Legg Mason SEC Document filed as of a later date (but before the date of this Agreement). The financial statements of Legg Mason included in the Legg Mason SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto). The financial statements of Legg Mason included in the Legg Mason SEC Documents fairly present in all material respects the financial position of Legg Mason and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments).

(b) Except for filings with the SEC which are the subject of Section 5.21(a), all reports, statements, documents, registrations, filings or submissions required to be filed by Legg Mason or its Affiliates (other than the PC/CM Subsidiaries, which are addressed in Section 5.7) with any Governmental Authority (i) have been filed, except where the failure to make such filings would not, individually or in the aggregate, reasonably be expected to have a Legg Mason Material Adverse Effect; and (ii) were in compliance with Requirements of Law when filed or as amended or supplemented and no deficiencies have been asserted in writing by any such Governmental Authority with respect to any such reports, statements, documents, registrations, filings or submissions that have not been remedied, except for any non-compliance or deficiencies which would not, individually or in the aggregate, reasonably be expected to have a Legg Mason Material Adverse Effect.

(c) Except as (i) arising under this Agreement, (ii) set forth in the financial statements included in Legg Mason’s annual report on Form 10-K filed prior to the date hereof for the 12 months ended March 31, 2005, or (iii) incurred in the ordinary course of business since March 31, 2005, neither Legg Mason nor any of its Subsidiaries has any liabilities that, individually or in the aggregate, have had or would reasonably be expected to have a Legg Mason Material Adverse Effect.

Section 5.22 Affiliate Transactions. Except for Contracts and arrangements (a) which are on customary arms-length terms, (b) in respect of services and products that are to be continued or provided pursuant to the Related Agreements or (c) to be terminated pursuant to Section 6.10(b) on or prior to the Closing Date, no PC/CM Subsidiary is a party to any Contract or arrangement with Legg Mason or its Affiliates other than the PC/CM Subsidiaries.

Section 5.23 Absence of Certain Legg Mason Changes. Since March 31, 2005, Legg Mason has conducted its business only in the ordinary course and there has not occurred any change or event that, individually or in the aggregate, has had a Legg Mason Material Adverse Effect.

Section 5.24 No Legg Mason Stockholder Vote Required. No vote or other action of the stockholders of Legg Mason is required pursuant to any Requirement of Law, the organizational documents of Legg Mason or otherwise in order for Legg Mason to consummate the Transactions.

Section 5.25 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Legg Mason Sellers or the PC/CM Subsidiaries, except those for which Legg Mason Sellers will be solely responsible.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of CAM Business.

(a) Except (i) as expressly contemplated by this Agreement (including Section 6.13), (ii) for matters set forth in Section 6.1(a) of the Citigroup Disclosure Letter or (iii) with the prior written consent of Legg Mason, from and after the date hereof and prior to the Closing Date, Citigroup hereby covenants and agrees that it will, and will cause its Affiliates to, (A) carry on the CAM Business in the ordinary course in all material respects consistent with past practice and (B) use reasonable best efforts to keep the CAM Business and operations intact (provided that, except as otherwise contemplated by this Agreement or the Related Agreements, the foregoing shall not require Citigroup or its Affiliates to expend any additional monies to retain the services of its present officers and employees) and preserve its material Permits, rights, franchises, goodwill and relations with its clients, customers, landlords, suppliers and others with whom it does business so that they will be preserved after the Closing.

(b) Without limiting the provisions of Section 6.1(a), Citigroup hereby covenants and agrees that, except (i) as expressly contemplated by this Agreement (including Section 6.13), (ii) as set forth in Section 6.1(b) of the Citigroup Disclosure Letter or (iii) with the prior written consent of Legg Mason (which consent shall not be unreasonably withheld, delayed or conditioned), from and after the date hereof and prior to the Closing Date, no CAM Subsidiary will:

(i) amend, restate or otherwise change the articles or certificate of incorporation or bylaws or equivalent organizational documents of any CAM Subsidiary;

(ii) split, combine, redeem, reclassify, purchase or otherwise acquire, directly or indirectly, any equity interests or shares of capital stock of, or other equity or voting interest in, any CAM Subsidiary, or make any other changes in the capital structure of any CAM Subsidiary;

(iii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (A) any equity interests or capital stock of, or other equity or voting interest in, any CAM Subsidiary or (B) any equity rights in respect of, security convertible into, exchangeable for or evidencing the right to subscribe for or acquire either (x) any equity interests or shares of capital stock of, or other equity or voting interest in, any CAM Subsidiary or (y) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any shares of the capital stock of, or other equity or voting interest in, any CAM Subsidiary;

(iv) change any material Tax or financial accounting principle, method or practice or increase the carrying value of any asset of the CAM Business for financial accounting purposes, other than changes required by GAAP or Requirements of Law, or make or revoke any material Tax election;

(v) terminate the employment of any CAM Business Employee who was a key officer or investment professional other than for willful misconduct, malfeasance or any conduct constituting “cause” as defined under any applicable CAM Benefit Plan or Contract or for violation of any Requirement of Law or applicable corporate or compliance policies;

(vi) terminate, discontinue, close or suspend any material business operation of the CAM Business;

(vii) except as required pursuant to the Requirement of Law or an existing CAM Benefit Plan or Contract, (A) other than wage or salary increases in the ordinary course of business consistent in nature and amount with the past practice of the CAM Business, make or agree to make any increase in wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any CAM Business Employee who is an officer or investment professional, (B) grant or agree to grant any severance or termination pay or enter into any Contract to make or grant any severance or termination pay or, other than in the ordinary course of business consistent in nature and amount with the past practice of the CAM Business, pay or agree to pay any bonus or other incentive compensation to any CAM Business Employee who is an officer or investment professional, (C) grant or agree to grant or accelerated the time of vesting or payment of any benefits or awards under a CAM Benefit Plan or other equity interests of any CAM Subsidiary, (D) loan (other than margin loans within a brokerage account in the ordinary course of business consistent in nature and amount with the past practices of the CAM Business), amend any loan, or advance money or other property to any CAM Business Employee, or (E) establish, adopt, amend, modify or terminate any CAM Benefit Plan in any material respect, other than any such actions that apply to all of the participants in such CAM Benefit Plan on a substantially similar basis;

(viii) except on behalf of a CAM Advisory Client (other than an Affiliate of Citigroup), acquire or dispose of, whether by purchase, merger, consolidation or sale, lease, pledge or other encumbrance of stock or assets or otherwise, any material interest (and in no event an interest of 5% or more) in any (A) corporation, partnership or other Person or (B) material assets comprising a business or any other material property or assets, in a single transaction or in a series of transactions;

(ix) incur any Indebtedness or make any (A) advances, loans or extensions of credit to any Person, including any guarantee or other undertaking (by way of “keep well” or otherwise) in respect of the obligations of any Person or (B) material capital contributions to, or investments in, any other Person;

(x) change any policies or practices in respect of clearing and settlement of securities transactions;

(xi) materially change any customary methods of operations of the CAM Business, including marketing and pricing;

(xii) enter into any Contract, other than (A) Contracts entered into in the ordinary course of business consistent in nature and amount with past practice, (B) Contracts terminable on notice of 60 days or less without the payment of any premium, penalty or fee and (C) Contracts pursuant to which any CAM Subsidiary will receive, or is reasonably expected to receive, payments, or will make, or is reasonably expected to make, payments of more than $5,000,000 in the aggregate per annum and $25,000,000 over the life of such Contract;

(xiii) other than in the ordinary course of the PC/CM Business, enter into, become subject to, amend, terminate or modify in any material respect any Contract of the type described in Section 4.18(a)(i) or (ii);

(xiv) make or incur any capital expenditure or other financial commitment requiring payments in excess of $2,000,000 individually or $10,000,000 in the aggregate;

(xv) amend, terminate, cancel, compromise, pay, discharge, settle or satisfy any material claim, action, proceeding, liability or other material obligation or waive any material rights or material claims in respect of the CAM Business;

(xvi) except as required pursuant to the Requirements of Law or by any Governmental Authority, (A) make any settlement or compromise of any audit or any other controversy or proceeding with respect to Taxes or (B) consent to any extension or waiver of any limitation period with respect to any material Taxes, in each of clauses (A) and (B), to the extent such action, individually or in the aggregate, would reasonably be expected to have an adverse impact on any CAM Subsidiary in any material respect for any taxable period ending after the Closing Date;

(xvii) take or fail to take any action constituting a breach or default under, or materially impairing its rights in, any material Contract or its assets other than in the ordinary course of business consistent with past practices or amend any material Contract to increase the amount payable by the CAM Subsidiary thereunder or otherwise cause such Contract to be materially more burdensome to the CAM Business;

(xviii) accelerate the billing or other realization of advisory fees or fees for fee based brokerage accounts payable by any CAM Advisory Client or delay the payment of liabilities beyond the ordinary course of business; or

(xix) commit or agree, whether or not in writing, to do, or to authorize, any of the foregoing.

(c) Nothing contained in this Agreement shall give to Legg Mason, directly or indirectly, rights to control or direct the operation of the CAM Business prior to the Closing. Prior to the Closing, Citigroup Sellers and their Affiliates shall be entitled to exercise, subject to the terms and conditions of this Agreement, complete control and supervision of the operations of the CAM Business.

Section 6.2 Conduct of PC/CM Business.

(a) Except (i) as expressly contemplated by this Agreement (including Section 6.13), (ii) for matters set forth in Section 6.2(a) of the Legg Mason Disclosure Letter or (iii) with the prior written consent of Citigroup, from and after the date hereof and prior to the Closing Date, Legg Mason hereby covenants and agrees that it will, and will cause its Affiliates to, (A) carry on the PC/CM Business in the ordinary course in all material respects consistent with past practice and (B) use reasonable best efforts to keep the PC/CM Business and operations intact (provided that, except as otherwise contemplated by this Agreement or the Related Agreements, the foregoing shall not require Legg Mason or its Affiliates to expend any additional monies to retain the services of its present officers and employees) and preserve its material Permits, rights, franchises, goodwill and relations with its clients, customers, landlords, suppliers and others with whom it does business so that they will be preserved after the Closing.

(b) Without limiting the provisions of Section 6.2(a), Legg Mason hereby covenants and agrees that, except (i) as expressly contemplated by this Agreement (including Section 6.13), (ii) as set forth in Section 6.2(b) of the Legg Mason Disclosure Letter or (iii) with the prior written consent of Citigroup (which consent shall not be unreasonably withheld, delayed or conditioned), from and after the date hereof and prior to the Closing Date, no PC/CM Subsidiary will:

(i) amend, restate or otherwise change the articles or certificate of incorporation or bylaws or equivalent organizational documents of any PC/CM Subsidiary;

(ii) split, combine, redeem, reclassify, purchase or otherwise acquire, directly or indirectly, any equity interests or shares of capital stock of, or other equity or voting interest in, any PC/CM Subsidiary, or make any other changes in the capital structure of any PC/CM Subsidiary;

(iii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (A) any equity interests or capital stock of, or other equity or voting interest in, any PC/CM Subsidiary or (B) any equity rights in respect of, security convertible into, exchangeable for or evidencing the right to subscribe for or acquire either (x) any equity interests or shares of capital stock of, or other equity or voting interest in, any PC/CM Subsidiary or (y) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any shares of the capital stock of, or other equity or voting interest in, any PC/CM Subsidiary;

(iv) change any material Tax or financial accounting principle, method or practice or increase the carrying value of any asset of the PC/CM Business for financial accounting purposes, other than changes required by GAAP or Requirements of Law, or make or revoke any material Tax election;

(v) terminate the employment of any PC/CM Business Employee who was a key officer or investment professional, including bankers, brokers, and traders, other than for willful misconduct, malfeasance or any conduct constituting “cause” as defined under any applicable PC/CM Benefit Plan or Contract or for violation of any Requirement of Law or applicable corporate or compliance policies;

(vi) terminate, discontinue, close or suspend any material business operation of the PC/CM Business;

(vii) except as required pursuant to the Requirement of Law or an existing PC/CM Benefit Plan or Contract, (A) other than wage or salary increases in the ordinary course of business consistent in nature and amount with the past practice of the PC/CM Business, make or agree to make any increase in wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any PC/CM Business Employee who is an officer or investment professional, (B) grant or agree to grant any severance or termination pay or enter into any Contract to make or grant any severance or termination pay or, other than in the ordinary course of business consistent in nature and amount with the past practice of the PC/CM Business, pay or agree to pay any bonus or other incentive compensation to any PC/CM Business Employee who is an officer or investment professional, (C) grant or agree to grant or accelerated the time of vesting or payment of any benefits or awards under a PC/CM Benefit Plan or other equity interests of any PC/CM Subsidiary, (D) loan (other than margin loans within a brokerage account in the ordinary course of business consistent in nature and amount with the past practices of the PC/CM Business), amend any loan, or advance money or other property to any PC/CM Business Employee, or (E) establish, adopt, amend, modify or terminate any PC/CM Benefit Plan in any material respect, other than any such actions that apply to all of the participants in such PC/CM Benefit Plan on a substantially similar basis;

(viii) acquire or dispose of, whether by purchase, merger, consolidation or sale, lease, pledge or other encumbrance of stock or assets or otherwise, any material interest (and in no event an interest of 5% or more) in any (A) corporation, partnership or other Person or (B) material assets comprising a business or any other material property or assets, in a single transaction or in a series of transactions;

(ix) incur any Indebtedness or make any (A) advances, loans or extensions of credit to any Person, including any guarantee or other undertaking (by way of “keep well” or otherwise) in respect of the obligations of any Person, other than extensions of credit to customers in the ordinary course of business and in accordance with Requirements of Law and the internal credit policies of the PC/CM Business or (B) material capital contributions to, or investments in, any other Person;

(x) change any margin policies or practices for the PC/CM Business (including interest on free credit balances) in any material respect, except as may be required to comply with Requirements of Law;

(xi) change any policies or practices for the PC/CM Business generally in respect of clearing and settlement of securities transactions in any material respect, except as may be required to comply with Requirements of Law;

(xii) materially change any customary methods of operations of the PC/CM Business, including marketing and pricing;

(xiii) enter into any Contract, other than (A) Contracts entered into in the ordinary course of business consistent in nature and amount with past practice, (B) Contracts terminable on notice of 60 days or less without the payment of any premium, penalty or fee and (C) Contracts pursuant to which any PC/CM Subsidiary will receive, or is reasonably expected to receive, payments, or will make, or is reasonably expected to make, payments of more than $2,500,000 in the aggregate per annum and $12,500,000 over the life of such Contract;

(xiv) enter into, become subject to, amend, terminate or modify in any material respect any Contract of the type described in Section 5.16(a)(i) or (ii);

(xv) make or incur any capital expenditure or other financial commitment requiring payments in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(xvi) amend, terminate, cancel, compromise, pay, discharge, settle or satisfy any material claim, action, proceeding, liability or other material obligation or waive any material rights or material claims in respect of the PC/CM Business;

(xvii) except as required pursuant to the Requirements of Law or by any Governmental Authority, (A) make any settlement or compromise of any current audit or any other controversy or proceeding with respect to Taxes or (B) consent to any extension or waiver of any limitation period with respect to any material Taxes, in each of clauses (A) and (B), to the extent such action, individually or in the aggregate, would reasonably be expected to have an adverse impact on any PC/CM Subsidiary in any material respect for any taxable period ending after the Closing Date;

(xviii) take or fail to take any action constituting a breach or default under, or materially impairing its rights in, any material Contract or its assets other than in the ordinary course of business consistent with past practices or amend any material Contract to increase the amount payable by the PC/CM Subsidiary thereunder or otherwise cause such Contract to be materially more burdensome to the PC/CM Business;

(xix) enter into, become subject to, amend or terminate any Contract with respect to underwriting or mergers and acquisitions advisory services other than in the ordinary course of the PC/CM Business;

(xx) accelerate the billing or other realization of advisory fees or fees for fee based brokerage accounts payable by any PC/CM Customer or delay the payment of liabilities beyond the ordinary course of business; or

(xxi) commit or agree, whether or not in writing, to do, or to authorize, any of the foregoing.

(c) Nothing contained in this Agreement shall give to Citigroup, directly or indirectly, rights to control or direct the operation of the PC/CM Business prior to the Closing. Prior to the Closing, Legg Mason Sellers and their Affiliates shall be entitled to exercise, subject to the terms and conditions of this Agreement, complete control and supervision of the operations of the PC/CM Business.

Section 6.3 Access and Confidentiality.

(a) From the date hereof to the Closing, subject to any Requirement of Law and Sections 6.3(b) and (c), each Party shall, and shall cause its Affiliates to, permit the other Party and its representatives to have reasonable access, during regular business hours and upon reasonable advance notice for purposes reasonably related to the Transactions, to their respective properties, premises, facilities, employees and representatives and books and records, including all computer tapes and similarly stored data, but only to the extent that such access does not unreasonably interfere with the business of Citigroup or Legg Mason (and their respective Affiliates), as the case may be, and each Party shall direct its employees, agents and representatives, and shall cause its Affiliates and their employees, agents and representatives, to cooperate fully with the other Party and its representatives; provided that the foregoing shall not require (i) either Party or its Affiliates to (A) permit any inspection, or to disclose any information, that would result in the disclosure of any trade secrets of third parties, or any trade secrets of either Party or any of its respective Affiliates unrelated to the Transactions or (B) violate any obligations of either Party or its Affiliates to any third party with respect to confidentiality (provided that the applicable Party shall have used its reasonable best efforts to obtain the consent of such third party to such inspection or disclosure) or (ii) any disclosure by a Party or any of its Affiliates that would reasonably be expected, as a result of such disclosure, and after consultation with counsel, to have the effect of causing the waiver of any attorney-client privilege.

(b) From and after the Closing, except in connection with the activities contemplated by the Related Agreements or as provided therein, neither Party shall, and shall cause its respective Affiliates (including, in the case of Legg Mason, the CAM Subsidiaries and, in the case of Citigroup, the PC/CM Subsidiaries) and its Affiliates’ personnel (including each of their accountants, legal advisers and other professional advisers) not to, disclose to any other Person or otherwise use any Confidential Information of the other Party; provided that a Party (or any of its Affiliates) may disclose Confidential Information (i) to the extent required pursuant to the Requirements of Law, in any report, statement, testimony or other submission to any Governmental Authority or (ii) in order to comply with any Requirement of Law, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to Citigroup or Legg Mason, as the case may be, in the course of any litigation, investigation or administrative proceeding; provided further that if either Party or its Affiliates is, in the opinion of counsel to such Party, required by Requirements of Law to disclose any Confidential Information, such Party shall (A) to the extent such action would not violate or conflict with Requirements of Law, promptly notify the other Party of such Requirement of Law so that the non-disclosing Party may, at its sole expense, seek an appropriate protective order and/or waive in writing the disclosing Party’s compliance with the provisions of this Agreement and (B) if, in the absence of a protective order or the receipt of a waiver hereunder, such Party or any of its Affiliates is nonetheless, in the opinion of counsel to such Party, compelled to disclose such Confidential Information, such Party, after notice to the non-disclosing Party (unless such notice would violate or conflict with Requirements of Law), may disclose such Confidential Information to the extent so required, in the opinion of counsel, by Requirements of Law. If requested by the other Party, the Party disclosing such information shall (x) exercise reasonable best efforts, at the non-disclosing Party’s sole expense, to obtain reliable assurances that the Confidential Information so disclosed will be accorded confidential treatment or (y) cooperate with any attempt by the non-disclosing Party to obtain reliable assurances that the Confidential Information so disclosed will be accorded confidential treatment. Each Party agrees, and shall cause its Affiliates, to protect the Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized disclosure of such as each Party uses to protect its own confidential information of a like nature. Neither Party, any of its Affiliates or their respective personnel (including each of its respective Affiliates’ accountants, legal advisers and other professional advisers) shall be liable for the disclosure of Confidential Information as expressly permitted by this subsection (b). To the extent that a Party (or any of its Affiliates) discovers that it possesses Confidential Information of the other Party, it shall promptly return such Confidential Information to the other Party.

(c) All Confidential Information provided or obtained in connection with the Transactions (including pursuant to subsection (a) above) will be held in accordance with the Confidentiality Agreement, dated May 20, 2005 (the “Confidentiality Agreement”); provided that, in the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement will govern.

(d) Following the Closing, subject to any Requirement of Law, each Party will allow the other Party and its representatives to have reasonable access, during regular business hours and upon reasonable advance notice to examine and make copies, at each Party’s own expense, of any books and records and personnel records relating to the CAM Business or the PC/CM Business, as the case may be, which were retained by the other Party or its Affiliates for any purpose reasonably related to the CAM Business or the PC/CM Business, as the case may be, including in connection with (i) the preparation of a Party’s accounting records, or with any audits conducted by a Party, (ii) any suit, claim, action, proceeding or investigation relating to the CAM Business or the PC/CM Business or (iii) any regulatory filing or matter; provided that (A) Citigroup or Legg Mason, as the case may be, shall reimburse the other Party promptly for all reasonable and necessary out-of-pocket costs and expenses incurred by Legg Mason or Citigroup, as the case may be, in connection with any such request and (B) neither Party shall be required to permit the foregoing activities that would (x) result in the disclosure of any trade secrets of third parties, or any trade secrets of either Party or of any of their respective Affiliates unrelated to the Transactions or (y) violate any obligations of either Party or their respective Affiliates to any third party with respect to confidentiality or (z) reasonably be expected to have the effect of causing the waiver of any attorney-client privilege in the opinion of counsel.

(e) In addition to the foregoing, following the Closing and subject to any Requirement of Law, each Party shall reasonably cooperate with and assist the other Party in the former’s defense of, or response to, any suit, claim, action, proceeding or investigation (i) in the event that such Party requesting cooperation would be required to indemnify the other Party pursuant to Article VIII or Article X from and against any Losses suffered by such other Party in connection with such suit, claim, action, proceeding or investigation and (ii) that relates to a matter of which any employee of the other Party has knowledge as a result of such employee’s prior employment with the Party requesting cooperation. Such obligation to cooperate shall include causing such employees to be available to the requesting Party during regular business hours and upon reasonable advance notice, but only to the extent that such action does not unduly interfere with the business of the cooperating Party; provided that (A) the requesting Party shall reimburse the other Party promptly for all reasonable and necessary out-of-pocket costs and expenses incurred by such other Party in connection with any such request and (B) such other Party shall not be required to permit any of the foregoing activities that would (x) result in the disclosure of any trade secrets of third parties, or any trade secrets of either Party or of any of their respective Affiliates unrelated to the Transactions, (y) violate any obligations of either Party or their respective Affiliates to any third party with respect to confidentiality or (z) reasonably be expected, in the opinion of counsel, to have the effect of causing the waiver of any attorney-client privilege.

(f) Legg Mason shall (i) preserve and keep all books and records relating to the accounting, business and financial affairs related to the CAM Business in a manner reasonably consistent with past practice, for a period of not less than seven years following the Closing Date or for any longer period as may be (A) required pursuant to the Requirements of Law or any Governmental Authority or (B) reasonably necessary with respect to the prosecution or defense of any audit or other legal action and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of Citigroup reasonable access (including the right to make photocopies at Citigroup’s expense), during normal business hours, to such books and records. Notwithstanding the foregoing provisions of this Section 6.3(e), the provisions of Article VIII shall govern the preservation, retention and sharing of Tax Returns and Tax work papers.

(g) Citigroup shall (i) preserve and keep all books and records relating to the accounting, business and financial affairs related to the PC/CM Business in a manner reasonably consistent with past practice, for a period of not less than seven years following the Closing Date or for any longer period as may be (A) required pursuant to the Requirements of Law or any Governmental Authority or (B) reasonably necessary with respect to the prosecution or defense of any audit or other legal action and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of Legg Mason reasonable access (including the right to make photocopies at Legg Mason’s expense), during normal business hours, to such books and records. Notwithstanding the foregoing provisions of this Section 6.3(e), the provisions of Article VIII shall govern the preservation, retention and sharing of Tax Returns and Tax work papers.

Section 6.4 Notice of Certain Matters. From the date hereof to the Closing Date, each Party shall promptly advise the other Party in writing upon acquiring Knowledge of any event, circumstance, occurrence or fact that would cause any of the conditions set forth in Sections 7.1 and 7.2, in the case of Citigroup, and Sections 7.1 and 7.3, in the case of Legg Mason, not to be satisfied on or prior to the Termination Date. No such advice shall be deemed to amend or modify any representation or warranty of the Party disclosing such information or affect any rights or remedies available to the Party receiving such information in connection with any breach of any representation or warranty; provided that a breach of this Section 6.4 shall not be considered for purposes of determining the satisfaction of the closing conditions set forth in Article VII or give rise to a right of termination under Article IX if the underlying breach or breaches with respect to which the other Party failed to give notice would not result in the failure of the closing conditions set forth in Article VII nor result in the right of such non-breaching Party to terminate this Agreement under Article IX, as the case may be.

Section 6.5 Efforts; Filings.

(a) Subject to Section 6.6, upon the terms and subject to the conditions of this Agreement, each Party shall use its reasonable best efforts to take, agree to take, or cause to be taken, any and all actions and to do, or cause to be done, any and all things reasonably necessary, proper or advisable under any Requirement of Law or otherwise, so as to, as promptly as practicable, (i) permit consummation of the transactions set forth in Section 6.13, (ii) permit consummation of the purchase of the CAM Transferred Shares and the PC/CM Transferred Shares and (iii) otherwise enable consummation of the Transactions, and each such Party shall, and shall cause its respective Affiliates to, cooperate fully to that end.

(b) As promptly as practicable after the date hereof (but in no event later than 10 days after the date hereof), (i) if and to the extent required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), Citigroup and Legg Mason shall prepare and file all documents and notifications with the FTC and the DOJ as are required to comply with the HSR Act. Each of Citigroup and Legg Mason shall cooperate with the other in good faith in the preparation of all such filings and responses, and shall do, or cause to be done, all things and take, or cause to be taken, all actions required to obtain the prompt termination of the waiting period thereunder, including supplying, as promptly as practicable, any additional information and documentary material that may be requested pursuant to the HSR Act.

(c) Without limiting the foregoing and subject to Section 6.6, each of Citigroup and Legg Mason hereby agrees to use its reasonable best efforts to prepare all documentation, to effect all filings and to obtain all Permits and Consents of all Governmental Authorities and other Persons necessary to consummate the Transactions as promptly as reasonably practicable. In connection with effecting any such filing or obtaining any such Permit or Consent necessary to consummate the Transactions, each of Citigroup and Legg Mason shall, subject to the Requirements of Law (i) permit counsel for the other Party to review in advance, and consider in good faith the views of the other Party in connection with, any proposed written communication to any Governmental Authority and (ii) provide counsel for the other Party with copies of all filings made by such Party and all written correspondence between such Party (and its advisors) with any Governmental Authority and any other written information supplied by such Party and such Party’s Subsidiaries to, or received from, a Governmental Authority; provided, however, that materials may be redacted or withheld (A) to the extent that they concern the valuation of the CAM Business or the PC/CM Business, as the case may be, or alternatives to the Transactions and (B) as necessary to comply with contractual arrangements.

Section 6.6 Client and Customer Consents.

(a) With respect to each CAM Advisory Contract (other than any SMA Contract) for which the Consent of the applicable CAM Advisory Client (other than a CAM Registered Investment Company or a CAM Non-Registered Fund) to the assignment or deemed assignment of such CAM Advisory Contract as a result of the Transactions is required pursuant to the Requirements of Law and/or by the terms of such CAM Advisory Contract, as promptly as practicable following the date hereof, Citigroup shall, or shall cause the Citigroup Sellers or one of their respective Affiliates to, send a written notice (a “CAM Notice”) informing each such CAM Advisory Client of the Transactions and requesting consent to the assignment or deemed assignment of the applicable CAM Advisory Contract(s). The Parties agree that Consent for any such CAM Advisory Contract shall be deemed given for all purposes of this Agreement as follows: (i) for those such CAM Advisory Contracts set forth on Annex F, upon receipt of written Consent prior to the Closing Date, (ii) for all other such CAM Advisory Contracts other than SMA Contracts, (A) if written Consent is required pursuant to the Requirements of Law or the applicable CAM Advisory Contract, upon receipt of written Consent prior to the Closing Date or (B) if Consent other than written Consent is sufficient under Requirements of Law and the applicable CAM Advisory Contract, (x) upon receipt of a written Consent prior to the Closing Date or (y) if no such written Consent is received, if 45 days shall have passed since the sending of a CAM Negative Consent Notice (which notice must be sent at least 30 days after the initial CAM Notice was sent) and (iii) for those CAM Advisory Contracts that are SMA Contracts, if 45 days shall have passed since the sending of a CAM Negative Consent Notice; provided, however, that, any CAM Advisory Client who has informed any CAM Subsidiary whether orally or in writing of its intention to terminate its CAM Advisory Contract prior to the Closing shall be deemed not to have provided its Consent for any purpose under this Agreement unless, as of the Closing Date, such notice shall have been rescinded or withdrawn. In the event that a CAM Advisory Contract has been destroyed or otherwise lost, such contract shall be deemed to require Consent other than written Consent for purposes of this Section 6.6(a). All CAM Notices and CAM Negative Consent Notices and related materials distributed to such CAM Advisory Clients shall be in form and substance reasonably acceptable to Legg Mason, and Legg Mason shall be provided the opportunity to review and comment on all such CAM Notices and CAM Negative Consent Notices within a reasonable period of time prior to distribution. Notwithstanding any other provision of this Agreement, prior to the Closing, neither Legg Mason or any of its Affiliates nor any of their respective officers, employees and representatives may, directly or indirectly, contact, in writing or otherwise, any CAM Advisory Client or any other Person who acts as an adviser to or consultant for any CAM Advisory Client with respect to this Agreement or the Transactions without the prior approval of Citigroup.

(b) (i) For each CAM Registered Investment Company, Citigroup shall, and shall cause the Citigroup Sellers or their respective Affiliates to, use reasonable best efforts to obtain in accordance with Section 15 of the Investment Company Act, as promptly as practicable following the date hereof, the approval by the board of directors or trustees of such CAM Registered Investment Company (“RIC Board Approval”) of a new CAM Advisory Contract with such CAM Subsidiary (effective as of the Closing) on terms, taken as a whole, that are no less favorable to the applicable CAM Subsidiary than the terms of such existing CAM Advisory Contract with such CAM Registered Investment Company. To the extent RIC Board Approval has been obtained with respect to a new CAM Advisory Contract in accordance with the immediately preceding sentence, except in the case of any CAM Registered Investment Company for which no shareholder approval is required pursuant to the Requirements of Law, Citigroup shall cause the Citigroup Sellers to use their reasonable best efforts to obtain in accordance with Section 15 of the Investment Company Act, as promptly as practicable following the date hereof, the approval by the shareholders of such CAM Registered Investment Company (except to the extent such shareholder approval is not required by Requirements of Law for the effectiveness of such new CAM Advisory Contract) of such new CAM Advisory Contract described in the immediately preceding sentence. All proxy and related materials distributed in connection with the approvals described in this paragraph shall be in form and substance reasonably acceptable to Legg Mason, and Legg Mason shall be provided a reasonable opportunity to review and comment on all such materials within a reasonable period of time prior to distribution and filing with any Governmental Authority. The Parties agree that Consent for any CAM Advisory Contract with a CAM Registered Investment Company shall be deemed given for all purposes of this Agreement if the applicable CAM Subsidiary shall have entered into a new CAM Advisory Contract with such CAM Registered Investment Company in accordance with the provisions of this subsection (b) and such CAM Advisory Contract has been approved by shareholders in accordance with Section 15 of the Investment Company Act; provided, however, that any CAM Registered Investment Company that has informed any CAM Subsidiary whether orally or in writing of its intention to terminate its CAM Advisory Contract prior to the Closing shall be deemed not to have provided its Consent for any purpose under this Agreement unless, as of the Closing Date, such notice shall have been rescinded or withdrawn. Legg Mason hereby acknowledges and agrees that it shall not, and shall not permit any of its Affiliates to, directly or indirectly, request or propose to any board of directors or trustees of any CAM Registered Investment Company to take any action in furtherance of the merger (whether effected by way of a merger or reorganization) of any CAM Registered Investment Company with or into any other Person (including any Registered Investment Company sponsored by Legg Mason or one of its Affiliates) on or prior to the Closing without the prior written consent of Citigroup.

(ii) Citigroup shall not, and shall cause each of the CAM Subsidiaries and their respective Affiliates to not, amend or revise any CAM Advisory Contract to reduce or waive any fee or reimburse any expenses payable under such CAM Advisory Contract or offer or promise to any CAM Advisory Client any reduced fee, fee waiver or expense reimbursement in connection with obtaining such CAM Advisory Clients’ Consent under Section 6.6(a) or (b) without the prior written consent of Legg Mason.

(iii) Citigroup shall cause the Citigroup Sellers and their respective Affiliates to, use reasonable best efforts to obtain in accordance with Section 15 of the Investment Company Act, as promptly as practicable following the date hereof, RIC Board Approval of a new RIC Distribution Contract between the CAM Registered Investment Company and such CAM Subsidiary or such other Subsidiary of Legg Mason as Legg Mason may designate (effective as of the Closing) on substantially the same terms as the terms of the existing RIC Distribution Contract with such CAM Registered Investment Company.

(iv) For each CAM Registered Investment Company, Citigroup shall cause the Citigroup Sellers and their respective Affiliates to, with respect to Administration Contracts and other Contracts with Affiliates of the Citigroup Sellers that would terminate automatically upon the consummation of the Transactions, use reasonable best efforts to obtain, as promptly as practicable following the date hereof, to the extent required, the approval of the board of directors or trustees of new Administration Contracts and such other Contracts with such Affiliates.

(v) With respect to each CAM Advisory Contract with a CAM Non-Registered Fund for which the Consent of such CAM Non-Registered Fund (or the investors therein) to the assignment or deemed assignment of such CAM Advisory Contract as a result of the Transactions is required pursuant to the Requirements of Law, by the terms of such CAM Advisory Contract and/or by the terms of the constituent documents of such CAM Non-Registered Fund, as promptly as practicable following the date hereof, Citigroup shall cause the Citigroup Sellers and their respective Affiliates to, use reasonable best efforts to obtain the Consent of such CAM Non-Registered Fund (and, to the extent required, the investors therein) in accordance with the terms of the constituent documents of such CAM Advisory Client. The Parties agree that Consent for any CAM Advisory Contract with a CAM Non-Registered Fund shall be deemed given for all purposes of this Agreement in accordance with the provisions of this subsection (b); provided, however, that any such CAM Advisory Client that has informed any CAM Subsidiary whether orally or in writing of its intention to terminate its CAM Advisory Contract prior to the Closing shall be deemed not to have provided its Consent for any purpose under this Agreement.

(vi) The Parties agree that, with respect to any CAM Advisory Contract for which no Consent of the applicable CAM Advisory Client to the assignment or deemed assignment of such CAM Advisory Contract as a result of the Transactions is required pursuant to the Requirements of Law, the terms of such CAM Advisory Contract or, if applicable, the constituent documents of such CAM Advisory Client, (i) Citigroup shall, or shall cause the Citigroup Sellers or one of their respective Affiliates to, send a letter in form and substance reasonably satisfactory to Legg Mason and Citigroup Seller informing each such CAM Advisory Client of the Transactions and (ii) Consent to the assignment or deemed assignment of such CAM Advisory Contract as a result of the Transactions shall be deemed given for all purposes under the Agreement (unless such CAM Advisory Client has informed any CAM Subsidiary in writing of its intention to terminate such CAM Advisory Contract prior to the Closing).

(c) The Parties further agree that, notwithstanding any other provision of this Agreement (including Section 6.5), the provision of this Section 6.6 shall govern the rights and obligations of Citigroup and the CAM Subsidiaries, on one hand, and Legg Mason, on the other hand, with respect to the subject matter hereof and no other section of this Agreement shall be deemed to impose any additional requirements on any Party or its Affiliates. Citigroup and the CAM Subsidiaries, on one hand, and Legg Mason and its Affiliates, on the other hand, covenant and agree that any information that is supplied, sent or given, or included in any document supplied, sent or given, by any of them to any CAM Advisory Client for the purposes of obtaining the requisite Consent for any CAM Advisory Contract or, if applicable, informing any CAM Advisory Client of the Transactions will be true, complete and accurate in all material respects and, at the time such information is sent or given, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

(d) With respect to each PC/CM Customer Contract pursuant to which the PC/CM Business provides investment advisory services for which the Consent of the applicable PC/CM Customer to the assignment or deemed assignment of such PC/CM Customer Contract as a result of the Transactions is required pursuant to the Requirements of Law and/or by the terms of such PC/CM Customer Contract, as promptly as practicable following the date hereof, Legg Mason shall cause the Legg Mason Sellers or one of their respective Affiliates to, take substantially the same actions as may be required under Section 6.6(a) in respect of any SMA Contract, as applicable, to obtain the Consent of such PC/CM Customer to the assignment or deemed assignment of the applicable PC/CM Customer Contract as a result of the Transactions.

Section 6.7 Section 15(f) of the Investment Company Act.

(a) Legg Mason acknowledges that Citigroup has entered into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act. Legg Mason shall cause the Legg Mason Sellers to not take, and shall cause each of them to use reasonable best efforts to cause their respective Affiliates not to take, any action not contemplated by this Agreement and the Related Agreements that would, to the Knowledge of Legg Mason, have the effect, directly and indirectly, of causing the requirements of any of the provisions of Section 15(f) of the Investment Company Act not to be met in respect of this Agreement, the Related Agreements and the Transactions, and each of them shall not fail to take, and, after the Closing, shall use reasonable best efforts to cause each of their respective Affiliates to not fail to take, any action if the failure to take such action would, to the Knowledge of Legg Mason, have the effect, directly or indirectly, of causing the requirements of any of the provisions of Section 15(f) of the Investment Company Act not to be met in respect of this Agreement, the Related Agreements and the Transactions. In that regard, Legg Mason shall conduct its business and shall, subject to applicable fiduciary duties to the CAM Registered Investment Companies, use its reasonable best efforts to cause each of its respective Affiliates to conduct its business so as to assure that, insofar as within the control of Legg Mason or its respective Affiliates:

(i) for a period of three years after the Closing, at least 75% of the members of the boards of directors or trustees of each CAM Registered Investment Company are not (A) “interested persons” of the investment adviser of such CAM Registered Investment Company after the Closing or (B) “interested persons” of the investment adviser of such CAM Registered Investment Company immediately prior to the Closing; and

(ii) for a period of two years after the Closing, there shall not be imposed on any CAM Registered Investment Company an “unfair burden” as a result of the Transactions, or any terms, conditions or understandings applicable thereto;

provided, however, that if Legg Mason or any of its Affiliates obtain an order from the SEC exempting it from the provisions of Section 15(f) while still maintaining the “safe harbor” provided by Section 15(f), then this covenant shall be deemed to be modified to the extent necessary to permit Legg Mason and its Affiliates to act in a manner consistent with such SEC exemptive order.

(b) For a period of three years from the Closing, neither Legg Mason nor any of its Affiliates shall voluntarily engage in any transaction that would constitute an “assignment” to a third party of any CAM Advisory Contract with any CAM Registered Investment Company currently managed by any CAM Subsidiary to which Legg Mason or any such Affiliate is a party, without first obtaining a covenant in all material respects the same as that contained in this Section 6.7; provided that the period of time that has elapsed from Closing to the time of such assignment shall be reduced from the time periods referenced in (i) and (ii) above. Notwithstanding anything to the contrary contained herein, the covenants of the Parties contained in this Section 6.7 are intended only for the benefit of the Parties and for no other Person. The terms used in quotations in this Section 6.7 shall have the meanings set forth in the Investment Company Act.

(c) Citigroup shall not take, and shall cause each of the Citigroup Sellers to use reasonable best efforts to cause their respective Affiliates not to take, any action not contemplated by this Agreement and the Related Agreements that, to the Knowledge of Citigroup, would have the effect, directly and indirectly, of causing the requirements of any of the provisions of Section 15(f) of the Investment Company Act not to be met in respect of this Agreement, the Related Agreements and the Transactions, and each of them shall not fail to take, and, after the Closing, shall use reasonable best efforts to cause each of their respective Affiliates to not fail to take, any action if the failure to take such action would, to the Knowledge of Citigroup, have the effect, directly or indirectly, of causing the requirements of any of the provisions of Section 15(f) of the Investment Company Act not to be met in respect of this Agreement, the Related Agreements and the Transactions. In that regard, Citigroup and its Affiliates shall use their respective reasonable best efforts to ensure the satisfaction of the conditions set forth in Section 15(f) of the Investment Company Act with respect to each of the CAM Registered Investment Companies, including the requirement that no “unfair burden” (as defined in Section 15(f)(1)(B) of the Investment Company Act) be imposed on any of the CAM Registered Investment Companies.

(d) Prior to the Closing, Citigroup shall, subject to applicable fiduciary duties to the CAM Registered Investment Companies, use its reasonable best efforts to cause its Affiliates to assure that, insofar as with the control of Citigroup Sellers or their respective Affiliates, at least 75% of members of the board of directors or trustees of each CAM Registered Investment Company are not “interested persons” of the investment adviser of such CAM Registered Investment Company after the Closing or “interested persons” of the investment adviser of such CAM Registered Investment Company immediately prior to the Closing.

Section 6.8 Further Assurances.

(a) After the Closing Date, each of Citigroup and Legg Mason shall (a) execute and deliver at the reasonable request of the other Party such additional documents and instruments as may be reasonably required to give effect to this Agreement and the Transactions and (b) provide whatever documents or other evidence of ownership as may be reasonably requested by (i) Legg Mason to confirm ownership of the CAM Transferred Shares and the assets transferred to it pursuant to Section 6.13 or (ii) Citigroup to confirm its ownership of the PC/CM Transferred Shares and the assets transferred to it pursuant to Section 6.13. The Parties agree that each of them shall cause each of their respective Affiliates to comply with any such

Affiliate’s obligations under this Agreement. The Parties agree that Section 6.8(b) of the Citigroup Disclosure Letter is incorporated herein by reference and shall be binding as if set forth herein, and the Parties agree to take the actions set forth in Section 6.8(b) of the Citigroup Disclosure Letter.

(b) The Parties acknowledge the risk that certain CAM Advisory Contracts may be terminated as a result of the Transactions and agree to an adjustment to the consideration payable by Legg Mason for the CAM Transferred Shares which could following the nine-month anniversary of the Closing result in the principal amount of the Legg Mason Note being increased by up to $300,000,000, depending on certain specified CAM Advisory Contracts not being terminated, all as more fully set forth in Section 6.8(b) of the Citigroup Disclosure Letter.

(c) Subject to any Requirements of Law, Citigroup shall, and shall cause its Affiliates to, use its reasonable best efforts to cause the trustee of any existing unit investment trust which is sponsored by Citigroup or one of its Affiliates or for whom Citigroup or one of its Affiliates acts as depositor to appoint Legg Mason as successor depositor to Citigroup of each such unit investment trust. From and after the date hereof, Legg Mason shall not, and shall not permit any of its Affiliates to, breach or otherwise violate (or cause Legg Mason Limited to breach or otherwise violate) any of the provision of any Consultancy Services Agreement to which Legg Mason Limited is a party.

(d) (i) In the event the terms of any CAM Lease requires the consent of any third-party landlord to the consummation of the Transactions and, after using commercially reasonable efforts, CAM is unable to obtain the consent of such third-party landlord prior to Closing, the Parties shall cooperate in good faith to develop an appropriate arrangement designed to convey to Legg Mason, to the extent permitted by applicable Requirements of Law, the economic benefits, other rights and associated Liabilities arising from the leasehold interest that would otherwise have been provided to Legg Mason had such consent been obtained. Legg Mason shall reasonably cooperate with Citigroup’s efforts to obtain any such consents.

(ii) In the event the terms of any PC/CM Lease requires the consent of any third-party landlord to the consummation of the Transactions and, after using commercially reasonable, Legg Mason is unable to obtain the consent of such third-party landlord prior to Closing, the Parties shall cooperate in good faith to develop an appropriate arrangement designed to convey to Citigroup, to the extent permitted by applicable Requirements of Law, the economic benefits, other rights and associated Liabilities arising from the leasehold interest that would otherwise have been provided to Citigroup had such consent been obtained. Citigroup shall reasonably cooperate with Legg Mason’s efforts to obtain any such consents.

(iii) Citigroup will use commercially reasonable efforts to obtain, prior to Closing, landlord estoppel certificates from third-party landlords under no more than ten (10) CAM Leases (as such CAM Leases shall be designated by Legg Mason). Such estoppel certificates shall be dated not earlier than 90 days prior to Closing and shall be in such form as Legg Mason shall reasonably request, provided that the form of such landlord estoppel certificates shall be subject to the terms of the applicable CAM Lease. In no event shall the failure of a third-party landlord to deliver a landlord estoppel certificate in accordance with the terms of this clause constitute a failure of any condition to Legg Mason’s obligation to close in accordance with the terms of Section 7.2.

(iv) Legg Mason will use commercially reasonable efforts to obtain, prior to Closing, landlord estoppel certificates from third-party landlords under no more than ten (10) PC/CM Leases (as such PC/CM Leases shall be designated by Citigroup). Such estoppel certificates shall be dated not earlier than 90 days prior to Closing and shall be in such form as Citigroup shall reasonably request, provided that the form of such landlord estoppel certificates shall be subject to the terms of the applicable PC/CM Lease. In no event shall the failure of a third-party landlord to deliver a landlord estoppel certificate in accordance with the terms of this clause constitute a failure of any condition to Citigroup’s obligation to close in accordance with the terms of Section 7.3.

(v) If after Closing, the tenant under any CAM Lease receives any refund from the applicable landlord or is required to pay to the applicable landlord any amount under such CAM Lease, which such refund or obligation to make such payment, as applicable, accrued prior to Closing, then, in such case, such refund shall be paid to CAM or CAM shall reimburse PC/CM for the applicable payment (as applicable).

(vi) If after Closing, the tenant under any PC/CM Lease receives any refund from the applicable landlord or is required to pay to the applicable landlord any amount under such PC/CM Lease, which such refund or obligation to make such payment, as applicable, accrued prior to Closing, then, in such case, such refund shall be paid to Legg Mason or Legg Mason shall reimburse Citigroup for the applicable payment (as applicable).

Section 6.9 Delivery of Certain Information.

(a) Between the date hereof and the Closing Date, each Party shall provide, or cause to be provided, to the other Party, promptly following the end of each calendar-month after the date hereof (but in no event later than the date available to such Party or one of its Affiliates), true and complete copies of monthly unaudited financial statements of the CAM Business and PC/CM Business, as the case may be, in each case prepared using the accounting principles, procedures, policies and methods used in preparing the CAM Base Balance Sheet or the PC/CM Base Balance Sheet, as the case may be, including the types of adjustments used in preparing such CAM Base Balance Sheet or PC/CM Base Balance Sheet as set forth in the notes thereto, on a basis consistent with the CAM Financial Information or the PC/CM Financial Information.

(b) Between the date hereof and the Closing Date, (i) Citigroup shall provide, or cause to be provided, to Legg Mason, promptly following the end of each calendar-month after the date hereof (but in any event not later than the date available to Citigroup or one of its Affiliates), true and complete copies of monthly reports of assets under management by the CAM Business and (ii) Legg Mason shall provide, or cause to be provided, to Citigroup, promptly following the end of each of each calendar month after the date hereof (but in any event not later than the date available to Legg Mason or one of its Affiliates), true and complete copies of generally prepared financial reporting packages.

(c) No later than two Business Days prior to the Closing, Citigroup shall update Sections 4.2(a), 4.7(c) and 4.7(d) of the Citigroup Disclosure Letter and Legg Mason shall update Sections 5.2(a), 5.7(e) and 5.7(f) of the Legg Mason Disclosure Letter, in each case to reflect the actions taken to effectuate the CAM Restructuring and PC/CM Restructuring, respectively.

Section 6.10 Guaranties; Letters of Credit; Intercompany Agreements.

(a) (i) Except as provided otherwise in this Agreement, Legg Mason shall use its reasonable best efforts to cause one or more of its Affiliates to be substituted in all respects for any Citigroup Seller or any of its Affiliates (other than the CAM Subsidiaries), effective as of the Closing, in respect of all obligations of each such Citigroup Seller or its Affiliates (other than the CAM Subsidiaries) under each of the guaranties, bonding arrangements, “keep wells”, net worth maintenance agreements, letters of credit and letters of comfort furnished by any such Citigroup Seller or its Affiliates (other than the CAM Subsidiaries) for the benefit of the CAM Business (the “Citigroup Guaranties”). All such Citigroup Guaranties are set forth in Section 6.10(a)(i) of the Citigroup Disclosure Letter. If Legg Mason is unable to effect such a substitution with respect to any Citigroup Guaranty after using its reasonable best efforts to do so, Legg Mason shall, reimburse and hold harmless the relevant Citigroup Sellers and their Affiliates (other than the CAM Subsidiaries) with respect to the obligations covered by each of the Citigroup Guaranties for which Legg Mason does not effect such substitution and shall pay, or cause to be paid, any amounts due thereunder on demand, such that no Citigroup Seller or its Affiliates (other than the CAM Subsidiaries) shall from and after the Closing incur any cost, liability or expense whatsoever arising from or in connection with the Citigroup Guaranties.

(ii) Except as provided otherwise in this Agreement, Citigroup shall use its reasonable best efforts to cause one or more of its Affiliates to be substituted in all respects for any Legg Mason Seller or any of its Affiliates (other than the PC/CM Subsidiaries), effective as of the Closing, in respect of all obligations of each such Legg Mason Seller or its Affiliates (other than the PC/CM Subsidiaries) under each of the guaranties, bonding arrangements, “keep wells”, net worth maintenance agreements, letters of credit and letters of comfort furnished by any such Legg Mason Seller or its Affiliates (other than PC/CM Subsidiaries) for the benefit of the PC/CM Business (the “Legg Mason Guaranties”). All such Legg Mason Guaranties are set forth in Section 6.10(a)(ii) of the Legg Mason Disclosure Letter. If Citigroup is unable to effect such a substitution with respect to any Legg Mason Guaranty after using its reasonable best efforts to do so, Citigroup shall reimburse and hold harmless the relevant Legg Mason Sellers and their Affiliates (other than the PC/CM Subsidiaries) with respect to the obligations covered by each of the Legg Mason Guaranties for which Citigroup does not effect such substitution and shall pay, or cause to be paid, any amounts due thereunder on demand, such that no Legg Mason Seller or its Affiliates (other than the PC/CM Subsidiaries) shall from and after the Closing incur any cost, liability or expense whatsoever arising from or in connection with the Legg Mason Guaranties.

(b) (i) Except as set forth in Section 6.10(b)(i) of the Citigroup Disclosure Letter or as otherwise contemplated by this Agreement including Section 6.23, Citigroup shall, and shall use its reasonable best efforts to cause its Affiliates to, immediately prior to the Closing, execute and deliver such releases, termination agreements and discharges as are necessary to terminate all Contracts (including any “service level agreements”) among any Citigroup Seller or any Affiliate (other than a CAM Subsidiary), on one hand, and any CAM Subsidiary, on the other hand.

(ii) Except as set forth in Section 6.10(b)(ii) of the Legg Mason Disclosure Letter or as otherwise contemplated by this Agreement, Legg Mason shall, and shall cause its Affiliates to, immediately prior to the Closing, execute and deliver such releases, termination agreements and discharges as are necessary to terminate all Contracts (including any “service level agreements”) among any Legg Mason Seller or any Affiliate (other than any PC/CM Subsidiary), on one hand, and any PC/CM Subsidiary, on the other hand.

Section 6.11 Names of Acquired Subsidiaries.

(a) As soon as practicable after the Closing (but in no event later than 20 Business Days thereafter), Legg Mason shall use its reasonable best efforts to cause the name of each CAM Registered Investment Company and CAM Non-Registered Fund, as applicable, and shall cause the certificate of incorporation (or equivalent organizational documents) of each CAM Transferred Subsidiary to be amended to remove any reference to the Citigroup Principal Marks or any other Trademarks owned by Citigroup or any of its Affiliates from the name of such Person, and within 90 days from the Closing, Legg Mason shall use its reasonable best efforts to file the applicable documents relating thereto with the appropriate Governmental Authorities, if required pursuant to the Requirements of Law.

(b) As soon as practicable after the Closing (but in no event later than 20 Business Days thereafter), Citigroup shall cause the certificate of incorporation (or equivalent organizational documents) of each PC/CM Transferred Subsidiary to be amended to remove any reference to the Legg Mason Principal Marks or any other Trademarks owned by Legg Mason or any of its Affiliates from the name of such PC/CM Transferred Subsidiary, and within 90 days from the Closing, Citigroup shall file the applicable documents relating thereto with the appropriate Governmental Authorities, if required pursuant to the Requirements of Law.

Section 6.12 Related Agreements. The Parties will negotiate in good faith the terms of each of the Related Agreements consistent with the term sheets attached hereto (if a term sheet is attached for the applicable Related Agreement) and on other customary terms. On the Closing Date, each of the Parties and their respective Affiliates shall enter into each of the Related Agreements to which it is intended to be a party.

(a) Services Agreement. Prior to the Closing, Citigroup and Legg Mason each shall use its reasonable best efforts to (i) identify the Services to be provided under the Services Agreement, and to schedule such Services accordingly and (ii) work together to develop mutually agreeable service levels with respect to such Services.

(b) Transition Services Agreement. Prior to the Closing, Citigroup and Legg Mason each shall use its reasonable best efforts to identify the CAM Services and Citigroup Services to be provided under the Transition Services Agreement, and shall schedule such Services accordingly.

Section 6.13 Restructurings.

(a) Prior to the Closing, Citigroup shall cause the consummation of the transactions and actions contemplated by Exhibit H (such transactions and actions, the “CAM Restructuring”). For the avoidance of doubt, no Trademark which includes the terms “CITI,” “SMITH BARNEY,” “SALOMON,” “CSSB,” “SB,” “Uncommon Values,” “Uncommon Value” or “TRAVELERS” or any variation thereof or the Arc, Blue Wave or Umbrella design (the “Citigroup Principal Marks”) shall be owned by any CAM Transferred Subsidiary following the CAM Restructuring.

(b) Prior to the Closing, Legg Mason shall cause the consummation of the transactions and actions contemplated by Exhibit I (such transactions and actions, the “PC/CM Restructuring”). For the avoidance of doubt, no Trademark which includes the term “Legg Mason” or any variation thereof or the Legg Mason or LM design (the “Legg Mason Principal Marks”) shall be owned by any PC/CM Transferred Subsidiary following the PC/CM Restructuring.

(c) The Parties agree that Section 6.13(c) of the Citigroup Disclosure Letter is incorporated herein by reference and shall be binding as if set forth herein, and the Parties agree to take all actions set forth in Section 6.13(c) of the Citigroup Disclosure Letter.

Section 6.14 CAM Employee Matters.

(a) Prior to the Closing, to the extent permitted under Requirement of Law and regulatory authority, Citigroup shall take all reasonable actions necessary such that all the CAM Business Employees and only the CAM Business Employees shall be employed by a CAM Subsidiary; provided, however, that Citigroup may cause the transfer of employment of any CAM Non-Continuing Business Employee to any Subsidiary of Citigroup other than a CAM Subsidiary (any such employee who is so transferred, a “CAM Transferred Non-Continuing Business Employee”). No later than 30 days prior to the Closing Date, Legg Mason shall offer employment to be effective as of the Closing Date to each CAM Business Employee employed in the United States (a “U.S. CAM Business Employee”), other than any U.S. CAM Business Employee employed by a CAM Subsidiary and any CAM Non-Continuing Business Employee, on terms and conditions such that the termination by Citigroup or any of its Affiliates of such employee’s employment will not entitle such employee to severance under Appendix C of the plan attached hereto as Section 6.14(a) of the Citigroup Disclosure Letter (the “CAM Severance Plan”). In addition, no later than 30 days prior to the Closing Date, Legg Mason shall offer employment to be effective as of the Closing Date to each CAM Business Employee employed outside of the United States (a “Non-U.S. CAM Business Employee”), other than any Non-U.S. CAM Business Employee employed by a CAM Subsidiary and any CAM Non-Continuing Business Employee, on terms and conditions which replicate (to the extent (i) required by applicable local Requirement of Law and (ii) practicable if Citigroup shall not have supplied to Legg Mason the information described in Section 6.14(m) hereof) the terms and conditions in effect with respect to such employee immediately prior to the Closing Date. Notwithstanding the foregoing, to the extent permitted by applicable Requirement of Law, Legg Mason may make its offer of employment contingent on (i) the CAM Business Employee consenting to, cooperating with, and satisfying Legg Mason’s standard new-employee on-boarding process, including background checks, fingerprinting and drug testing; (ii) if applicable, the CAM Business Employee providing evidence that complies with the Immigration and Reform Control Act of

1986 that he or she is eligible for employment; and (iii) the CAM Business Employee executing Legg Mason’s standard employment application, receipt and acknowledgement of Legg Mason’s employee handbook (which includes, among other things, Legg Mason’s Code of Conduct and Insider Trading Policy) and FCRA Release as required by Legg Mason. Any CAM Business Employee who fails to comply with any of such requirements is hereinafter referred to as an “Excluded CAM Business Employee.” Each CAM Business Employee who either accepts such offer of employment (other than an Excluded CAM Business Employee) or who is employed by the CAM Subsidiaries as of the Closing Date is referred to herein as a “CAM Continuing Business Employee.” Subject to Section 6.14(b), nothing in this Agreement shall in any way limit the ability of Legg Mason or its Affiliates to terminate the employment of any CAM Continuing Business Employee.

(b) If any CAM Business Employee who does not become a CAM Continuing Business Employee in connection with the transactions contemplated by this Agreement (other than any Excluded CAM Business Employee or any CAM Transferred Non-Continuing Business Employee) becomes entitled to severance, redundancy or other similar types of payments or benefits as a result of or in connection with the Transactions (including salary paid in lieu of notice required by the WARN Act as a result of or in connection with the Transactions), Legg Mason shall be responsible (or shall reimburse Citigroup) for any such payments or benefits; provided, however, that Legg Mason shall not be responsible for any such payments or benefits provided to any individual not employed by a CAM Subsidiary who receives an offer of employment from Legg Mason or one of its Affiliates, which offer satisfies the requirements of Section 6.14(a). For a period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Legg Mason shall provide (to the extent practicable in a manner that complies with Section 409A of the Code) to each CAM Continuing Business Employee whose employment is terminated by Legg Mason following the Closing Date in a manner that would entitle such CAM Continuing Business Employee to severance payments and benefits under the CAM Severance Plan (a “CAM Qualifying Termination”), severance payments and benefits not less favorable than the greater of the severance payments and benefits that would have been provided to such CAM Continuing Business Employee under the severance provisions described in Schedule 6.15(a)(ii) of the Legg Mason Disclosure Letter and the CAM Severance Plan, as in effect on the date hereof, taking into account all service with Legg Mason and its Affiliates from and after the Closing Date plus all service recognized by Citigroup or one of its Affiliates prior to the Closing Date.

(c) To the extent permitted by applicable Requirement of Law, prior to the first anniversary of the Closing Date, Citigroup shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or offer employment to any CAM Business Employee (including, but not limited to, Excluded CAM Business Employees); provided that the foregoing provision shall not prohibit Citigroup or any of its Affiliates from soliciting or offering employment to persons (i) who respond to a general solicitation or advertisement that is not specifically directed only to CAM Business Employees (and nothing shall prohibit the making of any such solicitation or advertisement), (ii) who are referred to Citigroup by search firms, employment agencies or other similar entities, provided that such entities have been advised of the restrictions contained in this Agreement and have not been specifically instructed by Citigroup to solicit the CAM Business Employees, (iii) who incur a CAM Qualifying Termination, (iv) who are CAM Non-Continuing Business Employees and (v) who are CAM Continuing Business Employees who

have been notified in writing by Legg Mason or one of its Affiliates that their employment will be terminated prior to the first anniversary of the Closing Date (“CAM Transitional Business Employees”). No offer of employment by Citigroup or one its Affiliates to any CAM Transitional Business Employee shall be effective prior to the employee’s last scheduled day of employment as specified in the notice referred to in the previous sentence. Legg Mason shall, no later than 90 days following the date hereof, provide to Citigroup a list of those CAM Business Employees whom Legg Mason has determined it does not intend to continue to employ following the Closing Date (each, a “CAM Non-Continuing Business Employee”).

(d) From the Closing Date through the first anniversary of the Closing Date, Legg Mason shall provide, or shall cause to be provided, to the U.S. CAM Business Employees who are also CAM Continuing Business Employees, as a group, compensation and benefits that are no less favorable in the aggregate than those provided to similarly situated employees of Legg Mason; provided, however, that the determination of whether such compensation and benefits are no less favorable shall not take into account (i) any defined benefit pension plan and (ii) retiree medical benefits. From the Closing Date through the first anniversary of the Closing Date, Legg Mason shall provide, or shall cause to be provided, to each Non-U.S. CAM Business Employee who is also a CAM Continuing Business Employee, base pay and benefits that are no less favorable than those provided to such Non-U.S. CAM Business Employee immediately prior to the Closing Date.

(e) Effective as of the Closing, Legg Mason shall (i) use reasonable efforts to waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to CAM Continuing Business Employees under any health and welfare plan of Legg Mason or its Affiliates in which such CAM Continuing Business Employees may be eligible to participate after the Closing, to the extent that such conditions, exclusions and waiting periods would have been waived or satisfied under the corresponding welfare plan in which any such CAM Continuing Business Employee participated immediately prior to the Closing, (ii) use reasonable efforts to cause to be provided to each CAM Continuing Business Employee credit for any co-payments and deductibles paid prior to the Closing, in respect of the calendar year in which the Closing Date occurs, in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans of Legg Mason or its Affiliates in which such CAM Continuing Business Employees may be eligible to participate after the Closing and (iii) cause to be provided to each CAM Continuing Business Employee credit for all purposes (including eligibility, vesting and amount of benefits), for all service recognized by Citigroup or its Affiliates under the corresponding CAM Benefit Plan, under each employee benefit plan, program or arrangement of Legg Mason or its Affiliates in which such CAM Continuing Business Employees are eligible to participate after the Closing; provided, however, that in no event shall the CAM Continuing Business Employees be entitled to service credit to the extent that such service credit would result in a duplication of benefits with respect to the same period of service.

(f) Without in any way limiting the provisions of Section 6.15(d), as of the Closing Date, Legg Mason shall cause each CAM Continuing Business Employee to be credited under the Health Care Flexible Spending Account Plan of Legg Mason or any Affiliate of Legg Mason (the “Legg Mason FSA”) with amounts available for reimbursement between the Closing Date and the end of the calendar year in which the Closing Date occurs equal to such amounts as were credited under the Health Care Flexible Spending Account Plan of Citigroup or any Affiliate of Citigroup (the “Citigroup FSA”) with respect to such CAM Continuing Business Employee immediately prior to the Closing Date. Legg Mason shall give effect under Legg Mason’s FSA to elections made by the CAM Continuing Business Employees with respect to the Citigroup’s FSA in respect of the calendar year in which the Closing Date occurs.

(g) Without in any way limiting the provisions of Section 6.15(d), as of the Closing Date, Legg Mason shall cause each CAM Continuing Business Employee to be credited under the Dependent Care Spending Account Plan of Legg Mason or any Affiliate of Legg Mason (the “Legg Mason DCAP”) with amounts available for reimbursement between the Closing Date and the last day of the year in which the Closing Date occurs equal to such amounts as were credited under the Dependent Care Spending Account Plan of Citigroup or any Affiliate of Citigroup (the “Citigroup DCAP”) with respect to such CAM Continuing Business Employee immediately prior to the Closing Date. Legg Mason shall give effect under the Legg Mason DCAP to elections made by the CAM Continuing Business Employees with respect to the Citigroup DCAP in respect of the calendar year in which the Closing Date occurs.

(h) Effective as of the Closing Date, no CAM Continuing Business Employee shall actively participate in the Citigroup 401(k) Plan. Effective as of the Closing Date, CAM Continuing Business Employees who participate in the Citigroup 401(k) Plan (the “CAM 401(k) Participants”) shall immediately be 100% vested in their individual account balances under the Citigroup 401(k) Plan. Following the Closing Date, such account balances may be transferred by the CAM 401(k) Participants to the Legg Mason 401(k) and Profit Sharing Plan (the “Legg Mason 401(k) Plan”) in a rollover contribution. Prior to the Closing Date, Legg Mason shall, to the extent necessary, amend the Legg Mason 401(k) Plan to the extent necessary to enable CAM 401(k) Participants to make rollover contributions to the Legg Mason 401(k) Plan, which, only in the case of a CAM 401(k) Participant who rolls over his or her account balance within 90 days following the Closing Date, may include any outstanding loans from the Citigroup 401(k) Plan. Effective as of the Closing Date, Citigroup shall fully vest each CAM Continuing Business Employee in his or her accrued benefit under the Citigroup Pension Plan.

(i) Citigroup shall cause all CAM Continuing Business Employees who participate in the Citigroup 401(k) Plan as of the Closing Date to receive a pro rata matching contribution, at the rate specified in the Citigroup 401(k) Plan for the plan year that includes the Closing Date, which matching contribution shall otherwise be made in accordance with the terms of the Citigroup 401(k) Plan.

(j) Legg Mason shall be obligated to pay CAM Continuing Business Employees entitled to annual bonuses under each of the CAM Benefit Plans that provide for payment of annual bonuses (which CAM Benefit Plans are listed on Schedule 6.14(j) of the Citigroup Disclosure Letter) the annual bonuses for (i) the bonus year of the CAM Subsidiaries that includes the Closing Date (the “Current CAM Bonus Year”) and (ii) the bonus year of the CAM Subsidiaries completed prior to Current CAM Bonus Year (the “Prior CAM Bonus Year”), if not previously paid. The liability for the pro rata portion of the annual bonuses that Legg Mason is obligated to pay for the Current CAM Bonus Year shall be included on the Citigroup Estimated Closing Date Balance Sheet and the Citigroup Final Closing Date Balance Sheet. The liability for the pro rata portion described in the preceding sentence shall be the amount determined under the annual bonus plans and formulas of Citigroup in effect on the date of this Agreement. A liability for annual bonuses Legg Mason may be obligated to pay for the Prior CAM Bonus Year, if any, shall be included on the Citigroup Estimated Closing Date Balance Sheet and the Citigroup Final Closing Date Balance Sheet, and shall be the amount determined by Citigroup under the annual bonus plans and formulas of Citigroup in effect during such year. The actual amount of the annual bonuses to be paid (or vested, but payable in the future) by Legg Mason to CAM Continuing Business Employees for the Current CAM Bonus Year and, if applicable, the Prior CAM Bonus Year, shall be made in a manner, to the extent practicable, that complies with Section 409A of the Code and in no event be less than the amount of the liability calculated pursuant to this Section 6.14(j). Citigroup agrees to consult in a reasonable and timely manner with Legg Mason in respect of the amount of any prior bonuses and annual bonuses payable to U.S. CAM Business Employees who are reasonably expected to become CAM Continuing Business Employees for the bonus year, if any, of the CAM Subsidiaries that ends after the date of this Agreement but prior to the Closing Date.

(k) Effective immediately prior to the Closing, Citigroup shall in a manner, to the extent practicable, that complies with Section 409A of the Code, cause each unvested stock option to purchase shares of Citigroup common stock that was granted to a CAM Business Employee pursuant to each of the CAM Benefit Plans listed on Schedule 6.14(k) of the Citigroup Disclosure Letter (other than a CAM Transferred Non-Continuing Business Employee) to become fully vested, and once fully vested, such stock option shall remain exercisable in accordance with its terms.

(l) In respect of each CAM Continuing Business Employee who, as a result of the Closing, forfeits (i) Citigroup restricted shares, phantom shares, or deferred stock units that were granted pursuant to any of the CAM Benefit Plans listed on Schedule 6.14(l)(i) (each, a “CAM Forfeited Equity Award”) and/or (ii) any portion of his or her account under the CAM Deferred Incentive Plan (such portion, the “Forfeited DIP Account”), Legg Mason shall establish, in a manner, to the extent practicable, that complies with Section 409A of the Code effective as of the Closing Date, one or more replacement awards. Each replacement award granted in respect of a CAM Forfeited Equity Award that it replaces shall be made in or denominated in shares of Legg Mason common stock or another notional investment alternative with a value equal to the value of the shares underlying the CAM Forfeited Equity Award and shall otherwise contain terms and conditions that are no less favorable to the CAM Continuing Business Employee than those that would have applied if the CAM Forfeited Equity Award had continued to remain outstanding. Similarly, each replacement award granted in respect of a Forfeited DIP Account shall have a cash value (which may be denominated in stock or notional alternative investments, as determined by Legg Mason in its discretion) equal to the cash value of the Forfeited DIP Account on the first business day immediately preceding the Closing Date if such account had vested and been paid in accordance with the CAM Deferred Incentive Plan and shall otherwise contain terms and conditions that are no less favorable to the CAM Continuing Business Employee than those that would have applied if the employee had continued in employment with Citigroup or one of its Affiliates. For the purposes of each replacement award, to the extent applicable, service with Citigroup and its Affiliates shall be considered to be service with Legg Mason and its Affiliates for periods on and after the Closing Date. On the Closing Date prior to the Closing, Citigroup shall contribute to the capital of the CAM Subsidiaries an amount equal to the sum of the aggregate value on the Closing Date of the replacement awards granted in respect of the CAM Forfeited Equity Awards and the Forfeited DIP Accounts (such sum, the “Citigroup Continuing Deferred Compensation Amount”).

(m) No later than sixty (60) days after the date hereof, to the extent permitted by Requirement of Law, the Citigroup shall deliver to Legg Mason the name, social security (or similar foreign term), home address, home telephone number, current annual salary rates, bonuses, deferred or contingent compensation, accrued vacation, and other like benefits paid or payable (in cash or otherwise), date of employment and job title of each CAM Continuing Business Employee. Citigroup shall use reasonable efforts to update the information provided pursuant the foregoing sentence as reasonably requested by Legg Mason.

As soon as reasonably practicable following the date hereof, and in any event not later than sixty (60) days following the date hereof, Citigroup shall use reasonable efforts to provide Legg Mason with a list of each of the CAM Foreign Benefit Plans and (in each case, only if applicable) (i) each trust or other funding arrangement related for each such plan, and (ii) each summary plan description and summary of material modifications for each such plan.

Section 6.15 PC/CM Employee Matters.

(a) Prior to the Closing, to the extent permitted under Requirement of Law and regulatory authority, Legg Mason shall take all reasonable actions necessary such that all the PC/CM Business Employees and only the PC/CM Business Employees shall be employed by a PC/CM Subsidiary; provided, however, that Legg Mason may cause the transfer of employment of any PC/CM Non-Continuing Business Employee to any Subsidiary of Legg Mason other than a PC/CM Subsidiary (any such employee who is so transferred, a “PC/CM Transferred Non-Continuing Business Employee”). No later than 30 days prior to the Closing Date, Citigroup shall offer employment to be effective as of the Closing Date to each PC/CM Business Employee employed in the United States (a “U.S. PC/CM Business Employee”), other than any U.S. PC/CM Business Employee employed by a PC/CM Subsidiary and any PC/CM Non-Continuing Business Employee, on terms and conditions such that the termination by Legg Mason or any of its Affiliates of such employee’s employment would not entitle such employee to severance under Appendix F of the CAM Severance Plan (if such employee was an eligible salaried participant in such plan). In addition, no later than 30 days prior to the Closing Date, Citigroup shall offer employment to be effective as of the Closing Date to each PC/CM Business Employee employed outside of the United States (a “Non-U.S. PC/CM Business Employee”), other than any Non-U.S. PC/CM Business Employee employed by a PC/CM Subsidiary and any PC/CM Non-Continuing Business Employee, on terms and conditions which replicate (to the extent required by applicable local Requirement of Law) the terms and conditions in effect with respect to such employee immediately prior to the Closing Date. Notwithstanding the foregoing, to the extent permitted by applicable Requirement of Law, Citigroup may make its offer of employment contingent on (i) the PC/CM Business Employee consenting to, cooperating with, and satisfying Citigroup’s standard new-employee on-boarding process, including background checks, fingerprinting and drug testing; (ii) if applicable, the PC/CM Business Employee providing evidence that complies with the Immigration and Reform Control Act of 1986 that he or she is eligible for employment; and (iii) the PC/CM Business Employee executing Citigroup’s standard Principles of Employment, confidentiality, Code of Conduct, arbitration and conflict of interest agreements as required by Citigroup. Any PC/CM Business Employee who fails to comply with any of such requirements is hereinafter referred to as an “Excluded PC/CM Business Employee.” Each PC/CM Business Employee who either accepts such offer of employment (other than an Excluded PC/CM Business Employee) or who is employed by the PC/CM Subsidiaries as of the Closing Date is referred to herein as a “PC/CM Continuing Business Employee.” Subject to Section 6.15(b), nothing in this Agreement shall in any way limit the ability of Citigroup or its Affiliates to terminate the employment of any PC/CM Continuing Business Employee.

(b) If any PC/CM Business Employee who does not become a PC/CM Continuing Business Employee in connection with the transactions contemplated by this Agreement (other than any Excluded PC/CM Business Employee or any PC/CM Transferred Non-Continuing Business Employee) becomes entitled to severance, redundancy or other similar types of payments or benefits as a result of or in connection with the Transactions (including salary paid in lieu of notice required by the WARN Act as a result of or in connection with the Transactions), Citigroup shall be responsible (or shall reimburse Legg Mason) for any such payments or benefits; provided, however, that Citigroup shall not be responsible for any such payments or benefits provided to any individual not employed by a PC/CM Subsidiary who receives an offer of employment from Citigroup or one of its Affiliates, which offer satisfies the requirements of Section 6.15(a) (such individual, a “PC/CM Non-Accepting Business Employee”). For a period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Citigroup shall provide (to the extent practicable, in a manner that complies with Section 409A of the Code) to each PC/CM Continuing Business Employee (other than a PC/CM Continuing Business Employee who is employed on a part-time, temporary or contractual basis) whose employment is terminated by Citigroup following the Closing Date in a manner that would entitle such PC/CM Continuing Business Employee to severance payments and benefits under the CAM Severance Plan (a “PC/CM Qualifying Termination”), severance payments and benefits not less favorable than the greater of the severance provisions described in Schedule 6.15(a)(ii) of the Legg Mason Disclosure Schedule or the severance payments and benefits for eligible salaried employees under Appendix F to the CAM Severance Plan, as in effect on the date hereof, taking into account all service with Citigroup and its Affiliates from and after the Closing Date plus all service recognized by Legg Mason or one of its Affiliates prior to the Closing Date; provided, however, that Citigroup shall indemnify Legg Mason to the extent Legg Mason is required to make any payments or provide any benefits to any PC/CM Business Employee, other than a PC/CM Non-Accepting Business Employee, for any severance entitlements in excess of those contemplated by this Section 6.15(b) in connection with any such termination of employment. Legg Mason shall indemnify Citigroup to the extent Citigroup is required to make any payments or provide any benefits pursuant to a severance plan or policy of Legg Mason or any of its Affiliates in effect prior to the Closing on account of the deemed termination of employment of a PC/CM Business Employee employed by a PC/CM Subsidiary with Legg Mason and its Affiliates on the Closing Date.

(c) To the extent permitted by applicable Requirement of Law, prior to the first anniversary of the Closing Date, Legg Mason shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or offer employment to any PC/CM Business Employee (including, but not limited to, Excluded PC/CM Business Employees); provided that the foregoing provision shall not prohibit Legg Mason or any of its Affiliates from soliciting or offering employment to persons (i) who respond to a general solicitation or advertisement that is not specifically directed only to PC/CM Business Employees (and nothing shall prohibit the making of any such solicitation or advertisement), (ii) who are referred to Legg Mason by search firms, employment agencies or other similar entities, provided that such entities have been advised of the restrictions contained in this Agreement and have not been specifically instructed by Legg Mason to solicit the PC/CM Business Employees, (iii) who incur a PC/CM Qualifying Termination, (iv) who are PC/CM Non-Continuing Business Employees and (v) who are PC/CM Continuing Business Employees who have been notified in writing by Citigroup or one of its Affiliates that their employment will be terminated prior to the first anniversary of the Closing Date (the “PC/CM Transitional Business Employees”). No offer of employment by Legg Mason or one of its Affiliates to any PC/CM Transitional Business Employee shall be effective prior to the employee’s last scheduled day of employment as specified in the notice referred to in the previous sentence. Citigroup shall, no later than 90 days following the date hereof, provide to Legg Mason a list of those PC/CM Business Employees whom Citigroup has determined it does not intend to continue to employ following the Closing Date (a “PC/CM Non-Continuing Business Employee”).

(d) From the Closing Date through the first anniversary of the Closing Date, Citigroup shall provide, or shall cause to be provided, to the U.S. PC/CM Business Employees who are also PC/CM Continuing Business Employees, as a group, compensation and benefits that are no less favorable in the aggregate than those provided to similarly situated employees of Citigroup; provided, however, that the determination of whether such compensation and benefits are no less favorable shall not take into account (i) any defined benefit pension plan which does not admit new participants and (ii) retiree medical benefits. From the Closing Date through the first anniversary of the Closing Date, Citigroup shall provide, or shall cause to be provided, to each Non-U.S. PC/CM Business Employee who is also a PC/CM Continuing Business Employee, base pay and benefits that are no less favorable than those provided to such Non-U.S. PC/CM Business Employee immediately prior to the Closing Date.

(e) Effective as of the Closing, Citigroup shall use (i) reasonable effort to waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to PC/CM Continuing Business Employees under any health and welfare plan of Citigroup or its Affiliates in which such PC/CM Continuing Business Employees may be eligible to participate after the Closing, to the extent that such conditions, exclusions and waiting periods would have been waived or satisfied under the corresponding welfare plan in which any such PC/CM Continuing Business Employee participated immediately prior to the Closing, (ii) use reasonable efforts to cause to be provided to each PC/CM Continuing Business Employee credit for any co-payments and deductibles paid prior to the Closing, in respect of the calendar year in which the Closing Date occurs, in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans of Citigroup or its Affiliates in which such PC/CM Continuing Business Employees may be eligible to participate after the Closing and (iii) cause to be provided to each PC/CM Continuing Business Employee credit for all purposes (including eligibility, vesting and amount of benefits), for all service recognized by Legg Mason or its Affiliates under the corresponding PC/CM Benefit Plan, under each employee benefit plan, program or arrangement of Citigroup or its Affiliates in which such PC/CM Continuing Business Employees are eligible to participate after the Closing; provided, however, that in no event shall the PC/CM Continuing Business

Employees be entitled to service credit to the extent that such service credit would result in a duplication of benefits with respect to the same period of service.

(f) Without in any way limiting the provisions of Section 6.15(d), as of the Closing Date, Citigroup shall cause each PC/CM Continuing Business Employee to be credited under the Citigroup FSA with amounts available for reimbursement between the Closing Date and the end of the calendar year in which the Closing Date occurs equal to such amounts as were credited under the Legg Mason FSA with respect to such PC/CM Continuing Business Employee immediately prior to the Closing Date. Citigroup shall give effect under Citigroup’s FSA to elections made by the PC/CM Continuing Business Employees with respect to the Legg Mason’s FSA in respect of the calendar year in which the Closing Date occurs.

(g) Without in any way limiting the provisions of Section 6.15(d), as of the Closing Date, Citigroup shall cause each PC/CM Continuing Business Employee to be credited under the Citigroup DCAP with amounts available for reimbursement between the Closing Date and the last day of the year in which the Closing Date occurs equal to such amounts as were credited under the Legg Mason DCAP with respect to such PC/CM Continuing Business Employee immediately prior to the Closing Date. Citigroup shall give effect under the Citigroup DCAP to elections made by the PC/CM Continuing Business Employees with respect to the Legg Mason DCAP in respect of the calendar year in which the Closing Date occurs.

(h) Prior to the Closing Date, Legg Mason Sellers shall take all actions necessary to (i) terminate the status of Legg Mason Wood Walker as the “sponsoring employer” under the Legg Mason Wood Walker 401(k) Plan and (ii) cause the Legg Mason Wood Walker 401(k) Plan and related trust to be transferred to, and assumed by (including all Liabilities relating thereto) Legg Mason or a Subsidiary of Legg Mason (other than a PC/CM Subsidiary). Effective as of the Closing Date, no PC/CM Continuing Business Employee shall actively participate in the Legg Mason 401(k) Plan. Effective as of the Closing Date, PC/CM Continuing Business Employees who participate in the Legg Mason 401(k) Plan (the “PC/CM 401(k) Participants”) shall immediately be 100% vested in their individual account balances under the Legg Mason 401(k) Plan. Following the Closing Date, such account balances may be transferred by the PC/CM 401(k) Participants to the Citigroup 401(k) Plan in a rollover contribution. Prior to the Closing Date, Citigroup shall amend the Citigroup 401(k) Plan to the extent necessary to enable the PC/CM 401(k) Participants to make rollover contributions to the Citigroup 401(k) Plan, which, only in the case of a PC/CM 401(k) Participant who rolls over his or her account balance within 90 days following the Closing Date, may include any outstanding loans from the Legg Mason 401(k) Plan.

(i) Legg Mason shall cause all PC/CM Continuing Employees who participate in the Legg Mason 401(k) Plan as of the Closing Date to receive a pro rata matching and profit sharing contribution, as applicable, at the rate specified in such Legg Mason 401(k) Plan for the plan year that includes the Closing Date, which matching and profit sharing contribution, as applicable, shall be made otherwise in accordance with the terms of the Legg Mason 401(k) Plan.

(j) Citigroup shall be obligated to pay PC/CM Continuing Business Employees entitled to annual bonuses under each of the PC/CM Benefit Plans that provide for payment of annual bonuses (which PC/CM Benefit Plans are listed on Schedule 6.15(j) to the Legg Mason

Disclosure Letter) the annual bonuses for (i) the bonus year of the PC/CM Subsidiaries that includes the Closing Date (the “Current PC/CM Bonus Year”) and (ii) the bonus year of the PC/CM Subsidiaries completed prior to the Current PC/CM Bonus Year (the “Prior PC/CM Bonus Year”), if not previously paid. A liability for the pro rata portion of the annual bonuses that Citigroup is obligated to pay for the Current PC/CM Bonus Year shall be included on the Legg Mason Estimated Closing Date Balance Sheet and the Legg Mason Final Closing Date Balance Sheet. The liability for the pro rata portion described in the preceding sentence shall be the aggregate amount of the annual bonus pool available for payment to the PC/CM Continuing Employees based upon performance measured during the Current PC/CM Bonus Year through the most practicable date prior to the Closing Date. A liability for annual bonuses Citigroup may be obligated to pay for the Prior PC/CM Bonus Year, if any, shall be included on the Legg Mason Estimated Closing Date Balance Sheet, and the Legg Mason Final Closing Date Balance Sheet, and shall be based on performance during the Prior PC/CM Bonus Year. The actual amount of the annual bonuses to be paid (or vested, but payable in the future) by Citigroup to PC/CM Continuing Business Employees for the Current PC/CM Bonus Year and, if applicable, the Prior PC/CM Bonus Year, shall be made in a manner, to the extent practicable, that complies with Section 409A of the Code and in no event be less than the amount of the liability calculated pursuant to this Section 6.15(j). Legg Mason agrees to consult in a reasonable and timely manner with Citigroup in respect of the amount of any prior bonuses and annual bonuses payable to U.S. PC/CM Business Employees who are reasonably expected to become PC/CM Continuing Business Employees for the bonus year, if any, of the PC/CM Subsidiaries that ends after the date of this Agreement but prior to the Closing Date.

(k) Effective immediately prior to the Closing, Legg Mason shall in a manner, to the extent practicable, that complies with Section 409A of the Code, (i) cause each unvested stock option to purchase shares of Legg Mason common stock that was granted to a PC/CM Business Employee (other than to a PC/CM Transferred Non-Continuing Business Employee) pursuant to each of the Legg Mason Benefit Plans and PC/CM Benefit Plans listed on Schedule 6.15(k)(i) of the Legg Mason Disclosure Letter that is outstanding immediately prior to the Closing to become fully vested, and once vested, such stock option shall remain exercisable in accordance with its terms and (ii) cause each outstanding share of restricted Legg Mason common stock and each phantom stock unit that was granted to a PC/CM Business Employee (other than to a PC/CM Transferred Non-Continuing Business Employee) pursuant to each of the PC/CM Benefit Plans listed on Schedule 6.15(k)(ii) of the Legg Mason Disclosure Letter the restrictions of which have not lapsed or have vested, as the case may be, immediately prior to the Closing to become fully vested and paid on the Closing Date. Prior to the Closing Date, Legg Mason shall assume the LMWW Deferred Compensation/Phantom Stock Plan and all Liabilities thereunder.

(l) Prior to the Closing Date, Legg Mason shall in a manner, to the extent practicable, that complies with Section 409A of the Code, to the extent necessary, amend each of the PC/CM Subsidiaries Benefit Plans listed on Schedule 6.15(l) of the Legg Mason Disclosure Letter (the “PC/CM Retention Plans”) to provide for the accelerated vesting and payout on the Closing Date (to the extent not previously paid) of the Accelerated Portion (as defined below) of the account balances under the PC/CM Retention Plans of the PC/CM Continuing Business Employees. It is the intent of the Parties that, on and after the Closing Date, PC/CM Continuing Business Employees shall continue to vest in the portion of their account balances under each of the PC/CM Retention Plans that does not constitute the Accelerated Portion (the “Retention Portion”) in accordance with the terms and provisions of each such plan and that the Retention Portion not be distributed to PC/CM Continuing Business Employees on the Closing Date. The Accelerated Portion shall mean the portion of the accounts for PC/CM Continuing Business Employees that are scheduled to vest or have previously vested under the current terms of the PC/CM Retention Plans on or prior to January 1, 2007. Effective as of the Closing Date, Citigroup shall take such actions as shall be reasonably necessary to establish, or cause to be established, one or more mirror plans to replace the PC/CM Retention Plans (the “Citigroup Replacement Retention Plans”) and shall take such actions as shall be reasonably necessary to cause each such Citigroup Replacement Retention Plan to assume on the Closing Date all of the obligations and liabilities for the Retention Portion with respect to PC/CM Continuing Business Employees under the PC/CM Retention Plans such that such Citigroup Replacement Retention Plans shall contain terms and conditions that are no less favorable to a PC/CM Continuing Business Employee than those that applied under the PC/CM Retention Plans, except that (i) service with Citigroup and its Affiliates shall be substituted under the Citigroup Replacement Retention Plans for service with Legg Mason and its Affiliates for periods on and after the Closing Date and (ii) common stock of Citigroup or another notional investment alternative, as determined by Citigroup in its sole discretion, may be substituted on the Closing Date for common stock of Legg Mason under the Citigroup Replacement Retention Plans. Prior to the Closing Date, Legg Mason shall cause (i) each of the PC/CM Retention Plans to be amended, and shall take such other action as shall be reasonably necessary, to provide for the transfer on the Closing Date of the liabilities in respect of the Retention Portion for PC/CM Continuing Employees under the PC/CM Retention Plans to the Citigroup Replacement Retention Plans and, upon such transfer of liabilities, to cause the PC/CM Retention Plans to terminate effective as of the Closing Date, and (ii) the Legg Mason Wood Walker Deferred Compensation Trust established in connection with PC/CM Retention Plans to be transferred to Legg Mason or a Subsidiary of Legg Mason (other than a PC/CM Subsidiary). No assets of the Legg Mason Wood Walker Deferred Compensation Trust shall be transferred to Citigroup or any Subsidiary of Citigroup in connection with the assumption by the Citigroup Replacement Retention Plans of the obligations and liabilities with respect to PC/CM Continuing Business Employees under the PC/CM Retention Plans. It is the intent of the parties that no assets of Legg Mason Wood Walker Deferred Compensation Trust be applied to pay benefits to PC/CM Continuing Business Employees under the Citigroup Replacement Retention Plans or the PC/CM Retention Plans on and after the Closing Date and, to the extent any such assets are transferred or applied to the payment of such benefit on or after the Closing Date, Citigroup shall promptly make a cash payment to Legg Mason equal to the value of the assets so applied. On the Closing Date prior to the Closing, Legg Mason shall contribute to the capital of the PC/CM Subsidiary an amount equal to the aggregate value on the Closing Date of the Retention Portion of the PC/CM Continuing Business Employees (the “Legg Mason Continuing Deferred Compensation Amount”).

(m) No later than sixty days after the date hereof, to the extent permitted by Requirement of Law, the Legg Mason shall deliver to Citigroup the name, social security (or similar foreign term), home address, home telephone number, current annual salary rates, bonuses, deferred or contingent compensation, accrued vacation, and other like benefits paid or payable (in cash or otherwise), date of employment and job title of each PC/CM Continuing

Business Employee. Legg Mason shall use reasonable efforts to update the information provided pursuant the foregoing sentence as reasonably requested by Citigroup.

Section 6.16 Stock Exchange Listing. Legg Mason shall use its reasonable best efforts to cause the shares of Legg Mason Common Stock comprising the Legg Mason Shares (including the shares of Legg Mason Common Stock issuable upon exercise of the Legg Mason Preferred Stock to be issued and delivered to Citigroup in accordance with Section 1.2) to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 6.17 Citigroup Non-Competition.

(a) Citigroup agrees that, during the Citigroup Restricted Period, within the Citigroup Territory, it shall not, and shall cause each of its controlled Affiliates not to, engage in the Citigroup Restricted Activities except on the terms and conditions set forth herein. Nothing in this Section 6.17 shall restrict Citigroup or its controlled Affiliates (for purposes of this Section 6.17 and Section 6.18, collectively, “Citigroup”) from conducting or engaging in the Citigroup Permitted Activities or any other business activities of any kind or nature other than the Citigroup Restricted Activities.

(b) As used in this Section 6.17, the term:

(i) “Citigroup Permitted Activities” means engaging in (a) any business activities of any kind or nature currently engaged in by Citigroup after giving effect to the Closing and (b) any current or future business activities relating to the offering, distribution or management (as adviser, subadviser or otherwise) of funds of funds (including of hedge funds, private equity funds and mutual funds), mutual funds if such mutual funds are ancillary or otherwise incidental to any non-mutual fund business of Citigroup, the TRAK product and products similar to the TRAK product, and any current or future activities of Citigroup Alternative Investments;

(ii) “Citigroup Restricted Activities” means engaging in the business of (a) acting as investment adviser or subadviser to a Citigroup sponsored U.S. registered retail mutual fund or offshore fund in the Legg Mason Territory having investment objectives and/or strategies of the same style as a mutual fund or offshore fund, as the case may be, in the Legg Mason family of funds or any of the Citigroup funds included in the CAM Business; and (b) acting as an investment adviser or subadviser to institutional separate accounts or institutional mutual funds to the extent they involve any of the following strategies: (w) Institutional Liquidity, (x) Institutional Fixed Income and Equity (including Emerging Markets) or (y) Institutional Systematic Equity;

(iii) “Citigroup Restricted Period” means the period beginning on the Closing Date and ending on the fourth anniversary of the Closing Date with respect to the Citigroup Restricted Activities referred to in clause (a) of the definition thereof and the second anniversary of the Closing Date with respect to the Citigroup Restricted Activities referred to in clause (b) of such definition; provided that in no event shall any acquisition or conduct of a Citigroup Target Business subsequent to the third anniversary of the Closing Date constitute a

Citigroup Restricted Activity; provided, further, that the Citigroup Restricted Period shall in no event exceed the maximum time period allowed under Requirements of Law; and

(iv) “Citigroup Territory” means the United States and those jurisdictions outside of the United States set forth in Section 6.17(b)(i) of the Citigroup Disclosure Letter; provided, however, that Mexico, Korea or both, as the case may be, shall be deemed to be included within the “Citigroup Territory” upon consummation of the acquisition of the CAM Business (disregarding the otherwise applicable exclusion in clause (a) or (b) of such definition) in Mexico, Korea or both pursuant to the right of first offer set forth in Section 6.17(b)(ii) of the Citigroup Disclosure Letter with respect to the applicable country.

(c) Notwithstanding anything in this Section 6.17 to the contrary, Citigroup shall not be deemed to have breached its obligations under this Section 6.17 with respect to any Citigroup Restricted Activities covered by clause (b) of the definition thereof unless Citigroup’s advisory fee revenues from the investment product in question within the Citigroup Territory exceed 40% of the advisory fee revenues of Legg Mason from the competing product of Legg Mason with respect to any fiscal year and, in such case, Citigroup shall have failed to pay to Legg Mason in respect of any such year during the Citigroup Restricted Period an amount equal to 10% of the amount by which Citigroup’s revenues from such product within the Citigroup Territory for the year in question exceed such 40% threshold.

(d) Notwithstanding anything in this Section 6.17 to the contrary, Citigroup may, during the Citigroup Restricted Period, (i) acquire control of a Person (the “Citigroup Target Business”) that includes operations that generate revenues from the business of advising or subadvising mutual funds, offshore funds or institutional separate accounts that are no greater than 20% of the consolidated annual revenues of such Citigroup Target Business, in the case of a Citigroup Target Business based in the United States, or 35%, of such revenues, in the case of a Citigroup Target Business based outside the United States, in each case based on an average of its most recently completed three years preceding such acquisition, or (ii) acquire control of any Citigroup Target Business that includes operations that generate revenues of such kinds greater than 20%, in the case of a Citigroup Target Business based in the United States, or 35% in the case of a Citigroup Target Business based outside the United States, as the case may be, but not more than 50% of the consolidated annual revenues of the Citigroup Target Business, in each case based on an average of the most recently completed three years preceding such acquisition (a “Citigroup Competitive Business”); provided that in the event of such acquisition by Citigroup of any such Citigroup Competitive Business pursuant to clause (ii) of this Section 6.17(d), Citigroup shall comply with the procedures set forth in Section 6.17(c) of the Citigroup Disclosure Letter.

(e) Citigroup acknowledges that its covenants set forth in this Section 6.17 are an essential element of this Agreement and that, but for the agreement of Citigroup to comply with these covenants, Legg Mason would not have entered into this Agreement. In the event of a breach of this Section 6.17, Citigroup agrees that damages at law will be an insufficient remedy to Legg Mason and its Affiliates, and Legg Mason may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof, in each case without proof of actual damages. If any part of Citigroup’s covenants in this

Section 6.17 are found to be invalid, void or unenforceable in any situation in any jurisdiction by a final determination of a court or any other Governmental Authority of competent jurisdiction, Citigroup and Legg Mason agree that such determination shall not affect the validity or enforceability of (i) the offending term or provision in any other situation or in any other jurisdiction and (ii) the remaining terms and provisions of this Section 6.17 in any situation in any jurisdiction.

Section 6.18 Legg Mason Non-Competition.

(a) Legg Mason agrees that (i) during the Legg Mason Restricted Period, within the Legg Mason Territory, it shall not, and shall cause each of its controlled Affiliates not to, engage in the Legg Mason Restricted Activities, except on the terms and conditions set forth herein and (ii) for so long as Legg Mason is required under the Distribution and Product Access Agreement to distribute the Legg Mason Exclusive Equity Products (as defined in such Agreement) exclusively through the Citigroup Distributors to the extent provided therein, Legg Mason shall not sell, distribute or otherwise offer any of such Legg Mason Exclusive Equity Products to or through any Person other than except as expressly permitted under the Distribution and Product Access Agreement or this Agreement. Nothing in this Section 6.18 shall restrict Legg Mason or its controlled Affiliates (for purposes of this Section 6.18 and Section 6.17, collectively, “Legg Mason”) from conducting or engaging in the Legg Mason Permitted Activities or any other business activities of any kind or nature other than the Legg Mason Restricted Activities.

(b) As used in this Section 6.18, the term:

(i) “Legg Mason Permitted Activities” means (i) brokerage activities necessary for the distribution of U.S. registered open-end or continuously offered closed-end investment companies managed by Legg Mason within or outside the U.S. or of other open-end or continuously offered closed-end collective investment pools managed by Legg Mason, in each case subject to the exclusivity provisions of the Distribution and Product Access Agreement (and the exception thereto provided in such Agreement and below); (ii) the activities of Legg Mason’s Fund Investors Services unit (“FIS”) engaged in the direct sale of interests in U.S. registered open-end investment companies to customers who do not generally use brokers for purchasing interests in U.S. registered open-end investment companies; provided that Legg Mason will refer each such customer to an appropriate Citigroup Distributor, will not advertise the Legg Mason Exclusive Equity Products without making reference to an appropriate Citigroup Distributor and will pay to an appropriate Citigroup Distributor revenue sharing equal to 10% of Legg Mason’s investment advisory revenues attributable to gross sales of Legg Mason Exclusive Equity Products through FIS in excess of a percentage of the gross sales of Legg Mason Exclusive Equity Products equal to 117.5% of the average percentage of such gross sales attributable to FIS during the two year period prior to the date hereof; and (iii) subject to clauses (i) and (ii) above, any business activities of any kind or nature currently engaged in by Legg Mason after giving effect to the Closing.

(ii) “Legg Mason Restricted Activities” means engaging in the retail brokerage business through a retail sales force.

(iii) “Legg Mason Restricted Period” means the period beginning on the Closing Date and ending on the third anniversary of the Closing Date (as defined in the Distribution and Product Access Agreement); provided, however, that the Restricted Period shall in no event exceed the maximum time period allowed under Requirements of Law; and provided further that the limitations on the exceptions set forth in Section 6.18(c)(i) and (ii) shall terminate not later than the date of termination of the Exclusivity Period (as defined in the Distribution and Product Access Agreement); and

(iv) “Legg Mason Territory” means the United States, the United Kingdom, Spain, Switzerland and Canada.

(c) Notwithstanding anything in this Section 6.18 to the contrary, Legg Mason may, during the Legg Mason Restricted Period, (i) acquire control of a Person (the “Legg Mason Target Business”) that includes operations that generate revenues from a Legg Mason Restricted Activity that are no greater than 20% of the consolidated annual revenues of such Legg Mason Target Business, in the case of a Legg Mason Target Business based in the United States, or 35% of such revenues, in the case of a Legg Mason Target Business based outside the United States, in each case based on an average of its most recently completed three years preceding such acquisition, or (ii) acquire control of any Legg Mason Target Business that includes operations that generate revenues of such kinds greater than 20%, in the case of a Legg Mason Target Business based in the United States, or 35% in the case of a Legg Mason Target Business based outside the United States, as the case may be, but not more than 50% of the consolidated annual revenues of the Legg Mason Target Business, in each case based on an average of the most recently completed three years preceding such acquisition (a “Legg Mason Competitive Business”); provided that in the event of such an acquisition by Legg Mason of a Legg Mason Competitive Business pursuant to this clause (ii), Legg Mason shall comply with procedures set forth in Section 6.17(c) of the Citigroup Disclosure Letter.

(d) Legg Mason acknowledges that its covenants set forth in this Section 6.18 are an essential element of this Agreement and that, but for the agreement of Legg Mason to comply with these covenants, Citigroup would not have entered into this Agreement. In the event of a breach or threatened breach of this Section 6.18, Legg Mason agrees that damages at law will be an insufficient remedy to Citigroup, and Citigroup may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof, in each case without proof of actual damages. If any part of Legg Mason’s covenants in this Section 6.18 are found to be invalid, void or unenforceable in any situation in any jurisdiction by a final determination of a court or any other Governmental Authority of competent jurisdiction, Legg Mason and Citigroup agree that such determination shall not affect the validity or enforceability of (i) the offending term or provision in any other situation or in any other jurisdiction and (ii) the remaining terms and provisions of this Section 6.18 in any situation in any jurisdiction.

Section 6.19 Separation and Segregation.

(a) From the date hereof through the Closing, Citigroup shall, and shall cause its Affiliates to, use their reasonable best efforts to separate sufficiently all data and operations related to the CAM Business from any other data and operations of Citigroup or its Affiliates (other than the CAM Subsidiaries), whether by physical or logical separation of such data and operations and/or by the use of contractual, administrative, technical and/or physical oversights, mechanisms and processes.

(b) From the date hereof through the Closing, Legg Mason shall, and shall cause its Affiliates to, use their reasonable best efforts to separate sufficiently all data and operations related to the PC/CM Transferred Subsidiaries from any other data and operations of Legg Mason or its Affiliates (other than the PC/CM Subsidiaries), whether by physical or logical separation of such data and operations or by the use of contractual, administrative, technical and/or physical oversights, mechanisms and processes.

Section 6.20 Restrictions on Legg Mason Purchases of its Stock. Legg Mason shall not purchase, or take any other corporate action with respect to, the Legg Mason Common Stock which would result in Citigroup owning in excess of 14.39% of the then-outstanding shares of Legg Mason capital stock.

Section 6.21 CAM Financial Information. As promptly as practicable after the date hereof and, in any event, prior to October 31, 2005, Citigroup (i) shall deliver to Legg Mason (A) historical audited and unaudited financial statements (including selected financial data) and cooperate with Legg Mason in connection with the preparation of related pro forma financial statements, in each case that comply with either (1) the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) for financial statements that would be required to be included in a registration statement on Form S-1, S-3 or S-4 in connection with an offering of equity securities by Legg Mason after giving effect to the Transactions or (2) such requirements except as the staff of the SEC may permit Legg Mason by waiver of such requirements (in either case (1) or (2), together with customary reports and “comfort” letters of CAM’s independent public accountants) (collectively, the “CAM Financial Information”) and (B) an unaudited balance sheet of the CAM Business at June 30, 2005, and the related unaudited statement of income and cash flows of the CAM Business for the six-month period then ended prepared in conformity with Section 4.12 (the “Interim Financial Statements”) and (ii) shall provide and make available, and shall cause the CAM Subsidiaries to provide and make available, upon reasonable notice, the senior management employees of the CAM Subsidiaries and, if appropriate, relevant employees of Citigroup for their participation in the reasonable preparation of any registration statement on Form S-1, S-3 or S-4 in connection with an offering of equity securities by Legg Mason.

Section 6.22 Commitment Letter. Legg Mason shall, and Citigroup shall request Citigroup Global Markets Inc. (“CGMI”) to, negotiate in good faith the terms of the Term Loan Facility and the other loan documentation for the Term Loan Facility contemplated by the Commitment Letter (the “Loan Documentation”) consistent with the terms set forth in the Commitment Letter and on other terms which are usual and customary for term loan financings of the type contemplated by the Term Loan Facility. In the event that Legg Mason and CGMI fail to enter into the Loan Documentation on or prior to the Closing Date, the Legg Mason Note shall be delivered by Legg Mason to the Citigroup Sellers pursuant to Section 1.2(c) with such terms as are contemplated by the Term Loan Facility under the Commitment Letter and otherwise on terms which are usual and customary for term loan financings of the type contemplated by the Term Loan Facility.

Section 6.23 Short-Term Financings.

(a) Prior to the Closing, a CAM Subsidiary shall borrow from Citigroup (or an Affiliate of Citigroup designated by Citigroup), pursuant to a promissory note issued by such CAM Subsidiary, an amount equal to the estimated amount of the excess of the CAM Tangible Book Value as of the Closing Date over the CAM Tangible Book Value Target, as estimated by Citigroup in good faith.

(b) Prior to the Closing, Citigroup (or an Affiliate of Citigroup designated by Citigroup) shall provide a credit facility to a CAM Subsidiary designated by Legg Mason for a total amount, determined in good faith by Citigroup and Legg Mason at least five Business Days prior to the Closing Date, sufficient to provide the CAM Transferred Subsidiaries with working capital following the Closing Date, provided that such total amount shall not exceed $70,000,000. Such credit facility shall terminate, and all amounts borrowed thereunder and interest due thereon shall be repaid in full, no more than 90 days following the Closing Date.

(c) Following the Closing Date, Legg Mason shall unconditionally and irrevocably guarantee the prompt payment and performance of each CAM Subsidiary referred to in Section 6.23 of all amounts due under the foregoing promissory note and credit facility, which shall have the same covenants as apply under the Legg Mason Note and shall have such other customary terms as the parties shall in good faith agree.

(d) Each of the foregoing promissory note and credit facility shall be payable in full 90 days following the Closing Date, shall bear interest at LIBOR less 25 basis points and shall have such other customary terms as the parties shall in good faith agree, provided that they each shall provide for a default interest rate equivalent to the default rate under the Legg Mason Note.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions of Both Parties to Closing. The respective obligations of each Party to consummate the transactions contemplated hereby are subject to the satisfaction or waiver, prior to or at the Closing, of each of the following conditions:

(a) Any applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

(b) Other than with respect to the HSR Act, all approvals or authorizations of, filings and registrations with, and notifications to, all Governmental Authorities with respect to the CAM Business and the PC/CM Business required to effect the Transactions shall be in full force and effect and all waiting periods required pursuant to the Requirements of Law shall have expired or been terminated.

(c) No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction, determination or other order that, in each case, restrains, enjoins or otherwise prohibits consummation of the Transactions or makes illegal the consummation of the Transactions.

(d) The shares of Legg Mason Common Stock comprising the Legg Mason Shares issuable to Citigroup Sellers (including shares issuable upon conversion of any Legg Mason Preferred Stock) shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.2 Conditions to Obligations of Legg Mason to Close. Legg Mason’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, prior to or at the Closing, of each of the following conditions:

(a) Each of the representations and warranties of Citigroup contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date), except where the failure of such representations and warranties to be so true and correct (without regard to any CAM Material Adverse Effect or materiality qualifications set forth in any such representation or warranty) has not had and is not reasonably likely to have a CAM Material Adverse Effect.

(b) Each of the material obligations and covenants of Citigroup to be performed on or before the Closing Date pursuant to the terms of this Agreement and the Distribution and Product Access Agreement shall have been duly and fully performed in all material respects on or before the Closing Date.

(c) Legg Mason shall have received at the Closing a certificate dated the Closing Date, which certificate shall be validly executed on behalf of Citigroup by an appropriate executive officer of a Citigroup Seller, certifying that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) The Aggregate Closing Revenue Run-Rate shall be equal to or greater than 75% of the Aggregate Base Revenue Run-Rate.

(e) Legg Mason shall have received at the Closing a certificate dated the Closing Date, which certificate shall be validly executed on behalf of Citigroup by an appropriate executive officer of a Citigroup Seller, certifying that the Aggregate Closing Revenue Run-Rate is true and correct.

(f) Citigroup shall have delivered, or caused to be delivered, to Legg Mason each of the deliverables specified in Section 2.3.

Section 7.3 Conditions to Obligations of Citigroup to Close. The obligations of Citigroup to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, prior to or at the Closing, of each of the following conditions:

(a) Each of the representations and warranties of Legg Mason contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date), except where the failure of such representations and warranties to be so true and correct (without regard to any PC/CM Material Adverse Effect or materiality qualifications set forth in any such representation or warranty) has not had and is not reasonably likely to have a PC/CM Material Adverse Effect.

(b) Each of the material obligations and covenants of Legg Mason to be performed on or before the Closing Date pursuant to the terms of this Agreement and the Distribution and Product Access Agreement shall have been duly and fully performed in all material respects on or before the Closing Date.

(c) Citigroup shall have received at the Closing a certificate dated the Closing Date, which certificate shall be validly executed on behalf of Legg Mason by an appropriate executive officer of a Legg Mason Seller, certifying that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) Legg Mason Trust, fsb shall have converted from a federal thrift charter to a trust company chartered under state law or the National Bank Act that is not a “bank”, “thrift institution” or “savings association” as those terms are defined in Sections 2(c), 2(i) and 2(j) of the BHC Act.

(e) Legg Mason shall have delivered, or caused to be delivered, to Citigroup each of the deliverables specified in Section 2.4.

ARTICLE VIII

TAX MATTERS

Section 8.1 Allocation of Taxes and Indemnification.

(a) From and after the Closing Date, Citigroup shall be responsible for, and shall indemnify and hold Legg Mason and its Affiliates (which, for purposes of this Article VIII, shall include the CAM Subsidiaries after the Closing Date) and each of their respective officers, directors, employees, agents and representatives (the “Legg Mason Tax Indemnitees”) harmless against (i) any liability for Taxes imposed on any of the CAM Subsidiaries or for which they are otherwise liable for as a transferee or successor or pursuant to any tax sharing agreement, tax indemnification agreement or similar agreement, including Taxes imposed on any CAM Subsidiary as a result of the CAM Restructuring, for any taxable period ending on or before the Closing Date, and for the portion of any Straddle Period ending on the Closing Date, (ii) any Taxes resulting from any valid, timely and effective election described in Section 338(h)(10) of the Code with respect to the CAM Domestic Subsidiaries (a “CAM Election”) and any comparable elections under the provisions of state, local and foreign Requirements of Law with respect to Taxes, (iii) any Taxes imposed pursuant to U.S. Treasury Regulation Section 1.1502-6 (or any comparable provision under state, local or foreign Requirements of Law or regulation imposing joint or several liability upon members of a consolidated, combined, affiliated or unitary group) for which any CAM Subsidiary may be liable because of membership in the affiliated group, within the meaning of Section 1504(a) of the Code, of which Citigroup is the common parent (the “Citigroup Affiliated Group”) or any consolidated group, combined, affiliated or unitary group (other than the Citigroup Affiliated Group) at any time prior to Closing, and (iv) any Taxes imposed on Legg Mason or its Affiliates under Section 951 of the Code with respect to any CAM Foreign Subsidiary for the portion of the Straddle Period ending on the Closing Date, such amount determined in the manner described in Section 8.1(e)(i)(A). Citigroup shall indemnify the Legg Mason Tax Indemnitees for any and all reasonable out-of-pocket costs and expenses (including reasonable fees for attorneys and other outside consultants) incurred in connection with any contest of any Tax liability for which Citigroup is liable under this Article VIII. With respect to each time that Legg Mason brings an indemnification claim pursuant to this Article VIII, Citigroup shall not be liable, and Legg Mason shall not seek indemnification, under this Section 8.1(a) (A) until the aggregate amount of Citigroup’s indemnification obligation under this Section 8.1(a) is equal to or greater than $100,000, after taking into account subclause (B) below, after which time Citigroup shall be liable for the entire amount of the indemnification obligation under this Section 8.1(a) and (B) for any current Taxes to the extent reserved for, clearly set forth and verifiable on the CAM Final Closing Date Balance Sheet. For the avoidance of doubt, the parties acknowledge and agree that Citigroup shall indemnify and hold harmless Legg Mason and its Affiliates against any and all losses of Tax Benefits resulting from Citigroup’s or its relevant Affiliate’s ineligibility or failure to make an election under Section 338(h)(10) of the Code with respect to any CAM Domestic Subsidiary.

(b) From and after the Closing Date, Legg Mason shall be responsible for, and shall hold Citigroup and its Affiliates and each of their respective officers, directors, employees, agents and representatives (the “Citigroup Tax Indemnitees”) harmless against, any Taxes imposed on the CAM Subsidiaries, and not indemnified against by Citigroup under Section 8.1(a), (i) for all taxable periods ending after the Closing Date or portions of the Straddle Period beginning after the Closing Date and (ii) that are attributable to any action of Legg Mason or any of its Affiliates that occurs after the Closing on the Closing Date (other than actions contemplated by this Agreement or taken at the request of Citigroup, including, without limitation, the making of the CAM Elections and any comparable elections under the provisions of state, local and foreign Requirements of Law with respect to Taxes).

(c) From and after the Closing Date, Legg Mason shall be responsible for, and shall indemnify and hold the Citigroup Tax Indemnitees (which, for purposes of this Article VIII, shall include the PC/CM Subsidiaries after the Closing Date) harmless against (i) any liability for Taxes imposed on any of the PC/CM Subsidiaries or for which they are otherwise liable for as a transferee or successor or pursuant to any tax sharing agreement, tax indemnification agreement or similar agreement, including Taxes imposed on any PC/CM Subsidiary as a result of the PC/CM Restructuring, for any taxable period ending on or before the Closing Date, and for the portion of any Straddle Period ending on the Closing Date, (ii) any Taxes resulting from any valid, timely and effective election described in Section 338(h)(10) of the Code with respect to the PC/CM Domestic Subsidiaries (a “PC/CM Election”) and any comparable elections under the provisions of state, local or foreign Requirements of Law with respect to Taxes, (iii) any Taxes imposed pursuant to U.S. Treasury Regulation Section 1.1502-6 (or any comparable provision under state, local or foreign Requirements of Law or regulation imposing joint or several liability upon members of a consolidated, combined, affiliated or unitary group) for which any PC/CM Subsidiary may be liable because of membership in the affiliated group, within the meaning of Section 1504(a) of the Code, of which Legg Mason is the common parent (the “Legg Mason Affiliated Group”) or any consolidated group, combined, affiliated or unitary group (other than the Legg Mason Affiliated Group) at any time prior to Closing, and (iv) any Taxes imposed on Citigroup or its Affiliates under Section 951 of the Code with respect to any PC/CM Foreign Subsidiary for the portion of the Straddle Period ending on the Closing Date, such amount determined in the manner described in Section 8.1(e)(i)(A). Legg Mason shall indemnify the Citigroup Tax Indemnitees for any and all reasonable out-of-pocket costs and expenses (including reasonable fees for attorneys and other outside consultants) incurred in connection with any contest of any Tax liability for which Legg Mason is liable under this Article VIII. With respect to each time that Citigroup brings an indemnification claim pursuant to this Article VIII, Legg Mason shall not be liable, and Citigroup shall not seek indemnification, under this Section 8.1(c) (A) until the aggregate amount of Legg Mason’s indemnification obligation under this Section 8.1(c) is equal to or greater than $100,000, after taking into account subclause (B) below, after which time Legg Mason shall be liable for the entire amount of the indemnification obligation under this Section 8.1(c) and (B) for any current Taxes to the extent reserved for, clearly set forth and verifiable on the PC/CM Final Closing Date Balance Sheet. For the avoidance of doubt, the parties acknowledge and agree that Legg Mason shall indemnify and hold harmless Citigroup and its Affiliates against any and all losses of Tax Benefits resulting from Legg Mason’s or its relevant Affiliate’s ineligibility or failure to make an election under Section 338(h)(10) of the Code with respect to any PC/CM Domestic Subsidiary.

(d) From and after the Closing Date, Citigroup shall be responsible for, and shall hold the Legg Mason Tax Indemnitees harmless against, any Taxes imposed on the PC/CM Subsidiaries, and not indemnified against by Legg Mason under Section 8.1(c), (i) for all taxable periods beginning after the Closing Date or portions of the Straddle Period beginning after the Closing Date, (ii) that are attributable to any action of Citigroup or any of its Affiliates that occurs after the Closing on the Closing Date (other than actions contemplated by this Agreement or taken at the request of Legg Mason, including, without limitation, the making of the PC/CM Elections and any comparable elections under the provisions of state, local or foreign Requirements of Law with respect to Taxes).

(e) Straddle Period.

(i) For purposes of this Article VIII, in the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date (a “Straddle Period”), the portion of any such Tax that is allocable to the portion of the period ending on and including the Closing Date shall be:

(A) in the case of Taxes that are either (x) based upon or related to income, or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable year ended with (and included) the Closing Date; and

(B) in the case of Taxes imposed on a periodic basis with respect to the assets of the CAM Subsidiaries or the PC/CM Subsidiaries, as the case may be, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(ii) To the extent permitted under Requirements of Law, Citigroup shall take all actions reasonably necessary to terminate the taxable year of the CAM Subsidiaries on the Closing Date and Legg Mason shall take all actions reasonably necessary to terminate the taxable year of the PC/CM Subsidiaries on the Closing Date. To the extent any such taxable year of the CAM Subsidiaries or PC/CM Subsidiaries is terminated on the Closing Date, the parties hereto agree to cause the such CAM Subsidiaries or PC/CM Subsidiaries, as the case may be, to file all Tax Returns for the period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant Governmental Authority will not accept a Tax Return filed on that basis.

(f) To the extent that an indemnification obligation of one Party pursuant to this Section 8.1 may overlap with another indemnification obligation of such Party pursuant to this Section 8.1, the Party entitled to such indemnification shall be limited to only one of such indemnification payments to the extent of such overlap.

(g) Whenever in accordance with this Article VIII Legg Mason shall be required to pay Citigroup or its Affiliates an amount pursuant to Section 8.1(b) or 8.1(d), or Citigroup shall be required to pay Legg Mason or its Affiliates an amount pursuant to Section 8.1(a) or 8.1(c), such payments shall be made the later of 30 days after such payments are requested or 10 days before the requesting party is required to pay the related Tax liability.

(h) Procedures Relating to Tax Indemnification.

(i) If a claim for Taxes, including notice of a pending audit, shall be made by any Governmental Authority in writing (a “Tax Claim”), which, if successful, might result in an indemnity payment pursuant to this Section 8.1, the party seeking indemnification (the “Tax Indemnified Party”) shall notify the other party (the “Tax Indemnifying Party”) promptly in writing of the Tax Claim. Failure to give prompt notice of a Tax Claim (a “Tax Notice”) shall not relieve the Tax Indemnifying Party of liability under this Agreement except to the extent that the Tax Indemnifying Party demonstrates that the Tax Indemnifying Party’s position is materially prejudiced as a result thereof.

(ii) The Tax Indemnifying Party may discharge, at any time, its indemnification obligation under Section 8.1 by paying to the Tax Indemnified Party the amount of the applicable Tax set forth in the Tax Claim calculated on the date of such payment. Subject to clause (vi) below, the Tax Indemnified Party may, at its own expense, participate in and, upon notice to the Tax Indemnifying Party, assume the defense of any Tax Claim for which the Tax Indemnifying Party has sole liability, in the event the Tax Indemnifying Party has not assumed the defense of such claim by providing written notice of its intent to assume the defense of such claim to the Tax Indemnified Party within 30 days of the receipt of the notice required under Section 8.1(h)(i). If the Tax Indemnifying Party does not assume the defense of any such Tax

Claim, the Tax Indemnified Party may defend the same in such manner as it may deem appropriate, including, but not limited to, settling, provided, however, that the Tax Indemnified Party shall not settle such Tax Claim without the prior written consent of the Tax Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned.

(iii) Except as provided herein, in the event of a Tax Claim that involves issues (A) relating to a potential adjustment for which the Tax Indemnifying Party has liability and (B) that are required to be dealt with in a proceeding that also involves separate issues that could affect the Taxes of the Tax Indemnified Party, to the extent permitted under Requirements of Law, (x) the Tax Indemnifying Party shall have the right at its expense to control the Tax Claim but only with respect to the former issues and (y) the Tax Indemnified Party shall have the right at its expense to control the Tax Claim but only with respect to the latter issues.

(iv) With respect to any Tax Claim for a Straddle Period, (A) each of Legg Mason and Citigroup may participate in the Tax Claim, (B) such Tax Claim shall be contested and defended by the party which would bear the burden of the greater portion of the sum of any adjustment and any corresponding adjustments that reasonably may be anticipated (as determined under Section 8.1(e)); provided that such Tax Claim shall not be settled without the prior written consent of the other party, which shall not be unreasonably withheld, delayed or conditioned.

(v) Except as provided in clause (vi) below, the party that is controlling the Tax Claim pursuant to Section 8.1(h)(ii), (iii) or (iv) (the “Controlling Party”) shall provide the non-Controlling Party with notice reasonably in advance of, and the non-Controlling Party shall have the right, at its expense, to participate in such Tax Claim to the extent allowed pursuant to the Requirements of Law including the right to attend any meetings with a Governmental Authority (including meetings with examiners) or hearings or proceedings before any Governmental Authority to the extent they relate to such Tax Claim.

(vi) Notwithstanding any other provision of this Agreement to the contrary, (A) neither Legg Mason nor any of its Affiliates shall be entitled to participate in any Tax Claim relating to any consolidated, combined, affiliated or unitary Tax Return which includes Citigroup or any of its Affiliates and (B) neither Citigroup nor any of its Affiliates shall be entitled to participate in any Tax Claim relating to any consolidated, combined, affiliated or unitary Tax Return which includes Legg Mason or any of its Affiliates.

(vii) Notwithstanding any provision in this Agreement to the contrary, no provision in this Article VIII shall be interpreted in any manner which will require Citigroup or Legg Mason to pay any amount more than once whether as purchase price, as an indemnity or as a set-off or credit against any amounts required to be paid pursuant to this Agreement (including any set-offs required under Section 8.1(a) and 8.1(c) with respect to reserves established for current Taxes that are clearly set forth and verifiable on the CAM Final Closing Date Balance Sheet or PC/CM Final Closing Date Balance Sheet, as the case may be).

Section 8.2 Tax Returns and Refunds.

(a) (i) Citigroup shall prepare or cause to be prepared and timely file or cause to be filed all required Tax Returns (and, subject to the right to seek indemnification from Legg Mason as provided herein, pay any Taxes shown to be due thereon) relating to the CAM Subsidiaries for any taxable period which ends on or before the Closing Date. Legg Mason shall prepare or cause to be prepared and timely file or cause to be filed all required Tax Returns (and, subject to the right to seek indemnification from Citigroup as provided herein, pay any Taxes shown to be due thereon) relating to the CAM Subsidiaries for taxable periods ending after the Closing Date and all required Tax Returns for subsequent taxable periods. All such Tax Returns that relate to Straddle Periods shall be prepared and all elections with respect to such Tax Returns that relate to Straddle Periods shall be made, to the extent permitted under Requirements of Law, in a manner consistent with past practice. Before filing any Tax Return with respect to any Straddle Period, Legg Mason shall provide Citigroup with a copy of such Tax Return at least 30 days prior to the last date for timely filing such Tax Return (giving effect to any valid extensions thereof) accompanied by a statement calculating in reasonable detail Citigroup’s indemnification obligation, if any, pursuant to Section 8.1(a). To the extent that Citigroup, its Affiliates or any CAM Subsidiary has paid prior to the Closing Date to a Governmental Authority an amount in excess of Citigroup’s share of Taxes for a Straddle Period pursuant to Section 8.1(a), Legg Mason shall pay to Citigroup the amount of such excess within 10 days of filing such Straddle Period Tax Return. Notwithstanding anything in this Agreement to the contrary, Citigroup shall have no indemnification obligation pursuant to Section 8.1(a) with respect to any Taxes covered by such Tax Return until Citigroup has received such Tax Return and such statement. If for any reason Citigroup does not agree with Legg Mason’s calculation of its indemnification obligation, Citigroup and Legg Mason shall consult and cooperate to resolve in good faith any such disagreements. In the event the parties are unable to resolve any dispute within 10 days following the delivery of such Tax Return to Citigroup, the parties shall consult and cooperate to resolve their dispute by submitting such dispute to the Accountant, which shall resolve any issue before the due date of such Tax Return, in order that such Tax Return may be timely filed. The scope of the Accountant’s review shall be limited to disputed items. Each of Legg Mason and Citigroup shall bear the fees and expenses of the Accountant in inverse proportion as they may prevail on the matters resolved by the Accountant, which proportionate allocation will also be determined by the Accountant and included in the Accountant’s report. If Citigroup agrees with Legg Mason’s calculation of its indemnification obligation, Citigroup shall pay to Legg Mason the amount of Citigroup’s indemnification at the time specified in Section 8.1(g).

(ii) Legg Mason shall prepare or cause to be prepared and timely file or cause to be filed all required Tax Returns (and, subject to the right to seek indemnification from Citigroup as provided herein, pay any Taxes required to be due thereon) relating to the PC/CM Subsidiaries for any taxable period which ends on or before the Closing Date. Citigroup shall prepare or cause to be prepared and timely file or cause to be filed all required Tax Returns (and, subject to the right to seek indemnification from Legg Mason as provided herein, pay any Taxes required to be due thereon) relating to the PC/CM Subsidiaries for taxable periods ending after the Closing Date and all required Tax Returns for subsequent taxable periods. All such Tax Returns that relate to Straddle Periods shall be prepared and all elections with respect to such Tax Returns that relate to Straddle Periods shall be made, to the extent permitted by Law, in a manner consistent with past practice. Before filing any Tax Return with respect to any Straddle Period, Citigroup shall provide Legg Mason with a copy of such Tax Return at least 30 days prior to the last date for timely filing such Tax Return (giving effect to any valid extensions thereof) accompanied by a statement calculating in reasonable detail Legg Mason’s indemnification obligation, if any, pursuant to Section 8.1(c). To the extent that Legg Mason, its Affiliates or any PC/CM Subsidiary has paid prior to the Closing Date to a Governmental Authority an amount in excess of Legg Mason’s share of Taxes for a Straddle Period pursuant to Section 8.1(c), Citigroup shall pay to Legg Mason the amount of such excess within 10 days of filing such Straddle Period Tax Return. Notwithstanding anything in this Agreement to the contrary, Legg Mason shall have no indemnification obligation pursuant to Section 8.1(c) with respect to any Taxes covered by such Tax Return until Legg Mason has received such Tax Return and such statement. If for any reason Legg Mason does not agree with Citigroup’s calculation of its indemnification obligation, Legg Mason and Citigroup shall consult and cooperate to resolve in good faith any such disagreements. In the event the parties are unable to resolve any dispute within 10 days following the delivery of such Tax Return to Legg Mason, the parties shall consult and cooperate to resolve their dispute by submitting such dispute to the Accountant, which shall resolve any issue before the due date of such Tax Return, in order that such Tax Return may be timely filed. The scope of the Accountant’s review shall be limited to disputed items. Each of Legg Mason and Citigroup shall bear the fees and expenses of the Accountant in inverse proportion as they may prevail on the matters resolved by the Accountant, which proportionate allocation will also be determined by the Accountant and included in the Accountant’s report. If Legg Mason agrees with Citigroup’s calculation of its indemnification obligation, Legg Mason shall pay to Citigroup the amount of Citigroup’s indemnification at the time specified in Section 8.1(g).

(b) (i) Any refunds or credits of Taxes of the CAM Subsidiaries plus any interest received with respect thereto from the applicable Governmental Authority for any taxable period ending on or before the Closing Date (including refunds or credits arising by reason of amended Tax Returns filed after the Closing Date but excluding any refund or credit included on the CAM Final Closing Date Balance Sheet, which shall be the property of Legg Mason) shall be for the account of Citigroup and shall be paid by Legg Mason or any of its Affiliates to Citigroup within 10 Business Days after Legg Mason or any of its Affiliates receives such refund or after the relevant Tax Return is filed in which the credit is applied against Legg Mason’s or any of its Affiliates’ liability for Taxes; provided, however, that any such amounts payable to Citigroup shall be reduced by any Tax cost (net of any Tax Benefit) to Legg Mason or any of its Affiliates, including any CAM Subsidiary, as the case may be, attributable to the receipt of such refund (including interest) and/or the payments of such amounts to Citigroup. Notwithstanding the foregoing, any refunds or credits of Taxes of the CAM Subsidiaries for any taxable period ending on or before the Closing Date that are attributable to carrybacks of losses or credits from a taxable period beginning after the Closing Date shall be for the account of Legg Mason. In the event a refund of or credit for Taxes paid by Legg Mason to Citigroup is subsequently denied by a Governmental Authority, Citigroup shall promptly repay such refund or an amount equal to such credit (including interest) to Legg Mason. Any refunds or credits of Taxes of the CAM Subsidiaries plus any interest received with respect thereto from the applicable Governmental Authority for any taxable period beginning after the Closing Date shall be for the account of Legg Mason. Any refunds or credits of Taxes of the CAM Subsidiaries for any Straddle Period

shall be apportioned between Citigroup and Legg Mason in the same manner as the liability for such Taxes is apportioned pursuant to Section 8.1.

(ii) Any refunds or credits of Taxes of the PC/CM Subsidiaries plus any interest received with respect thereto from the applicable Governmental Authority for any taxable period ending on or before the Closing Date (including refunds or credits arising by reason of amended Tax Returns filed after the Closing Date but excluding any refund or credit included on the PC/CM Final Closing Date Balance Sheet, which shall be the property of Citigroup) shall be for the account of Legg Mason and shall be paid by Citigroup or any of its Affiliates to Legg Mason within 10 Business Days after Citigroup or any of its Affiliates receives such refund or after the relevant Tax Return is filed in which the credit is applied against Citigroup’s or any of its Affiliates’ liability for Taxes; provided, however, that any such amounts payable to Legg Mason shall be reduced by any Tax cost (net of any Tax Benefit) to Citigroup or any of its Affiliates, including any PC/CM Subsidiary, as the case may be, attributable to the receipt of such refund (including interest) and/or the payments of such amounts to Legg Mason. Notwithstanding the foregoing, any refunds or credits of Taxes of the PC/CM Subsidiaries for any taxable period ending on or before the Closing Date that are attributable to carrybacks of losses or credits from a taxable period beginning after the Closing Date shall be for the account of Citigroup. In the event a refund of or credit for Taxes paid by Citigroup to Legg Mason is subsequently denied by a Governmental Authority, Legg Mason shall promptly repay such refund or an amount equal to such credit (including interest) to Citigroup. Any refunds or credits of Taxes of the PC/CM Subsidiaries plus any interest received with respect thereto from the applicable Governmental Authority for any taxable period beginning after the Closing Date shall be for the account of Citigroup. Any refunds or credits of Taxes of the PC/CM Subsidiaries for any Straddle Period shall be apportioned between Citigroup and Legg Mason in the same manner as the liability for such Taxes is apportioned pursuant to Section 8.1.

(c) (i) At Citigroup’s request and expense and subject to Legg Mason’s written consent, which shall not be unreasonably withheld, delayed or conditioned, Legg Mason shall, or shall cause its relevant Affiliates to, file for and obtain any refunds or credits to which Citigroup is entitled under this Article VIII. In connection therewith, (A) Legg Mason shall permit Citigroup to control the prosecution of any such refund claim that relates to refunds or credits to which Citigroup or any of its Affiliates is entitled under this Article VIII and, where deemed appropriate by Citigroup, shall, or shall cause its relevant Affiliates to, authorize by appropriate powers of attorney such Persons as Citigroup shall designate to represent such Affiliates with respect to such refund claim and (B) Legg Mason shall, or shall cause its relevant Affiliates to, forward to Citigroup any such refund within 10 days after the refund is received (or reimburse Citigroup and any of its Affiliates for any such credit within 10 Business Days after the relevant Tax Return is filed in which the credit is applied against any of such relevant Affiliates’ liability for Taxes); provided, however, that any such amounts payable to Citigroup shall be reduced by any Tax cost (net of any Tax Benefit) to Legg Mason or any of its Affiliates, including any CAM Subsidiary, as the case may be, attributable to the receipt of such refund (including interest) and/or the payments of such amounts to Citigroup. In the event such refund of or credit for Taxes is subsequently denied by a Governmental Authority, Citigroup shall promptly repay such refund or an amount equal to such credit (including interest) to Legg Mason.

(ii) At Legg Mason’s request and expense and subject to Citigroup’s written consent, which shall not be unreasonably withheld, delayed or conditioned, Citigroup shall, or shall cause its relevant Affiliates to, file for and obtain any refunds or credits to which Legg Mason is entitled under this Article VIII. In connection therewith, (A) Citigroup shall permit Legg Mason to control the prosecution of any such refund claim that relates to refunds or credits to which Legg Mason or any of its Affiliates is entitled under this Article VIII and, where deemed appropriate by Legg Mason, shall, or shall cause its relevant Affiliates to, authorize by appropriate powers of attorney such Persons as Legg Mason shall designate to represent such Affiliates with respect to such refund claim and (B) Citigroup shall, or shall cause its relevant Affiliates to, forward to Legg Mason any such refund within 10 days after the refund is received (or reimburse Legg Mason and any of its Affiliates for any such credit within 10 Business Days after the relevant Tax Return is filed in which the credit is applied against any of such relevant Affiliates’ liability for Taxes); provided, however, that any such amounts payable to Legg Mason shall be reduced by any Tax cost (net of any Tax Benefit) to Citigroup or any of its Affiliates, including any PC/CM Subsidiary, as the case may be, attributable to the receipt of such refund (including interest) and/or the payments of such amounts to Legg Mason. In the event such refund of or credit for Taxes is subsequently denied by a Governmental Authority, Legg Mason shall promptly repay such refund or an amount equal to such credit (including interest) to Citigroup.

Section 8.3 Conveyance Taxes. Each of Legg Mason and Citigroup shall be responsible for and each shall pay 100% of all documentary, sales, use, registration, value added, transfer, stamp, registration and similar Taxes, fees and costs incurred by such Party and its Affiliates in connection with the transactions contemplated by this Agreement, including, in the case of Citigroup, the CAM Restructuring and, in the case of Legg Mason, the PC/CM Restructuring (collectively, “Conveyance Taxes”). For the avoidance of doubt, Citigroup shall be responsible for any Conveyance Taxes imposed with respect to the transactions contemplated by Section 6.13(a) and Legg Mason shall be responsible for any Conveyance Taxes imposed with respect to the transactions contemplated by Section 6.13(b). Each of Legg Mason and Citigroup shall be responsible for preparing and timely filing any Tax Returns required to be filed by such Party or its Affiliates with respect to any such Conveyance Taxes. Citigroup and Legg Mason will provide to one another a true copy of each such Tax Return as filed and evidence of the timely filing thereof. Prior to the filing of such Tax Returns, Citigroup and Legg Mason shall agree upon the portion of the total consideration to be allocated to the assets that are the subject of such Tax Returns, which allocation shall be binding for purposes of Section 8.4. Citigroup and Legg Mason shall reasonably cooperate in reducing the amount of any Conveyance Taxes or obtaining exemptions therefrom.

Section 8.4 Section 338 Elections.

(a) Section 338(h)(10) Elections.

(i) With respect to the sale and acquisition of each of the CAM Domestic Subsidiaries pursuant to this Agreement, Citigroup or one or more of its Affiliates and Legg Mason or one or more of its Affiliates shall jointly make a CAM Election with respect to each of the CAM Domestic Subsidiaries. Section 8.4(a) of the

Citigroup Disclosure Letter shall set forth each CAM Domestic Subsidiary. Citigroup warrants that Section 8.4(a) of the Citigroup Disclosure Letter is true, accurate and complete. At least 10 days prior to the Closing Date, Citigroup and Legg Mason shall agree on the form and content of the IRS Forms 8023 (the “Forms 8023”) on which any such CAM Election shall be made and at or prior to the Closing, Citigroup shall deliver to Legg Mason and Legg Mason shall deliver to Citigroup properly executed and mutually agreed upon Forms 8023 with respect to the relevant CAM Domestic Subsidiary containing information then available, which Legg Mason shall file or cause to be filed with the IRS not later than 30 days following the Closing Date. Citigroup, Legg Mason and their respective relevant Affiliates shall jointly and timely make CAM Elections and elections under any applicable state, local or foreign Requirements of Law with respect to Taxes comparable to the CAM Elections with respect to each CAM Domestic Subsidiary. With respect to all CAM Elections, Citigroup, Legg Mason and their respective Affiliates shall, as promptly as practicable following the Closing Date, cooperate with each other to take all other actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) otherwise to effect, perfect and preserve timely CAM Elections in accordance with the provisions of Section 338 of the Code (including Treasury Regulation Section 1.338(h)(10)-l (and any comparable provisions of state, local or foreign Requirements of Law with respect to Taxes)) or any successor provisions. Citigroup and its Affiliates and Legg Mason and its Affiliates shall report the sale and acquisition, respectively, of the stock of each of the CAM Domestic Subsidiaries pursuant to this Agreement for which a CAM Election was made consistent with such CAM Election (and any comparable elections under state, local or foreign Requirements of Law with respect to Taxes) and shall take no position to the contrary thereto in any Tax Return, or in any proceeding before any Governmental Authority or otherwise.

(ii) With respect to the sale and acquisition of each of the PC/CM Domestic Subsidiaries pursuant to this Agreement, Legg Mason or one or more of its Affiliates and Citigroup or one or more of its Affiliates shall jointly make a PC/CM Election with respect to each of the PC/CM Domestic Subsidiaries. Section 8.4(a) of the Legg Mason Disclosure Letter shall set forth each PC/CM Domestic Subsidiary. Legg Mason warrants that Section 8.4(a) of the Legg Mason Disclosure Letter is true, accurate and complete. At least 10 days prior to the Closing Date, Citigroup and Legg Mason shall agree on the form and content of the Forms 8023 on which any such PC/CM Election shall be made and at or prior to the Closing, Legg Mason shall deliver to Citigroup and Citigroup shall deliver to Legg Mason properly executed and mutually agreed upon Forms 8023 with respect to the relevant PC/CM Domestic Subsidiary containing information then available, which Citigroup shall file or cause to be filed with the IRS not later than 30 days following the Closing Date. Citigroup, Legg Mason and their respective relevant Affiliates shall jointly and timely make PC/CM Elections and elections under any applicable state, local or foreign Requirements of Law with respect to Taxes comparable to the PC/CM Elections with respect to each PC/CM Domestic Subsidiary. With respect to all PC/CM Elections, Citigroup, Legg Mason and their respective Affiliates shall, as promptly as practicable following the Closing Date, cooperate with each other to take all other actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) otherwise to effect, perfect and preserve timely PC/CM Elections in accordance with the provisions of Section 338 of the Code (including Treasury Regulation Section 1.338(h)(10)-l (and any comparable provisions of state, local or foreign Requirements of Law with respect to Taxes)) or any successor provisions. Citigroup and its Affiliates and Legg Mason and its Affiliates shall report the sale and acquisition, respectively, of the stock of each of the PC/CM Domestic Subsidiaries pursuant to this Agreement for which a PC/CM Election was made consistent with such PC/CM Election (and any comparable elections under state, local or foreign Requirements of Law with respect to Taxes) and shall take no position to the contrary thereto in any Tax Return, or in any proceeding before any Governmental Authority or otherwise.

(b) To the extent permissible pursuant to the Requirements of Law, Citigroup, Legg Mason and their respective Affiliates shall cooperate in the preparation and timely filing of any (i) corrections, amendments or supplements to the Forms 8023 (including Form 8883) and (ii) state, local or foreign forms or reports that are necessary or appropriate for purposes of complying with the requirements for making any state, local or foreign election that is comparable to the CAM Election or the PC/CM Election.

(c) Neither Citigroup, Legg Mason nor any of their respective Affiliates shall take any action to modify any of the forms or reports (including any corrections, amendments or supplements thereto) that are required for the making of a CAM Election or a PC/CM Election and any comparable elections under state, local or foreign Requirements of Law with respect to Taxes after their execution or to modify or revoke any CAM Election or the PC/CM Election following the filing of the Forms 8023 by Citigroup without the written consent of Citigroup and Legg Mason, as the case may be.

(d) Allocations.

(i) In connection with any CAM Election as described in Section 8.4(a)(i) and consistent with Section 3.5, within 120 days after the Closing Date, Legg Mason shall provide (or shall cause its Affiliates to provide) to Citigroup (A) a proposed allocation of the “Modified Aggregate Deemed Sales Price” and the “Adjusted Grossed Up Basis” (each, as defined under applicable Treasury Regulations) among the assets of the relevant CAM Domestic Subsidiary, which allocations shall be made in accordance with Section 338(b) of the Code and any applicable Treasury Regulations, and (B) a complete set of IRS Forms 8883 (and any comparable forms required to be filed under state, local or foreign Requirements of Law with respect to Taxes) and any additional data or materials required to be attached to Form 8883 pursuant to the Treasury Regulations promulgated under Section 338 of the Code (collectively, the “CAM Proposed Allocation”). In the event Citigroup objects to the CAM Proposed Allocation, Citigroup will notify Legg Mason within 20 days of receipt of the CAM Proposed Allocation of such objection, and the parties will endeavor within the next 15 days to resolve such dispute in good faith.

(ii) In connection with any PC/CM Election as described in Section 8.4(a)(ii) and consistent with Section 3.5, within 120 days after the Closing Date, Citigroup shall provide (or shall cause its Affiliates to provide) to Legg Mason (A) a proposed allocation of the “Modified Aggregate Deemed Sales Price” and the “Adjusted Grossed Up Basis” (each, as defined under applicable Treasury Regulations) among the assets of the relevant PC/CM Domestic Subsidiary, which allocations shall be made in accordance with Section 338(b) of the Code and any applicable Treasury Regulations, and (B) a complete set of IRS Forms 8883 (and any comparable forms required to be filed under state, local or foreign Requirements of Law with respect to Taxes) and any additional data or materials required to be attached to Form 8883 pursuant to the Treasury Regulations promulgated under Section 338 of the Code (collectively, the “PC/CM Proposed Allocation”). In the event Legg Mason objects to the PC/CM Proposed

Allocation, Legg Mason will notify Citigroup within 20 days of receipt of the PC/CM Proposed Allocation of such objection, and the parties will endeavor within the next 15 days to resolve such dispute in good faith.

(iii) In the event that Citigroup and Legg Mason resolve any such dispute and agree on the manner in which such allocations should be made, Citigroup and Legg Mason (and their respective Affiliates) shall (A) be bound by the allocations determined pursuant to this paragraph for all Tax purposes, (B) prepare and file all Tax Returns to be filed with any Governmental Authority (including Form 8883 and Form 8594 filed with the Parties’ respective United States federal income Tax Returns for the taxable year that includes the Closing Date and any other forms or statements required by the Code, Treasury Regulations, the IRS or any applicable state, local or foreign Governmental Authority) in a manner consistent with such allocations and (C) take no position inconsistent with such allocations in any Tax Return, any proceeding before any Governmental Authority or otherwise. In the event that any such allocation is disputed by any Governmental Authority, the party receiving notice of such dispute shall promptly notify and consult with the other Party concerning resolution of such dispute.

(iv) In the event that Citigroup and Legg Mason disagree on the manner in which any such allocations should be made, Citigroup and Legg Mason (and their respective Affiliates) shall independently determine the manner in which such allocations should be made, and, for all Tax purposes, neither Citigroup (and any of its Affiliates) nor Legg Mason (and any of its Affiliates) shall be bound by the other party’s allocations.

(e) Any subsequent adjustments to the total consideration shall be reflected in the CAM Proposed Allocation or the PC/CM Proposed Allocation, as the case may be, and made in accordance with Section 338(b) of the Code and any applicable Treasury Regulation and consistent with the methodology provided above.

(f) To the extent allowed pursuant to the Requirements of Law, Citigroup and Legg Mason shall, and shall cause their respective Affiliates to, treat any assets or shares of stock that are distributed by any of the CAM Domestic Subsidiaries to Citigroup or any of its Affiliates or by any of the PC/CM Domestic Subsidiaries to Legg Mason or any of its Affiliates pursuant to Section 6.13 as having been distributed in the deemed liquidation resulting from any CAM Election or any PC/CM Election, as the case may be.

(g) Legg Mason shall be entitled to make an election pursuant to Section 338(g) of the Code (or any comparable provisions of state, local or foreign Requirements of Law with respect to Taxes) (a “Section 338(g) Election”) with respect to any of the CAM Foreign Subsidiaries. If Legg Mason or any of its Affiliates makes a Section 338(g) Election, Citigroup and Legg Mason shall follow the principles of Treasury Regulation Section 1.338-9(d) and shall provide to each other all documents reasonably necessary to comply with such regulation. Except as required as a result of a Section 338(g) Election, neither Legg Mason nor any of its Affiliates shall change the taxable year of any CAM Foreign Subsidiary which includes but does not end on the Closing Date without the prior written consent of Citigroup, which consent shall not be unreasonably withheld, delayed or conditioned.

(h) Citigroup shall be entitled to make a Section 338(g) Election with respect to any of the PC/CM Foreign Subsidiaries. If Citigroup or any of its Affiliates makes a Section 338(g) Election, Citigroup and Legg Mason shall follow the principles of Treasury Regulation Section 1.338-9(d) and shall provide to each other all documents reasonably necessary to comply with such regulation. Except as required as a result of a Section 338(g) Election, neither Citigroup nor any of its Affiliates shall change the taxable year of any PC/CM Foreign Subsidiary which includes but does not end on the Closing Date without the prior written consent of Legg Mason, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 8.5 Resolution of All Tax Related Disputes. Except as otherwise provided in this Article VIII, with respect to any dispute or disagreement between the Parties relating to Taxes, the Parties shall cooperate in good faith to resolve such dispute between them; but if the Parties are unable to resolve such dispute, the Parties shall submit the dispute to the Accountant for resolution, which resolution shall be final, conclusive and binding on the Parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses relating to any dispute as to the amount of Taxes owed by either of the Parties shall be paid by Legg Mason, on the one hand, and Citigroup, on the other hand, in proportion to each party’s respective liability for the portion of the Taxes in dispute, as determined by the Accountant.

Section 8.6 Survival of Tax Provisions. Any claim to be made pursuant to Article VIII must be made before 60 days after the expiration (giving effect to any valid extensions, waivers and tolling periods) of the applicable statutes of limitations relating to the Taxes at issue or, solely with respect to a claim for a refund or credit of Taxes (or an adjustment with respect thereto), the later of (i) 60 days after the expiration (giving effect to any valid extensions, waivers and tolling periods) of the applicable statute of limitations relating to the Taxes at issue or (ii) one year after the Party making the claim becomes aware of sufficient facts relating to such refund or credit or adjustment to seek indemnification or reimbursement under this Article VIII.

Section 8.7 Exclusivity. Article VIII shall govern (a) the retention of records with respect to each of the CAM Subsidiaries and the PC/CM Subsidiaries and (b) the procedures for all indemnification claims, in each case with respect to Taxes.

Section 8.8 Tax Sharing Agreements. Any and all existing agreements relating to the allocation or sharing of Taxes (the “Tax Sharing Agreements”) between (a) any of the CAM Subsidiaries and either any Citigroup Seller or any member of the Citigroup Affiliated Group and (b) any of the PC/CM Subsidiaries and either any Legg Mason Seller or any member of the Legg Mason Affiliated Group shall be terminated as of the Closing Date solely with respect to the departing CAM Subsidiary or PC/CM Subsidiary, as the case may be. After the Closing Date, none of the CAM Subsidiaries, on the one hand, or any Citigroup Seller or any member of the Citigroup Affiliated Group, on the other hand, nor the PC/CM Subsidiaries, on the one hand, or any Legg Mason Seller or any member of the Legg Mason Affiliated Group, on the other hand, shall have any further rights or obligations under any such Tax Sharing Agreement.

Section 8.9 Characterization of Indemnification Payments. To the extent permitted pursuant to the Requirements of Law, any payments made pursuant to Section 3.3,

Section 3.4, Article VIII or Article X shall be treated for all Tax purposes as adjustments to the aggregate purchase price.

Section 8.10 Cooperation, Exchange of Information and Record Retention.

(a) Legg Mason and Citigroup shall provide each other, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to provide each other, with such cooperation and information relating to the CAM Subsidiaries and the PC/CM Subsidiaries, as the case may be, (including cooperation with respect to any Audit) as any of them reasonably may request of another, including in (i) preparing and filing any Tax Return, amended Tax Return or claim for refund, including maintaining and making available to each other all records necessary in connection with Taxes; (ii) resolving all disputes and audits with respect to all taxable periods relating to Taxes; (iii) contesting or compromising any Tax Claim; (iv) determining a Tax liability or a right to a refund of Taxes; (v) participating in or conducting any audit or other proceeding in respect of Taxes; and (vi) connection with all other matters covered in this Article VIII. Each such party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. To the extent reasonably requested by Citigroup, Legg Mason shall cause the relevant CAM Subsidiary to authorize by appropriate powers of attorney such Persons as Citigroup shall designate to represent such CAM Subsidiary with respect to subclauses (i)-(vi) of this Section 8.10(a). To the extent reasonably requested by Legg Mason, Citigroup shall cause the relevant PC/CM Subsidiary to authorize by appropriate powers of attorney such Persons as Legg Mason shall designate to represent such PC/CM Subsidiary with respect to subclauses (i)-(vi) of this Section 8.10(a).

(b) Legg Mason and Citigroup recognize that (i) Citigroup and its Affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the CAM Subsidiaries to the extent such records and information pertain to events occurring on or prior to the Closing Date and (ii) Legg Mason and its Affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the PC/CM Subsidiaries to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, Legg Mason and Citigroup agree that from and after the Closing Date, Citigroup, Legg Mason and their respective Affiliates shall (A) retain and maintain all such records including all Tax Returns, schedules and work papers, records and other documents in their possession relating to Tax matters of the CAM Subsidiaries and the PC/CM Subsidiaries, as the case may be, for taxable periods ending on or prior to the Closing Date and for the Straddle Period for the longer of (x) the seven-year period beginning on the Closing Date or (y) the full period of the applicable statute of limitations, including any extension thereof and (B) allow the agents and representatives of each other, upon reasonable notice and at mutually convenient times to inspect, review and make copies of such records (at the expense of the party requesting the records) as Citigroup and Legg Mason may deem reasonably necessary or appropriate from time to time. Citigroup and Legg Mason agree that the holder of any records, books, work papers, reports, correspondence and other similar materials shall provide the other party with written notice 30 calendar days prior to transferring, destroying or discarding the last copy of any such materials and such other party shall have the right, at its expense, to copy or take any such materials; provided that such other party provide written notice stating its intent to copy or take such materials no later than 20 days after having received notice that such materials are being transferred, destroyed or discarded. Any information obtained under this Section 8.10(b) shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

(c) Notwithstanding any other provision of this Agreement or the Related Agreements, (i) neither Citigroup nor any of its Affiliates shall be entitled to any information relating to, or a copy of, any consolidated, combined, affiliated or unitary Tax Return which includes Legg Mason and (ii) neither Legg Mason nor any of its Affiliates shall be entitled to any information relating to, or a copy of, any consolidated, combined, affiliated or unitary Tax Return which includes Citigroup; provided, however, that Legg Mason shall be entitled to a copy of a pro forma Tax Return for the CAM Subsidiaries and Citigroup shall be entitled to a copy of a pro forma Tax Return for the PC/CM Subsidiaries.

Section 8.11 Tax Benefits. Any indemnity payments made pursuant to Article VIII shall be increased to account for any Tax cost incurred by the Tax Indemnified Party upon the receipt of such payment (grossed up for such increase) and shall be made net of any Tax Benefit realized or utilized by the Tax Indemnified Party that results from the payments of the amounts indemnified against giving rise to such indemnity payments. For purposes of determining the amount of any Tax Benefit or Tax cost incurred by the Tax Indemnified Party shall be deemed to pay Tax at the highest United States federal income tax corporate marginal rate in effect in the year such indemnifiable Loss is incurred and the recipient of the Tax Benefit shall be deemed to realize or utilize any Tax Benefit in the first taxable year that such Tax Benefit may be realized or utilized under Requirements of Law after taking into account all other Tax Attributes of such indemnified party and the projected utilization of such Tax Attributes as computed by the recipient of such Tax Benefit. If a Tax Benefit resulting from an indemnifiable loss is available in multiple Tax years, the amount of such Tax Benefit for purposes of this Section 8.11(a) shall be the net present value of all of such available Tax Benefits, calculated by using a discount rate equal to the long-term applicable federal rate for the month in which such indemnifiable loss is incurred. The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the Tax Indemnified Party’s liability for Taxes, and any payments, if necessary, by the Tax Indemnified Party or the Tax Indemnifying Party to reflect such adjustment shall be made if necessary within 10 days of such determination.

Section 8.12 Indemnification for Taxes Related to the CAM Registered Investment Companies. To the extent Legg Mason pays or causes its Affiliates (which shall include the CAM Subsidiaries after the Closing Date) to pay any Taxes, or any amount paid in reimbursement of Taxes, of any CAM Registered Investment Company (or if such CAM Registered Investment Company has been liquidated, its shareholders, in their capacities as successors or transferees to such CAM Registered Investment Company) relating to any taxable period of such CAM Registered Investment Company ending on or before December 31, 2007, resulting from the potential failure of such CAM Registered Investment Company to qualify to be classified as a regulated investment company under Subchapter M of Chapter 1 of the Code, Citigroup shall indemnify and hold Legg Mason and such Affiliates harmless against all of such Taxes and/or amounts; provided, however, that neither Legg Mason nor any of its Affiliates shall be entitled to indemnification under this Section 8.12 unless either (i) the IRS has asserted in writing that such CAM Registered Investment Company is liable for such Taxes and either (x) Legg Mason or such Affiliate receives a written opinion of a tax advisor of national reputation who is reasonably acceptable to Citigroup (a “Qualified Opinion”) to the effect that it is more likely than not that such CAM Registered Investment Company is liable for such Taxes or (y) a final determination (as defined in Section 1313(a) of the Code) has been made that such Taxes are due, or (ii) with respect to Tax Returns of the CAM Registered Investment Companies that have not yet been filed as of the Closing Date, Legg Mason or such Affiliate receives a Qualified Opinion to the effect that no reasonable basis exists for the CAM Registered Investment Company to file a Tax Return without reporting such Taxes as due and payable by such CAM Registered Investment Company on such Tax Return. Notwithstanding the foregoing, Citigroup shall not be required to indemnify Legg Mason and its Affiliates for Taxes or any amount paid in reimbursement of Taxes to the extent such Taxes would not have been owed (or asserted by the IRS as being owed) by the relevant CAM Registered Investment Company but for actions taken by Legg Mason, its Affiliates or the CAM Registered Investment Companies at the direction or request of Legg Mason or its Affiliates. Citigroup shall indemnify Legg Mason for any reasonable out-of-pocket costs and expenses (including reasonable fees for attorneys and other outside consultants) incurred by Legg Mason in connection with the payment of such Taxes or other amounts as described in this Section 8.12. If the Internal Revenue Service asserts in writing that a CAM Registered Investment Company is liable for Taxes, which might result in an indemnity payment pursuant to this Section 8.12, Legg Mason or one its Affiliates shall notify Citigroup promptly in writing of such assertion. Failure to give prompt notice of such an assertion shall not relieve Citigroup of liability under this Section 8.12.

Section 8.13 Certain Deductions.

(a) (i) In the event a Citigroup Compensation Item is included in a Tax Return of Legg Mason or its Affiliates, Citigroup shall provide Legg Mason on a timely basis with such information, documentation and assistance as is necessary or otherwise reasonably requested by Legg Mason in order to compute the Citigroup Compensation Item, and to satisfy any and all reporting, withholding and payroll Tax obligations under the Code and applicable state, local or foreign Requirements of Law. Citigroup shall indemnify and hold the Legg Mason Indemnitees harmless against (A) the employer’s portion of any payroll or similar Taxes relating to the Citigroup Compensation Items that are actually imposed and paid; (B) Taxes imposed as a result of the failure of Citigroup to provide information as required by this Section 8.13(a)(i); and (C) all reasonable out-of-pocket costs incurred in claiming deductions in respect of any Citigroup Compensation Item and in processing or administering the information related to any Citigroup Compensation Item.

(ii) Legg Mason shall calculate for each taxable period beginning after the Closing Date, and the portion of any Straddle Period beginning after the Closing Date, (A) the aggregate amount of income and franchise Taxes actually payable by Legg Mason and its Affiliates, including the CAM Subsidiaries (collectively, the “Legg Mason Group”), for such taxable period (“Legg Mason’s Actual Tax Liability”) and (B) the amount of income and franchise Taxes that would have been payable by the Legg Mason Group if determined without regard to any Citigroup Tax Items (“Legg Mason’s Hypothetical Tax Liability”). Legg Mason shall provide Citigroup copies of its calculations of Legg Mason’s Actual Tax Liability and Legg Mason’s Hypothetical Tax Liability, together with any documentation or supporting information

(consistent with Legg Mason’s internal confidentiality policies) reasonably requested by Citigroup to enable it to verify the accuracy of such calculations, within 30 days following the filing of all income and franchise Tax Returns of the Legg Mason Group with respect to such taxable period. If Citigroup does not agree with any of Legg Mason’s calculations, Citigroup and Legg Mason shall resolve such dispute pursuant to Section 8.5.

(iii) Legg Mason shall report each of the Citigroup Tax Items to the fullest extent, and in the earliest taxable period beginning after the Closing Date, allowable under applicable income and franchise Tax law after taking into account the various limitations under the Code to which those items may be subject in taxable periods beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date; provided, however, that nothing in this section shall require Legg Mason to forgo or otherwise jeopardize any other available Tax items, to take positions inconsistent with Legg Mason’s overall Tax Return positions, or to change its overall business plans or operations. Notwithstanding anything herein to the contrary, Legg Mason shall have no obligation to carryback any Tax attribute or item.

(iv) If, for any taxable period beginning after the Closing Date, and the portion of any Straddle Period beginning after the Closing Date, Legg Mason’s Hypothetical Liability is greater than Legg Mason’s Actual Tax Liability, Legg Mason shall pay Citigroup an amount equal to such difference. Payments under this Section 8.13(a)(iv) shall be made by the later of (A) 45 days following the filing of all income and franchise Tax Returns of the Legg Mason Group for the applicable taxable period beginning after the Closing Date, and the portion of any Straddle Period beginning after the Closing Date, and (B) 10 days after the date that a final agreement is reached between Legg Mason and Citigroup as to the calculation of Legg Mason’s Actual Tax Liability and Legg Mason’s Hypothetical Tax Liability for such taxable period in accordance with Section 8.13(a)(iv).

(v) If Legg Mason’s Actual Tax Liability or Legg Mason’s Hypothetical Tax Liability for any taxable period that begins after the Closing Date, and the portion of any Straddle Period beginning after the Closing Date, changes (by reason of the filing of amended Tax Returns, audit adjustments agreed to with a Governmental Authority, final dispositions of administrative or judicial proceedings, carrybacks from later taxable periods to earlier taxable periods or otherwise), Legg Mason shall recalculate Legg Mason’s Actual Tax Liability and Legg Mason’s Hypothetical Tax Liability for such taxable period. Legg Mason and Citigroup shall promptly notify each other of any change or event that might give rise to such a change. Legg Mason shall provide Citigroup with copies of its recalculations, together with any documentation or supporting information (consistent with Legg Mason’s internal confidentiality policies) reasonably requested by Citigroup to enable it to verify the accuracy of such recalculations, within 30 days following any such change. If Citigroup does not agree with any of Legg Mason’s recalculations, Citigroup and Legg Mason shall resolve such dispute pursuant to Section 8.5. Within 10 days following a final agreement between Legg Mason and Citigroup as to the recalculations of Legg Mason’s Actual Tax Liability and Legg Mason’s Hypothetical Tax Liability, appropriate adjustment payments (including any interest and penalties actually payable, or receivable from, as the case may be, the relevant Governmental Authority that are attributable to changes in Legg Mason’s Actual Tax Liability and Legg Mason’s Hypothetical Tax Liability for such taxable period) shall be made by Citigroup or Legg Mason, as the case may be, to the other party in a manner consistent with Section 8.13(a)(iv).

(vi) In applying the provisions of this Section 8.13(a), it is the intention of the parties that the Tax Attributes of the Legg Mason Group (exclusive of Citigroup Tax Items) have priority over the Tax Attributes comprised within the Citigroup Tax Items, whether in the taxable year when generated or in another taxable year to which such items are carried back or carried forward.

(b) (i) In the event a Legg Mason Compensation Item is included in a Tax Return of Citigroup or its Affiliates, Legg Mason shall provide Citigroup on a timely basis with such information, documentation and assistance as is necessary or otherwise reasonably requested by Citigroup in order to compute the Legg Mason Compensation Item, and to satisfy any and all reporting, withholding and payroll Tax obligations under the Code and applicable state, local or foreign Requirements of Law. Legg Mason shall indemnify and hold the Citigroup Indemnitees harmless against (A) the employer’s portion of any payroll or similar Taxes relating to the Legg Mason Compensation Items that are actually imposed and paid; (B) Taxes imposed as a result of the failure of Legg Mason to provide information as required by this Section 8.13(b)(i); and (C) all reasonable out-of-pocket costs incurred in claiming deductions in respect of any Legg Mason Compensation Item and in processing or administering the information related to any Legg Mason Compensation Item.

(ii) Citigroup shall calculate for each taxable period beginning after the Closing Date, and the portion of any Straddle Period beginning after the Closing Date, (A) the aggregate amount of income and franchise Taxes actually payable by Citigroup and its Affiliates, including the CAM Subsidiaries (collectively, the “Citigroup Group”), for such taxable period (“Citigroup’s Actual Tax Liability”) and (B) the amount of income and franchise Taxes that would have been payable by the Citigroup Group if determined without regard to any Legg Mason Tax Items (“Citigroup’s Hypothetical Tax Liability”). Citigroup shall provide Legg Mason copies of its calculations of Citigroup’s Actual Tax Liability and Citigroup’s Hypothetical Tax Liability, together with any documentation or supporting information (consistent with Citigroup’s internal confidentiality policies) reasonably requested by Legg Mason to enable it to verify the accuracy of such calculations, within 30 days following the filing of all income and franchise Tax Returns of the Citigroup Group with respect to such taxable period. If Legg Mason does not agree with any of Citigroup’s calculations, Legg Mason and Citigroup shall resolve such dispute pursuant to Section 8.5.

(iii) Citigroup shall report each of the Legg Mason Tax Items to the fullest extent, and in the earliest taxable period beginning after the Closing Date, allowable under applicable income and franchise Tax law after taking into account the various limitations under the Code to which those items may be subject in taxable periods beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date; provided, however, that nothing in this section shall require Citigroup to forgo or otherwise jeopardize any other available Tax items, to take positions inconsistent with Citigroup’s overall Tax Return positions, or to change its overall business plans or operations. Notwithstanding anything herein to the contrary, Citigroup shall have no obligation to carryback any Tax attribute or item.

(iv) If, for any taxable period beginning after the Closing Date, and the portion of any Straddle Period beginning after the Closing Date, Citigroup’s Hypothetical Liability is greater than Citigroup’s Actual Tax Liability, Citigroup shall pay Legg Mason an amount equal to such difference. Payments under this Section 8.13(b)(iv) shall be made by the later of (A) 45 days following the filing of all income and franchise Tax Returns of the Citigroup Group for the applicable taxable period beginning after the Closing Date, and the portion of any Straddle Period beginning after the Closing Date, and (B) 10 days after the date that a final agreement is reached between Citigroup and Legg Mason as to the calculation of Citigroup’s Actual Tax Liability and Citigroup’s Hypothetical Tax Liability for such taxable period in accordance with Section 8.13(b)(iv).

(v) If Citigroup’s Actual Tax Liability or Citigroup’s Hypothetical Tax Liability for any taxable period that begins after the Closing Date, and the portion of any Straddle Period beginning after the Closing Date, changes (by reason of the filing of amended Tax Returns, audit adjustments agreed to with a Governmental Authority, final dispositions of administrative or judicial proceedings, carrybacks from later taxable periods to earlier taxable periods or otherwise), Citigroup shall recalculate Citigroup’s Actual Tax Liability and Citigroup’s Hypothetical Tax Liability for such taxable period. Citigroup and Legg Mason shall promptly notify each other of any change or event that might give rise to such a change. Citigroup shall provide Legg Mason with copies of its recalculations, together with any documentation or supporting information (consistent with Citigroup’s internal confidentiality policies) reasonably requested by Legg Mason to enable it to verify the accuracy of such recalculations, within 30 days following any such change. If Legg Mason does not agree with any of Citigroup’s recalculations, Legg Mason and Citigroup shall resolve such dispute pursuant to Section 8.5. Within 10 days following a final agreement between Citigroup and Legg Mason as to the recalculations of Citigroup’s Actual Tax Liability and Citigroup’s Hypothetical Tax Liability, appropriate adjustment payments (including any interest and penalties actually payable, or receivable from, as the case may be, the relevant Governmental Authority that are attributable to changes in Citigroup’s Actual Tax Liability and Citigroup’s Hypothetical Tax Liability for such taxable period) shall be made by Legg Mason or Citigroup, as the case may be, to the other party in a manner consistent with Section 8.13(b)(iv).

(vi) In applying the provisions of this Section 8.13(b), it is the intention of the parties that the Tax Attributes of the Citigroup Group (exclusive of Legg Mason Tax Items) have priority over the Tax Attributes comprised within the Legg Mason Tax Items, whether in the taxable year when generated or in another taxable year to which such items are carried back or carried forward.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by the mutual written consent of Legg Mason and Citigroup; or

(b) by either Legg Mason or Citigroup, if the transactions contemplated by this Agreement are not consummated by March 31, 2006 (the “Termination Date”), except to the extent that such failure arises out of, or results from, a material breach by the Party seeking to terminate this Agreement of any representation, warranty, covenant or obligation of such Party contained herein; or

(c) by either Legg Mason or Citigroup, as the case may be, if there shall have been a breach by the other of any of its representations, warranties, covenants or obligations contained herein, which breach would result in the failure to satisfy any condition set forth in Sections 7.1 or 7.2 (in the case of a breach by Citigroup), or Sections 7.1 or 7.3 (in the case of a breach by Legg Mason), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 calendar days after written notice thereof shall have been received by the Party alleged to be in breach; provided that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any Party if the nonfulfillment of the conditions to such Party’s obligation to close set forth in Sections 7.1 or 7.2 (in the case of Citigroup) or Sections 7.1 or 7.3 (in the case of Legg Mason) results from the breach by such Party of any of its representations, warranties, covenants or obligations contained herein.

Section 9.2 Effect of Termination. If this Agreement is terminated, no Party (or any of its Affiliates or their respective directors, officers, employees, representatives or agents) will have any liability or further obligation to any other Party to this Agreement, absent fraud or willful breach of this Agreement prior to such termination and except for the obligations set forth in Sections 6.3(b), (c) and (d) and 11.12, which shall survive termination.

ARTICLE X

INDEMNIFICATION

Section 10.1 Survival of Representations and Warranties and Covenants.

(a) The representations and warranties set forth in this Agreement and the right to commence any claim with respect thereto (other than the representations and warranties in Section 4.8(f), Section 4.20 and Section 5.18, which shall not survive the Closing), shall survive until the date that is 18 months following the Closing Date; provided that the representations and warranties contained in Sections 4.1, 4.2(a) and (b), 4.3, 4.13(a), 5.1, 5.2(a) and (b), 5.3, 5.11(a) and 5.20 shall survive indefinitely; provided, further, however, that in the event written notice of any claim for indemnification under Section 10.2(a) or 10.3(a) shall have been given in accordance herewith within the applicable survival period setting forth in reasonable detail the nature of such claim (including a reasonable specification of the legal and factual basis for such claim), the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is fully and finally resolved.

(b) This Section 10.1 shall not limit any covenant or agreement of the Parties contained in this Agreement which by its terms contemplates performance after the Closing, and shall not extend the applicability of any covenant or agreement of the Parties contained in this Agreement which by its terms relates only to a period between the date hereof and the Closing, provided that nothing herein shall restrict a Party’s right to commence any claim with respect to such covenant or agreement following the Closing.

Section 10.2 Indemnification of Legg Mason. Subject to the terms of this Article X, from and after the Closing Date, Citigroup shall indemnify, defend, save and hold harmless Legg Mason and its Affiliates and each of their respective officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Legg Mason Indemnified Parties”), from and against any and all:

(a) Losses resulting from or arising out of any breach by Citigroup of any representation or warranty in this Agreement (without regard to any CAM Material Adverse Effect or materiality qualifications, except for reference to the word “material” in the Sections set forth in Annex E hereto) other than the representations and warranties in Section 4.20;

(b) Losses resulting from or arising out of the failure by Citigroup to perform any of its covenants or agreements contained in this Agreement; and

(c) Losses resulting from or arising out of any investigation by a Governmental Authority of which Citigroup or any of its Affiliates or agents or representatives has notice, or any action, suit, proceeding, claim, demand or assessment made or brought by any Person, on or prior to the date of this Agreement, including any of the CAM Scheduled Matters;

(d) Losses resulting from or arising out of the failure of Citigroup or any of the CAM Subsidiaries to comply with AM Requirements of Law prior to the Closing in respect of the CAM Business;

(e) Losses resulting from or arising out of any of the Retained CAM Liabilities; and

(f) Losses resulting from or arising out of the breach or alleged breach of any CAM Advisory Contract with any True-Up CAM Advisory Client, by reason of the fact that the express terms of such Contract require written consent to assignment for which no such consent has been received.

Section 10.3 Indemnification of Citigroup. Subject to the terms of this Article X, from and after the Closing Date, Legg Mason shall indemnify, defend, save and hold harmless Citigroup and its Affiliates and each of their respective officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Citigroup Indemnified Parties” and together with the Legg Mason Indemnified Parties, the “Indemnified Parties,” and each, an “Indemnified Party”) from and against any and all:

(a) Losses resulting from or arising out of any breach by Legg Mason of any representation or warranty in this Agreement (without regard to any PC/CM Material Adverse Effect or materiality qualifications, except for reference to the word “material” in the Sections set forth in Annex E hereto) other than the representations and warranties in Section 5.18;

(b) Losses resulting from or arising out of the failure by Legg Mason to perform any of its covenants or agreements contained in this Agreement;

(c) Losses resulting from or arising out of any investigation by a Governmental Authority of which Legg Mason or any of its Affiliates or agents or representatives has notice, or any action, suit, proceeding, claim, demand or assessment made or brought by any Person, on or prior to the date of this Agreement, including any of the PC/CM Scheduled Matters;

(d) Losses resulting from or arising out of any of the Retained PC/CM Liabilities; and

(e) Losses resulting from or arising out of the failure of Legg Mason or any of the Subsidiaries of Legg Mason to comply with PC/CM Requirements of Law prior to the Closing in respect of the PC/CM Business.

Section 10.4 Claims. Upon receipt by an Indemnified Party of notice of any action, suit, proceedings, claim, demand or assessment made or brought by an unaffiliated third party (a “Third Party Claim”) with respect to a matter for which such Indemnified Party is indemnified under this Article X which has or is reasonably expected to give rise to a claim for Losses, the Indemnified Party shall as soon as practicable, in the case of a Legg Mason Indemnified Party, notify Citigroup and in the case of a Citigroup Indemnified Party, notify Legg Mason (Citigroup or Legg Mason, as the case may be, the “Indemnifying Party”), in writing, indicating the nature of such Third Party Claim and the basis therefor; provided, however, that any delay or failure by the Indemnified Party to give notice to the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. Such written notice shall (a) describe such Third Party Claim in reasonable detail including the sections of this Agreement which form the basis for such claim; provided that the failure to identify a particular section in such notice shall not preclude the Indemnified Party from subsequently identifying such section as a basis for such claim, (b) attach copies of all substantive written evidence thereof and (c) if possible, set forth an estimate of the amount of Losses that have been or may be sustained by an Indemnified Party; provided that such estimate shall not be binding or used in place of the actual amount of Losses subject to this Article X. The Indemnifying Party shall have 30 days after receipt of notice to elect, at its option, to assume and control the defense of, at its own expense and by its own counsel, any such Third Party Claim and shall be entitled to assert any and all defenses available to the Indemnified Party to the fullest extent permitted under Requirements of Law. If the Indemnifying Party shall undertake to compromise or defend any such Third Party Claim, it shall promptly, but in any event within 10 Business Days of the receipt of notice from the Indemnified Party of such Third Party Claim, notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such Third Party Claim; provided, however, that the Indemnifying Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed), unless the relief consists solely of money Losses to be paid by the Indemnifying Party and includes a provision whereby the plaintiff or claimant in the matter releases the Legg Mason Indemnified Parties or the Citigroup Indemnified Parties, as applicable, from all liability with respect thereto. Notwithstanding an election to assume the defense of such action or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if the (i) Indemnified Party shall have determined in good faith that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnifying

Party inappropriate or (ii) Indemnifying Party shall have authorized the Indemnified Party to employ separate counsel at the Indemnifying Party’s expense. In any event, the Indemnified Party and Indemnifying Party and their counsel shall cooperate in the defense of any Third Party Claim subject to this Article X, keep such Persons informed of all developments relating to any such Third Party Claims and provide copies of all relevant correspondence and documentation relating thereto. All costs and expenses incurred in connection with the Indemnified Party’s cooperation shall be borne by the Indemnifying Party. In any event, the Indemnified Party shall have the right at its own expense to participate in the defense of such asserted liability. If the Indemnifying Party receiving such notice of a Third Party Claim does not elect to defend such Third Party Claim or does not defend such Third Party Claim in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party’s expense, to defend such Third Party Claim; provided, however, that the Indemnified Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed).

Section 10.5 Limitations; Payments.

(a) Notwithstanding anything contained in this Agreement to the contrary, Citigroup shall not be (i) liable for any amounts for which the Legg Mason Indemnified Parties are otherwise entitled to indemnification pursuant to Section 10.2(a) unless (A) a claim is timely asserted during the survival period specified in Section 10.1(a), (B) the amount of Losses with respect to the particular act, circumstance, development, event, fact, occurrence or omission giving rise to such Losses exceeds $50,000 (aggregating all such Losses arising from substantially identical facts) and (C) the aggregate amount of all Losses for which the Legg Mason Indemnified Parties are entitled to indemnification pursuant to Section 10.2(a) exceeds, on a cumulative basis, $40,000,000 (the “Citigroup Threshold”), and then only to the extent of such excess, and (ii) required to make indemnification payments pursuant to Section 10.2(a) to the extent indemnification payments thereunder would exceed in the aggregate $1,100,000,000 (the “Citigroup Indemnification Cap”). Notwithstanding anything contained in this Agreement to the contrary, in no event shall a Legg Mason Indemnified Party be entitled to indemnification under Section 10.2(a) in respect of the Losses subject to Section 10.2(c), and any amounts for which the Legg Mason Indemnified Parties are otherwise entitled to indemnification pursuant to Section 10.2(c), 10.2(d), 10.2(e) or 10.2(f) shall not count towards the Citigroup Threshold or the Citigroup Indemnification Cap.

(b) Notwithstanding anything contained in this Agreement to the contrary, Legg Mason shall not be (i) liable for any amounts for which the Citigroup Indemnified Parties are otherwise entitled to indemnification pursuant to Section 10.3(a), unless (A) a claim is timely asserted during the survival period specified in Section 10.1(a), (B) the amount of Losses with respect to the particular act, circumstance, development, event, fact, occurrence or omission giving rise to such Losses exceeds $25,000 (aggregating all such Losses arising from substantially identical facts) and (C) the aggregate amount of all Losses for which the Citigroup Indemnified Parties are entitled to indemnification pursuant to Section 10.3(a) exceeds, on a cumulative basis, $20,000,000 (the “Legg Mason Threshold”), and then only the extent of such excess, and (ii) required to make indemnification payments pursuant to Section 10.3(a) to the extent indemnification payments thereunder would exceed in the aggregate $550,000,000 (the

“Legg Mason Indemnification Cap”). Notwithstanding anything contained in this Agreement to the contrary, in no event shall a Citigroup Indemnified Party be entitled to indemnification under Section 10.3(a) in respect of the Losses subject to Section 10.3(c), and any amounts for which the Citigroup Indemnified Parties are otherwise entitled to indemnification pursuant to Section 10.3(c), 10.3(d) or 10.3(e) shall not count towards the Legg Mason Threshold or the Legg Mason Indemnification Cap.

(c) Notwithstanding anything contained in this Agreement to the contrary, in the event that any fact, event or circumstance which results in an adjustment to the purchase price pursuant to Articles I or III hereof would also constitute a breach or inaccuracy of any of a Party’s representations, warranties, covenants or agreements under this Agreement or otherwise result in a Loss to the other Party, such Party shall have no obligation to indemnify any Legg Mason Indemnified Party or Citigroup Indemnified Party, as applicable, with respect to such breach or inaccuracy to the extent that (i) recovery for any such Loss would constitute a duplicative payment of amounts recovered as a purchase price adjustment pursuant to Articles I or III, (ii) such Loss was reflected as a liability on the CAM Final Closing Date Balance Sheet or PC/CM Final Closing Date Balance Sheet, as applicable, or (iii) such Loss was the subject of a dispute resolved as contemplated by Sections 3.1 and 3.2.

Section 10.6 Insurance; Tax Benefits.

(a) Notwithstanding anything contained in this Agreement to the contrary, Losses shall be net of any insurance or other prior or subsequent recoveries actually received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the claim for indemnification. If an Indemnified Party shall have used its reasonable best efforts to recover any amounts recoverable under insurance policies and shall not have recovered the applicable Losses, the Indemnifying Party shall be liable for the amount by which such Losses exceeds the amounts actually recovered.

(b) Any indemnity payments made pursuant to Article X by any Indemnifying Party to an Indemnified Party and any Losses applied to the Citigroup Threshold or Legg Mason Threshold, as applicable, shall be increased to account for any Tax cost incurred by the Indemnified Party upon the receipt of such payment (grossed up for such payment) and shall be made net of any Tax Benefit realized or utilized by the Indemnified Party or any of its Affiliates resulting from the payments of the amounts indemnified against giving rise to such indemnity payments. For purposes of determining the amount of any Tax Benefit or Tax cost incurred, the Indemnified Party shall be deemed to pay Tax at the highest United States federal income tax corporate marginal rate in effect in the year such indemnifiable Loss is incurred and the recipient of the Tax Benefit shall be deemed to realize or utilize any Tax Benefit in the first taxable year that such Tax Benefit may be realized or utilized under Requirements of Law after taking into account all other Tax Attributes of such indemnified party and the projected utilization of such Tax Attributes as computed by the recipient of such Tax Benefit. If a Tax Benefit resulting from the incurrence or payment of Losses is available to any Indemnified Party or its Affiliates in multiple Tax years, the amount of such Tax Benefit for purposes of this Section 10.6(b) shall be the net present value of all of such available Tax Benefits, calculated by using a discount rate equal to the long-term applicable federal rate for the month in which such Losses are incurred. The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the Indemnified Party’s liability for Taxes, and any payments, if necessary, by the Indemnified Party or the Indemnifying Party to reflect such adjustment shall be made if necessary within 10 days of such determination.

Section 10.7 Remedies Exclusive. Except as otherwise specifically provided herein (including Sections 6.17, 6.18, 6.19 and 10.9), the remedies provided in Article VIII and this Article X shall be the exclusive monetary remedies (including equitable remedies that involve monetary payment, such as restitution or disgorgement, other than specific performance to enforce any payment or performance due hereunder) of the Parties from and after the Closing in connection with any breach of a representation or warranty, or non-performance, partial or total, of any covenant or agreement contained herein.

Section 10.8 Mitigation. Each Indemnified Party or Tax Indemnified Party shall use its reasonable best efforts to mitigate any claim or liability that an Indemnified Party or Tax Indemnified Party asserts or may assert under this Article X or Article VIII, respectively. In the event that an Indemnified Party or Tax Indemnified Party shall fail to make such reasonable best efforts to mitigate any such claim or liability, then notwithstanding anything contained in this Agreement to the contrary, neither Citigroup nor Legg Mason, as the case may be, shall be required to indemnify any Indemnified Party or Tax Indemnified Party for that portion of any Losses or Taxes that would reasonably be expected to have been avoided if the Indemnified Party or Tax Indemnified Party had made such efforts.

Section 10.9 Tax Indemnification. Except as expressly provided in Article VIII or this Article X, this Article X shall not apply to indemnification with respect to Taxes.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Construction; Absence of Presumption.

(a) For the purposes of this Agreement: (i) words (including capitalized terms defined herein) in the singular shall be held to include the plural and vice versa and words (including capitalized terms defined herein) of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits) and not to any particular provision of this Agreement, and Article, Section, paragraph and Exhibit references are to the Articles, Sections, paragraphs and Exhibits to this Agreement, unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement means “including without limitation”; (iv) “commercially reasonable efforts,” “reasonable best efforts” and “reasonable efforts” shall not require a waiver by any Party of any material rights or any action or omission that would be a breach of this Agreement; (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; and (vi) all references herein to “$” or dollars shall refer to United States dollars, unless otherwise specified.

(b) The Parties hereby acknowledge that each Party and its counsel have reviewed and revised this Agreement and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall be employed in the interpretation of this Agreement (including all of the Exhibits) or any amendments hereto or thereto.

(c) The Parties hereby acknowledge and agree that to the extent that there is a conflict between any (i) general provision of this Agreement and (ii) provision specifically relating to Tax matters, the terms of the specific Tax provision shall control.

Section 11.2 Headings. The Article and Section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

Section 11.3 Notices. All notices, demands and other communications required or permitted to be given to any Party under this Agreement shall be in writing and any such notice, demand or other communication shall be deemed to have been duly given when delivered by hand, courier or overnight delivery service or, if mailed, two Business Days after deposit in the mail, certified or registered mail, return receipt requested and with first-class postage prepaid, or in the case of facsimile (or, in the case of any notice pursuant to Section 6.1 or 6.2, e-mail) notice, when sent and transmission is confirmed, and, regardless of method, addressed to the Party at its address or facsimile number or, if applicable, e-mail address set forth below (or at such other address or facsimile number or, if applicable, e-mail address as the Party shall furnish the other Parties in accordance with this Section 11.3):

(a)	If to Citigroup:

Citigroup Inc.

399 Park Avenue

New York, New York 10043

Attn: Andrew Felner

Facsimile: (212) 559-7057

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036-6522

Attn: Ralph Arditi

Facsimile: (212) 735-2000

(b)	If to Legg Mason:

Legg Mason, Inc.

100 Light Street

Baltimore, Maryland 21202

Attn: Thomas P. Lemke

Senior Vice President and General Counsel

Facsimile: (410) 454-4607

With a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022-6069

Attn: John A. Marzulli, Jr.

Facsimile: (646) 848-8590

Section 11.4 Governing Law. This Agreement shall be governed by and construed in accordance with the Requirements of Law of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles of such State.

Section 11.5 Jurisdiction; Venue; Consent to Service of Process.

(a) Each of the Parties irrevocably and unconditionally submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court will not accept jurisdiction, the Supreme Court of the State of New York or any court of competent civil jurisdiction sitting in New York County, New York. In any action, suit or other proceeding, each of the Parties irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the Parties also hereby agrees that any final and unappealable judgment against a Party in connection with any action, suit or other proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

(b) Each Party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 11.3 of this Agreement. Nothing in this Section 11.5 shall affect the right of any Party to serve process in any other manner permitted under Requirements of Law.

Section 11.6 Entire Agreement. This Agreement, together with the Related Agreements and the Confidentiality Agreement and all annexes and exhibits hereto and thereto, embody the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements with respect thereto. The Parties intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Agreement.

Section 11.7 Amendment and Waiver. No amendment to this Agreement shall be effective unless it shall be in writing and signed by each Party. Any failure of a Party to comply with any obligation, covenant, agreement or condition contained in this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument duly executed and delivered by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

Section 11.8 Severability. If any provision of this Agreement or the application of any such provision is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted under Requirements of Law, the Parties waive any provision under Requirements of Law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect. The Parties shall, to the extent lawful and practicable, use their reasonable best efforts to enter into arrangements to reinstate the intended benefits, net of the intended burdens, of any such provision held invalid, illegal or unenforceable.

Section 11.9 Successors and Assigns; No Third-Party Beneficiaries. Subject to the terms of this Section 11.9, this Agreement and all its provisions shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing in this Agreement, whether expressed or implied, will confer on any Person, other than the Parties or their respective permitted successors and assigns, any rights, remedies or liabilities; provided that the provisions of Article X will inure to the benefit of the Indemnified Parties. No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party (which consent may not be unreasonably withheld) and any purported assignment without such consent shall be void; provided that Legg Mason may, without the consent of Citigroup, assign any or all of its rights (including its ownership interest in any Legg Mason Subsidiary) and its related obligations hereunder, to any of its wholly-owned Subsidiaries (although no such assignment shall relieve Legg Mason of its obligations to Citigroup or any Legg Mason Indemnified Party hereunder); provided further that Citigroup may, without the consent of Legg Mason, assign any or all of its rights (including its ownership interest in any CAM Subsidiary), and its respective related obligations hereunder, to any of its wholly-owned Subsidiaries (although no such assignment shall relieve Citigroup of its obligations to Legg Mason or any Citigroup Indemnified Party hereunder).

Section 11.10 Publicity. Except for any notice which is required pursuant to the Requirements of Law or obligations pursuant to any listing agreement with any national securities exchange, each of Citigroup and Legg Mason hereby agrees that neither it nor any of its Affiliates will issue (a) an initial press release announcing the Transactions without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed, or (b) any subsequent press release or any other public presentation with respect to the Transactions without using its reasonable best efforts to consult with the other Party as to the contents and timing of such press release or public statement prior to its issuance. Each of Legg

Mason and Citigroup hereby further agrees, to the extent possible and legally permissible, to notify and consult with the other Party at least 24 hours in advance of filing any notice so required.

Section 11.11 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 11.12 Expenses. Except as provided in Section 8.3, whether or not the Transactions are consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except Citigroup and Legg Mason shall each bear and pay (a) one half of the expenses incurred by it or its Affiliates in connection with the filing, printing and mailing of the notices and proxy solicitation materials required by Section 6.6(b)) and (b) one half of the fees and expenses of CAM’s independent auditors incurred in connection with the preparation of the CAM Financial Information and the Interim Financial Statements in accordance with Section 6.21.

Section 11.13 Specific Performance and Other Equitable Relief. The Parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to any Party, an aggrieved Party under this Agreement would be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy. Such remedies, and any and all other remedies provided for in this Agreement, shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any Party may otherwise have.

Section 11.14 Counterparts. This Agreement may be executed by the Parties in multiple counterparts which may be delivered by facsimile transmission. Each counterpart when so executed and delivered shall be deemed an original, and all such counterparts taken together shall constitute one and the same instrument.

Section 11.15 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in this Agreement, neither Citigroup nor any of its Affiliates or their respective officers, directors, employees or representatives, nor any other Person, makes, or shall be deemed to make, any representation or warranty to Legg Mason, express or implied, at law or in equity, on behalf of Citigroup, and Citigroup hereby excludes and disclaims any such representation or warranty, notwithstanding the delivery or disclosure to Legg Mason or any of its Affiliates or their respective officers, directors, employees or representatives or any other Person of any documentation or other information.

(b) Except for the representations and warranties contained in this Agreement, neither Legg Mason nor any of its Affiliates or their respective officers, directors, employees or representatives, nor any other Person, makes, or shall be deemed to make, any representation or warranty to Citigroup, express or implied, at law or in equity, on behalf of Legg Mason, and Legg Mason hereby excludes and disclaims any such representation or warranty, notwithstanding the delivery or disclosure to Citigroup or any of its Affiliates or their respective officers, directors, employees or representatives or any other Person of any documentation or other information.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed on its behalf by an authorized officer as of the date first above written.

CITIGROUP INC.

By:	/s/ Robert B. Willumstad
Name: Robert B. Willumstad
Title: President and Chief Operating Officer

LEGG MASON, INC.

By:	/s/ Raymond A. Mason
Name: Raymond A. Mason
Title: President and Chief Executive Officer

Annex A

Defined Terms

For purposes of this Agreement, unless the context requires otherwise, the following terms has the following meanings:

“Accountant” has the meaning set forth in Section 3.1(b).

“Advisers Act” means the United States Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Advisory Fee Rate” has the meaning set forth in Section 1.3(b)(ii).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person; provided that (a) no CAM Registered Investment Company or CAM Non-Registered Fund shall be deemed to be an Affiliate of Citigroup or any of its Affiliates and (b) any Person that provides investment advisory services in respect of a Legg Mason product in which Legg Mason, directly or indirectly, has an ownership or similar economic interest (including any Person owned, in whole or in part, by any Legg Mason portfolio manager) shall be an Affiliate of Legg Mason. The term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise).

“Aggregate Base Revenue Run-Rate” has the meaning set forth in Section 1.3(b)(ii).

“Aggregate Closing Revenue Run-Rate” has the meaning set forth in Section 1.3(b)(ii).

“Agreement” means this Transaction Agreement and the Citigroup Disclosure Letter, the Legg Mason Disclosure Letter and all Annexes and Exhibits hereto, as any of them may be amended, restated or updated from time to time.

“Alternate Certificate” has the meaning set forth in Section 2.3(h).

“AM Requirements of Law” means any Requirement of Law related to or applicable to the asset management business conducted by the CAM Business, including the CAM Business’ activities on behalf of pooled investment vehicles and other clients.

“Applicable CAM Contracts” means Scheduled CAM Contracts and (i) any Contract of the same type as the Scheduled CAM Contracts that were entered into after the date hereof, (ii) any other CAM Advisory Contract and (iii) any Contract relating to the distribution

Annex A-1

of the shares of any CAM Non-Registered Fund, other than any related selling or similar Contract with a third party.

“Applicable PC/CM Contracts” means Scheduled PC/CM Contracts and (i) any Contract of the same type as the Scheduled PC/CM Contracts that are entered into after the date hereof and (ii) any material Contract relating to the distribution of investment products.

“Base Assets Under Management” has the meaning set forth in Section 1.3(b)(ii).

“Base Date” has the meaning set forth in Section 1.3(b)(ii).

“Base Revenue Run-Rate” has the meaning set forth in Section 1.3(b)(ii).

“BHC Act” has the meaning set forth in Section 5.7(d).

“BM” has the meaning set forth in the definition of “CAM Business.”

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or obligated pursuant to the Requirements of Law or executive order to be closed.

“CAM 401(k) Participants” has the meaning set forth in Section 6.14(h).

“CAM Adjustment Amount” has the meaning set forth in Section 1.3(b)(i).

“CAM Advisory Client” has the meaning set forth in Section 1.3(b)(ii).

“CAM Advisory Contract” has the meaning set forth in Section 1.3(b)(ii).

“CAM Allocation” has the meaning set forth in Section 3.5(a).

“CAM Assets” has the meaning given such term in the CAM Restructuring attached as Exhibit H hereto.

“CAM Balance Sheet Adjustment” has the meaning set forth in Section 1.3(b)(ii).

“CAM Balance Sheets” has the meaning set forth in Section 4.12(a).

“CAM Base Balance Sheet” means the unaudited combined balance sheet of the CAM Business as of March 31, 2005, attached hereto as Section 4.12(a)(ii) of the Citigroup Disclosure Letter.

“CAM Benefit Plan” means each deferred compensation, retiree medical or life insurance plan, program or arrangement, and each bonus or other incentive compensation, equity compensation plan, employee welfare benefit plan, fund or program (within the meaning of Section 3(1) of ERISA); employee pension benefit plan, fund or program (within the meaning of Section 3(2) of ERISA) and each supplemental retirement, severance or other benefit plan, program or arrangement; each employment, termination, severance agreement or other Contract or agreement; and each other employee benefit plan (within the meaning of Section 3(3) of

Annex A-2

ERISA), in each case, to which any Citigroup Seller, any Citigroup ERISA Affiliate or any CAM Subsidiary has any obligation or that is sponsored, maintained or contributed to or required to be contributed to by any Citigroup Seller, any Citigroup ERISA Affiliate or any CAM Subsidiary, or to which any Citigroup Seller, any Citigroup ERISA Affiliate or any CAM Subsidiary is party, for the benefit of any CAM Business Employee.

“CAM Business” means the asset management business of Citigroup described under the caption “Asset Management” on page 4 of Citigroup’s Form 10-Q for the quarter ended March 31, 2005 filed with the SEC, excluding (a) Citigroup’s asset management business (“BM”) and Citigroup’s Banamex retirement services business in Mexico, (b) Citigroup’s domestic asset management manufacturing businesses in Colombia, Argentina and Korea, (c) Citigroup’s retirement services business in Latin America (“LARS”), (d) Citigroup’s interest in Citistreet, (e) Citigroup’s private bank “Tailored Portfolio Group,” (f) Citigroup’s transfer agency operation for the Smith Barney family of Registered Investment Companies, (g) seed capital and ownership interests in CAM investment products and entities whose sole function is to own, hold or provide seed capital or ownership interests in CAM investment products, (h) the fund administration business for the Luxembourg Non-Registered Funds, (i) the business conducted under the oversight agreement between LARS and BM and (j) the Travelers Series Trust fund administration business, with the results of operations of such asset management business (after giving effect to such exclusions) being reflected in the pro forma unaudited combined income statement for such business for the three months ended March 31, 2005 and the financial position of such asset management business (after giving effect to such exclusions) being reflected on the pro forma unaudited combined balance sheet for such business as of March 31, 2005 (in each case as provided to Legg Mason pursuant to Section 4.12(a)). For the avoidance of doubt, the CAM Business shall include the business and operations of the CAM Subsidiaries (or any portion thereof) described in the immediately preceding sentence and shall exclude all other businesses and operations of Citigroup and its Affiliates.

“CAM Business Employee” means all persons employed by Citigroup or any Affiliate of Citigroup primarily engaged in or primarily in support of the CAM Business as of the Closing; provided that the term “CAM Business Employee” shall not include employees set forth in Section 6.14(a)(i) of the Citigroup Disclosure Letter; and provided further that for purposes of (a) the definition of CAM Benefit Plan, the term “CAM Business Employee” shall be deemed to refer to any person employed by Citigroup or any Affiliate of Citigroup primarily engaged in or primarily in support of the CAM Business as of the date hereof, and (b) Section 6.1(b)(v), the term “CAM Business Employee” shall be deemed to refer to any person employed by Citigroup or any Affiliate of Citigroup primarily engaged in or primarily in support of the CAM Business as of the date of the proposed action thereunder.

“CAM Confidential Information” means all non-public information disclosed prior to the Closing by the CAM Subsidiaries, their Affiliates and their respective directors, officers, employees or representatives to Citigroup, its Affiliates (other than the CAM Subsidiaries) and their respective directors, officers, employees or representatives (including information disclosed in the course of negotiation of this Agreement or the Related Agreements) regarding the CAM Subsidiaries or their Affiliates to the extent that the information relates to the CAM Business; provided, however, that this term shall not include any information independently developed by Citigroup or its Affiliates without violating any obligation under this

Annex A-3

Agreement, the Related Agreements or the Confidentiality Agreement, so long as such information was not obtained from a third party where Citigroup or its Affiliates knew or should have known that such information was misappropriated or otherwise wrongly obtained.

“CAM Continuing Business Employee” has the meaning set forth in Section 6.14(a).

“CAM Domestic Subsidiary” means a CAM Subsidiary (a) that is treated as a corporation for United States federal income tax purposes, (b) that is created or organized in the United States or pursuant to the Requirements of Law of the United States or of any state thereof and (c) whose stock meeting the requirements of Section 1504(a)(2) of the Code is acquired by Legg Mason pursuant to this Agreement.

“CAM Election” has the meaning set forth in Section 8.1(a).

“CAM Estimated Closing Date Balance Sheet” means the balance sheet of the CAM Business which shall reflect Citigroup’s good faith estimate of the CAM Final Closing Date Balance Sheet and CAM Tangible Book Value as set forth therein.

“CAM Final Closing Date Balance Sheet” has the meaning set forth in Section 3.1(a)(i).

“CAM Financial Information” has the meaning set forth in Section 4.12(a).

“CAM Foreign Benefit Plan” means a CAM Benefit Plan that is not subject to United States Requirement of Law.

“CAM Foreign Subsidiaries” means those CAM Subsidiaries that are not CAM Domestic Subsidiaries.

“CAM Forfeited Equity Award” has the meaning set forth in Section 6.14(l).

“CAM Income Statements” has the meaning set forth in Section 4.12(a).

“CAM Intellectual Property” means the CAM Owned Intellectual Property and the CAM Licensed Intellectual Property.

“CAM Lease” means any lease, sublease or license, including any amendment with respect thereto, pursuant to which any CAM Subsidiary uses, leases, subleases, occupies or holds any CAM Leased Real Property in connection with the CAM Business.

“CAM Leased Real Property” means the real property leased, subleased, occupied and/or licensed in connection with the CAM Business by any CAM Subsidiary, as tenant, subtenant or licensee, together with, to the extent leased, subleased, occupied and/or licensed in connection with the CAM Business by any CAM Subsidiary, all buildings and other structures, facilities or improvements currently located thereon, all fixtures thereto, and all easements, licenses, rights and other appurtenances relating to the foregoing, excluding all Retained Assets

Annex A-4

(as defined in the CAM Restructuring attached as Exhibit H hereto) except those properties where Legg Mason will be a subtenant or licensee in accordance with Exhibit H.

“CAM Liabilities” has the meaning given such term in the CAM Restructuring attached as Exhibit H hereto.

“CAM License Agreement” means any Contract with respect to any CAM Licensed Intellectual Property that is licensed by the CAM Business in the name of a CAM Subsidiary.

“CAM Licensed Intellectual Property” means Intellectual Property used by the CAM Business that is not CAM Owned Intellectual Property, excluding standard, immaterial, commercially available Software licensed via “click-wrap” or “shrink-wrap” license agreements.

“CAM Material Adverse Effect” means (a) a material adverse effect on the business, results of operations or financial condition of the CAM Business, taken as a whole, excluding any such effect arising out of or resulting from (i) general economic or business conditions, including securities markets generally, or changes therein, or any act of terrorism, similar calamity or war to the extent that they do not have a materially disproportionate effect on the CAM Business, (ii) conditions or trends in the economic, business, financial or regulatory environment generally affecting the investment management industry to the extent that they do not have a materially disproportionate effect on the CAM Business, (iii) reductions in the level of asset management revenues or revenue run-rate following the Base Date, (iv) the execution and delivery of this Agreement or the Related Agreements or the announcement of the Transactions; or (b) a material adverse change or effect on the ability of Citigroup to perform its material obligations under this Agreement or the Related Agreements.

“CAM Negative Consent Notice” means a written notice informing the applicable CAM Advisory Client (a) of the Transactions, (b) of the intention of Citigroup Sellers to complete the Transactions, which will result in an assignment or a deemed assignment of such CAM Advisory Client’s CAM Advisory Contract(s), (c) of the applicable CAM Subsidiary’s intention to continue to provide the advisory services pursuant to such CAM Advisory Contract after the Closing and (d) that the Consent of such CAM Advisory Client with respect to its CAM Advisory Contract will be deemed to have been granted if such CAM Advisory Client continues to accept such advisory services for a period of at least 45 days after the sending of the CAM Negative Consent Notice without termination.

“CAM Non-Continuing Business Employee” has the meaning set forth in Section 6.14(c).

“CAM Non-Registered Fund” means any CAM Advisory Client that is a pooled investment vehicle that is not registered as an investment company under the Investment Company Act that is sponsored by a CAM Subsidiary.

“CAM Notice” has the meaning set forth in Section 6.6(a).

“CAM Owned Intellectual Property” means the Intellectual Property solely or primarily related to the CAM Business that is owned by any of the CAM Subsidiaries.

Annex A-5

“CAM Owned Real Property” means the real property owned in connection with the CAM Business by any CAM Subsidiary, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures thereto, and all easements, licenses, rights and other appurtenances relating to the foregoing, excluding all Retained Assets (as defined in the CAM Restructuring attached as Exhibit H hereto).

“CAM Proposed Allocation” has the meaning set forth in Section 8.4(d)(i).

“CAM Qualified Plan” has the meaning set forth in Section 4.14(e).

“CAM Qualifying Termination” has the meaning set forth in Section 6.14(b).

“CAM Real Property” means the CAM Owned Real Property and the CAM Leased Real Property.

“CAM Registered Investment Company” means a CAM Advisory Client that is a Registered Investment Company other than for purposes of Article IV (other than the first sentence of Section 4.8(a)) a Non-Sponsored CAM Registered Investment Company.

“CAM Restructuring” has the meaning set forth in Section 6.13(a).

“CAM Revenue Adjustment” has the meaning set forth in Section 1.3(b)(ii).

“CAM Scheduled Matters” means those matters identified in Section 10.2 of the Citigroup Disclosure Letter.

“CAM Severance Plan” has the meaning set forth in Section 6.14(a).

“CAM Shortfall Percentage” has the meaning set forth in Section 1.3(b)(ii).

“CAM Subsidiaries” means each of the Subsidiaries of Citigroup through which any portion of the CAM Business is conducted on and, as a result of the CAM Restructuring and the other transactions contemplated by this Agreement, after the date hereof, including the CAM Transferred Subsidiaries; provided, however, that, except for Sections 4.1, 4.2(a) and 4.3, no reference in any representation, warranty, covenant or other provision of this Agreement or any Related Agreement by Citigroup or any of its Affiliates with respect to any such Subsidiary that also conducts business or operations not constituting part of the CAM Business shall be construed to be made or otherwise to be applicable for any purpose whatsoever to such other business and operations.

“CAM Subsidiaries Benefit Plans” has the meaning set forth in Section 4.14(a).

“CAM Tangible Book Value” has the meaning set forth in Section 1.3(b)(ii).

“CAM Tangible Book Value Target” has the meaning set forth in Section 1.3(b)(ii).

Annex A-6

“CAM Transferred Non-Continuing Business Employee” has the meaning set forth in Section 6.14(a).

“CAM Transferred Shares” means all of the issued and outstanding capital stock (or other equity interest) of the CAM Transferred Subsidiaries.

“CAM Transferred Subsidiaries” means (a) the Subsidiaries of Citigroup set forth in Exhibit A hereto and (b) without duplication, such other Subsidiaries of Citigroup that are deemed to be CAM Transferred Subsidiaries pursuant to Exhibit H hereto.

“CAM Transitional Business Employee” has the meaning set forth in Section 6.14(c).

“CAM TSA” means the Transition Services Agreement with respect to the sale of the CAM Business from Citigroup to Legg Mason to be entered into as of the Closing and with such terms set forth in Exhibit F-1 attached hereto and other customary terms.

“Canadian Exchangeable Shares” has the meaning set forth in Section 5.20(a).

“CGMI” has the meaning set forth in Section 6.22.

“Citigroup” has the meaning set forth in the introductory paragraph to this Agreement.

“Citigroup Affiliated Group” has the meaning set forth in Section 8.1(a).

“Citigroup Competitive Business” has the meaning set forth in Section 6.17(d).

“Citigroup Confidential Information” means all non-public information disclosed by Citigroup, its Affiliates (other than the CAM Subsidiaries) and their respective directors, officers, employees or representatives to Legg Mason, its Affiliates and their respective directors, officers, employees or representatives and, prior to the Closing, by the CAM Subsidiaries and their directors, officers, employees or representatives (including information disclosed in the course of negotiation of this Agreement or the Related Agreements) regarding Citigroup or its Affiliates to the extent that the information does not relate primarily to the CAM Business; provided, however, that this term shall not include any information independently developed by Legg Mason or its Affiliates or, subsequent to the Closing, the CAM Subsidiaries without violating any obligation under this Agreement, the Related Agreements or the Confidentiality Agreement, so long as such information was not obtained from a third party where Legg Mason, its Affiliates or the CAM Subsidiaries knew or should have known that such information was misappropriated or otherwise wrongly obtained.

“Citigroup Continuing Deferred Compensation Amount” has the meaning set forth in Section 6.14(l).

“Citigroup DCAP” has the meaning set forth in Section 6.14(g).

Annex A-7

“Citigroup Disclosure Letter” means a letter delivered by Citigroup to Legg Mason on or before the execution and delivery of this Agreement setting forth items the disclosure of which is required under this Agreement either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties, covenants or agreements contained in this Agreement; provided that the mere inclusion of an item in the Citigroup Disclosure Letter as an exception to a representation or warranty will not be deemed an admission by Citigroup that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or is expected to have a CAM Material Adverse Effect; and provided further that the information disclosed in any section or subsection of the Citigroup Disclosure Letter shall be deemed to be disclosed with respect to such other sections or subsections of this Agreement or the Citigroup Disclosure Letter to which such disclosure is reasonably apparent in the light of the form and substance of the disclosure made (based solely on the text of the Citigroup Disclosure Letter, without examining any document listed in the Citigroup Disclosure Letter).

“Citigroup ERISA Affiliate” means any trade or business, whether or not incorporated, that together with Citigroup Sellers would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

“Citigroup FSA” has the meaning set forth in Section 6.14(f).

“Citigroup Guaranties” has the meaning set forth in Section 6.10(a)(i).

“Citigroup Indemnification Cap” has the meaning set forth in Section 10.5(a).

“Citigroup Indemnified Parties” has the meaning set forth in Section 10.3.

“Citigroup Permitted Activities” has the meaning set forth in Section 6.17(b)(i).

“Citigroup Principal Marks” has the meaning set forth in Section 6.13(a).

“Citigroup Replacement Retention Plans” has the meaning set forth in Section 6.15(l).

“Citigroup Restricted Activities” has the meaning set forth in Section 6.17(b)(ii).

“Citigroup Restricted Period” has the meaning set forth in Section 6.17(b)(iii).

“Citigroup Sellers” means Citigroup and the Subsidiaries of Citigroup that own the CAM Transferred Shares immediately prior to the Closing.

“Citigroup Target Business” has the meaning set forth in Section 6.17(d).

“Citigroup Tax Indemnitees” has the meaning set forth in Section 8.1(b).

“Citigroup Tax Items” means (i) income, gain, loss or deductions in respect of the grant, exercise, vesting or disposition by a CAM Business Employee of an option on shares of

Annex A-8

Citigroup common stock with respect thereto and any Citigroup restricted stock, Citigroup deferred stock or any other award of Citigroup stock (“Citigroup Compensation Items”) and (ii) any other deduction arising in respect of any payment, loss, obligation, Tax or liability that Citigroup or any of its Affiliates is responsible for under, or in connection with, this Agreement or the Related Agreements or that is otherwise borne by Citigroup or its Affiliates, including, without limitation, any amounts paid after the Closing by Citigroup or any of its Affiliates of the Legg Mason Continuing Deferred Compensation Amounts.

“Citigroup Territory” has the meaning set forth in Section 6.17(b)(iv).

“Citigroup Threshold” has the meaning set forth in Section 10.5(a).

“Closing” has the meaning set forth in Section 2.1.

“Closing Adjusted Assets Under Management” has the meaning set forth in Section 1.3(b)(ii).

“Closing Agreement” means a written and legally binding agreement with a Governmental Authority with respect to Taxes.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Revenue Run-Rate” has the meaning set forth in Section 1.3(b)(ii).

“Closing Revenue Run-Rate Date” has the meaning set forth in Section 1.3(b)(ii).

“CM Business” has the meaning set forth in the definition of “PC/CM Business.”

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information”, with respect to Citigroup or Legg Mason, as the case may be, and/or its Affiliates and representatives, means “Confidential Information” (as defined in the Confidentiality Agreement) and the Citigroup Confidential Information, the Legg Mason Confidential Information, the CAM Confidential Information and the PC/CM Confidential Information, as the case may be.

“Confidentiality Agreement” has the meaning set forth in Section 6.3(c).

“Consent” means, with respect to any Person, any consent, approval, authorization, waiver, permit, license, grant, agreement, exemption or order of, or registration, declaration or filing with, any other Person, including any Governmental Authority, that is required in connection with (a) the execution and delivery by such Person of this Agreement or any Related Agreement or (b) the consummation by such Person and its Affiliates of the Transactions.

“Consenting CAM Advisory Contract” has the meaning set forth in Section 1.3(b)(ii).

Annex A-9

“Contract” means, with respect to any Person, any loan agreement, indenture, letter of credit, mortgage, security agreement, pledge agreement, guarantee, lease, sublease, license or any other agreement, contract, instrument, obligation, commitment or arrangement, whether written or oral, in each case as amended, supplemented, waived or otherwise modified, to which such Person is a party or by which it is bound or any of its assets are subject.

“Controlling Party” has the meaning set forth in Section 8.1(h)(v).

“Conveyance Taxes” has the meaning set forth in Section 8.3.

“Copyrights” means all registered and unregistered copyrights, including moral rights and rights of attribution and integrity, and copyrights in computer Software and the content contained on any Web site.

“Current CAM Bonus Year” has the meaning set forth in Section 6.14(j).

“Current PC/CM Bonus Year” has the meaning set forth in Section 6.15(j).

“Delayed Closing” has the meaning set forth in Section 2.7(c).

“Delayed Closing Assets” has the meaning set forth in Section 2.7(a).

“Delayed Closing Date” has the meaning set forth in Section 2.7(c).

“Determination” has the meaning set forth in Section 1313(a) of the Code or any similar state or local Requirement of Law with respect to Taxes.

“Disregarded Entity” has the meaning set forth in Section 3.5(a).

“Distribution and Product Access Agreement” means the Global Distribution Agreement entered into on the date hereof, in the form set forth in Exhibit E attached hereto.

“DOJ” means the United States Department of Justice.

“Environmental Laws” means any and all local, state and federal laws, regulations, codes, decrees, orders, judgments, principles of common law and binding judicial or administrative interpretation thereof pertaining to: (a) the protection of the environment (including air quality, surface water, groundwater, soils, subsurface strata, drinking water, natural resources and biota) or human health; or (b) the presence, use, processing, generation, management, storage, treatment, recycling, disposal, discharge, release, threatened release, investigation or remediation of Hazardous Materials, including the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act and the Federal Occupational Safety and Health Act (as it relates solely to exposure to Hazardous Materials) and their implementing regulations as well as state analogues.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Annex A-10

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Excluded Advisory Contract” means, with respect to a CAM Advisory Contract in effect as of May 31, 2005, a contract set forth on Support Schedules G, H, I and J of the Revenue Run-Rate Schedule and, with respect to a CAM Advisory Contract in effect after May 31, 2005, a contract of such type.

“Excluded CAM Business Employee” has the meaning set forth in Section 6.14(a).

“Excluded PC/CM Business Employee” has the meaning set forth in Section 6.15(a).

“Filings” has the meaning set forth in Section 4.7(h).

“FIRPTA Certificate” has the meaning set forth in Section 2.3(h).

“FIS” has the meaning set forth in Section 6.18(b)(i).

“Forfeited DIP Account” has the meaning set forth in Section 6.14(l).

“Forms 8023” has the meaning set forth in Section 8.4(a)(i).

“FTC” means the United States Federal Trade Commission.

“Fund Annual Financial Statements” has the meaning set forth in Section 4.8(k).

“Fund Financial Statements” has the meaning set forth in Section 4.8(k).

“Fund Interim Financial Statements” has the meaning set forth in Section 4.8(k).

“GAAP” means United States generally accepted accounting principles in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body, including the SEC and any SRO within or outside the United States.

“Hazardous Materials” means (a) any petrochemical or petroleum products or by-products, waste oil, radon gas, asbestos in any form that is or could become friable or any material containing asbestos, lead-based paint, Mold, urea formaldehyde foam insulation and polychlorinated biphenyls; or (b) any chemicals, materials or substances defined in any Environmental Law as or included in the definition, or having the characteristics, of “hazardous substances,” “hazardous chemicals,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning or regulatory effect.

“HSR Act” has the meaning set forth in Section 6.5(b).

Annex A-11

“Indebtedness” means, without duplication, (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), whether or not evidenced by a writing, (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) all obligations under financing or capital leases, (d) all obligations in respect of acceptances issued or created, (e) notes payable and drafts accepted representing extensions of credit, (f) all liabilities secured by any Lien on any property, (g) letters of credit and any other agreements relating to the borrowing of money or extension of credit and (h) any guarantee (including by way of a “keep well” or other similar undertaking) of any of the foregoing obligations.

“Indemnified Party” has the meaning set forth in Section 10.3.

“Indemnifying Party” has the meaning set forth in Section 10.4.

“Institutional Contract” means, with respect to a CAM Advisory Contract in effect as of May 31, 2005, a contract set forth under the heading “Institutional Contracts” on the Revenue Run-Rate Schedule and, with respect to a CAM Advisory Contract in effect after May 31, 2005, a contract of the type set forth under such heading.

“Intellectual Property” means all Copyrights, Patents, Trademarks, Trade Secrets, all other similar intangible assets, any applications for any of the foregoing and the right to sue for past infringement of any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 6.21.

“Investment Company Act” means the United States Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

“IRS” has the meaning set forth in Section 3.5(b).

“Knowledge” means, with respect to Citigroup and/or Citigroup Sellers, the knowledge of the individuals set forth in Annex C hereto and, with respect to Legg Mason and/or Legg Mason Sellers, means the actual knowledge of the individuals set forth in Annex D hereto, which in each case shall be deemed to include the knowledge any such person would have had if he or she had made reasonable inquiry of those persons that such individual would reasonably expect to have actual knowledge of the relevant subject matter.

“LARS” has the meaning set forth in the definition of “CAM Business.”

“Legg Mason” has the meaning set forth in the introductory paragraph to this Agreement.

“Legg Mason 401(k) Plan” has the meaning set forth in Section 6.14(h).

“Legg Mason Affiliated Group” has the meaning set forth in Section 8.1(c).

“Legg Mason Capital Stock” has the meaning set forth in Section 5.20(a).

Annex A-12

“Legg Mason Common Stock” means the common stock, par value $0.10 per share, of Legg Mason.

“Legg Mason Competitive Business” has the meaning set forth in Section 6.18(c).

“Legg Mason Confidential Information” means all non-public information disclosed by Legg Mason, its Affiliates (other than the PC/CM Subsidiaries) and their respective directors, officers, employees or representatives to Citigroup, its Affiliates and their respective directors, officers, employees or representatives and, prior to the Closing, by the PC/CM Subsidiaries and their respective directors, officers, employees or representatives (including information disclosed in the course of negotiation of this Agreement or the Related Agreements) regarding Legg Mason or its Affiliates to the extent that the information relates to the PC/CM Business; provided, however, that this term shall not include any information independently developed by Citigroup or its Affiliates or, subsequent to the Closing, the PC/CM Subsidiaries without violating any obligation under this Agreement, the Related Agreements or the Confidentiality Agreement, so long as such information was not obtained from a third party where Citigroup, its Affiliates or the PC/CM Subsidiaries knew or should have known that such information was misappropriated or otherwise wrongly obtained.

“Legg Mason Continuing Deferred Compensation Amount” has the meaning set forth in Section 6.15(l).

“Legg Mason DCAP” has the meaning set forth in Section 6.14(g).

“Legg Mason Disclosure Letter” means a letter delivered by Legg Mason to Citigroup on or before the execution and delivery of this Agreement setting forth items the disclosure of which is required under this Agreement either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties, covenants or agreements contained in this Agreement; provided that the mere inclusion of an item in the Legg Mason Disclosure Letter as an exception to a representation or warranty will not be deemed an admission by Legg Mason that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or is expected to have a PC/CM Material Adverse Effect or a Legg Mason Material Adverse Effect; and provided further that the information disclosed in any section or subsection of the Legg Mason Disclosure Letter shall be deemed to be disclosed with respect to such other sections or subsections of this Agreement or the Legg Mason Disclosure Letter to which such disclosure is reasonably apparent in the light of the form and substance of the disclosure made (based solely on the text of the Legg Mason Disclosure Letter, without examining any document listed in the Legg Mason Disclosure Letter).

“Legg Mason ERISA Affiliate” means any trade or business, whether or not incorporated, that together with Legg Mason Sellers would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

“Legg Mason FSA” has the meaning set forth in Section 6.14(f).

“Legg Mason Group” has the meaning set forth in Section 8.13(b).

Annex A-13

“Legg Mason Guaranties” has the meaning set forth in Section 6.10(a)(ii).

“Legg Mason Indemnification Cap” has the meaning set forth in Section 10.5(b).

“Legg Mason Indemnified Parties” has the meaning set forth in Section 10.2.

“Legg Mason Material Adverse Effect” means (a) a material adverse effect on the business, results of operations or financial condition of Legg Mason and its Subsidiaries, taken as a whole, excluding any such effect arising out of or resulting from (i) general economic or business conditions, including securities markets generally, or changes therein or any act of terrorism, similar calamity or war to the extent that they do not have a materially disproportionate effect on Legg Mason and its Subsidiaries, taken as a whole, (ii) conditions or trends in the economic, business, financial or regulatory environment generally affecting the investment management, brokerage and investment banking industries to the extent that they do not have a materially disproportionate effect on Legg Mason and its Subsidiaries, taken as a whole or (iii) the execution and delivery of this Agreement or the Related Agreements or the announcement of the Transactions; or (b) a material adverse change or effect on the ability of Legg Mason to perform its material obligations under this Agreement.

“Legg Mason Note” means the senior term note to be issued to Citigroup (or one of its Affiliates) pursuant to the Term Loan Facility contemplated in the commitment letter dated the date of this Agreement between Legg Mason, Inc. and Citigroup Global Markets Inc., a subsidiary of Citigroup (the “Commitment Letter”).

“Legg Mason Permitted Activities” has the meaning set forth in Section 6.18(b)(i).

“Legg Mason Preferred Stock” means a new series of non-voting, convertible participating preferred stock, par value $10.00, of Legg Mason substantially in the form attached hereto as Exhibit D hereto.

“Legg Mason Principal Marks” has the meaning set forth in Section 6.13(b).

“Legg Mason Restricted Activities” has the meaning set forth in Section 6.18(b)(ii).

“Legg Mason Restricted Period” has the meaning set forth in Section 6.18(b)(iii).

“Legg Mason SEC Documents” means any forms, reports, schedules, statements, prospectuses and other documents and exhibits required to be publicly filed with, or furnished to, the SEC by Legg Mason since January 1, 2002.

“Legg Mason Sellers” means Legg Mason and the Subsidiaries of Legg Mason that own the PC/CM Transferred Shares immediately prior to the Closing.

“Legg Mason Shares” has the meaning set forth in Section 1.2(a).

“Legg Mason Target Business” has the meaning set forth in Section 6.18(c).

Annex A-14

“Legg Mason Tax Indemnitees” has the meaning set forth in Section 8.1(a).

“Legg Mason Tax Items” means (i) income, gain, loss or deductions in respect of the grant, exercise, vesting or disposition by an Legg Mason Business Employee of an option on shares of Legg Mason common stock with respect thereto and any Legg Mason restricted stock, Legg Mason deferred stock or any other award of Legg Mason stock (“Legg Mason Compensation Items”) and (ii) any other deduction arising in respect of any payment, loss, obligation, Tax or liability that Legg Mason or any of its Affiliates is responsible for under, or in connection with, this Agreement or the Related Agreements or that is otherwise borne by Legg Mason or its Affiliates including, without limitation, any amounts paid after the Closing by Legg Mason or its Affiliates of the Citigroup Continuing Deferred Compensation Amounts.

“Legg Mason Territory” has the meaning set forth in Section 6.18(b)(iv).

“Legg Mason Threshold” has the meaning set forth in Section 10.5(b).

“Legg Mason’s Actual Tax Liability” has the meaning set forth in Section 8.13(b).

“Legg Mason’s Hypothetical Tax Liability” has the meaning set forth in Section 8.13(b).

“Liens” means any liens, pledges, charges, claims, security interests, deeds of trust, mortgages, deeds to secure debt, title retention agreements or other encumbrances.

“Loan Documentation” has the meaning set forth in Section 6.22.

“Losses” means all costs, damages, liabilities, awards, judgments, losses or costs and expenses, interest, awards, judgments and penalties that are imposed upon or otherwise incurred by an Indemnified Party (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred; provided, however, that Losses shall not include lost profits or opportunity costs or consequential, incidental, special, indirect, exemplary or punitive damages or Taxes, unless such consequential, incidental, special, indirect, exemplary or punitive damages are awarded against any of the Indemnified Parties in a Third Party Claim.

“Margin Loans” has the meaning set forth in Section 5.8(a).

“Mold” means any form of multicellular fungi that live on plant or animal matter in moist, indoor environments and shall include, without limitation, Cladosporium, Penicillium, Altemaria, Asperigillus, Fusarium, Trichoderma, Memnoniella, Mucor and Stachbotry’s Chartarum.

“Multiemployer Plan” has the meaning set forth in Section 4.14(c).

“Multiple Employer Plan” has the meaning set forth in Section 4.14(c).

“Net Adjustment Amount” means (a) the PC/CM Balance Sheet Adjustment, if any, less (b) the CAM Balance Sheet Adjustment, if any, which amount may be positive or negative.

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“Net Amount” has the meaning set forth in Section 1.2(c).

“Non-Registered Fund” means any pooled investment vehicle that is not registered as an investment company under the Investment Company Act.

“Non-Registered Fund Annual Financial Statements” means the audited financial statements for each of the CAM Non-Registered Funds for its most recent fiscal year ended on or prior to March 31, 2005.

“Non-Registered Fund Financial Statements” means the Non-Registered Fund Annual Financial Statements and the Non-Registered Fund Interim Financial Statements.

“Non-Registered Fund Interim Financial Statements” means the unaudited semi-annual financial statements for each of the CAM Non-Registered Funds for its semi-annual period, if any, ended after the date of the Non-Registered Fund Annual Financial Statements for such CAM Non-Registered Fund and prior to the date hereof.

“Non-Sponsored CAM Registered Investment Company” means a CAM Registered Investment Company not sponsored by Citigroup or one of its Affiliates, as set forth in Section 4.8(a) of the Citigroup Disclosure Letter under the heading “Non-Sponsored Funds”.

“Non-U.S. CAM Benefit Plan” has the meaning set forth in Section 4.14(j).

“Non-U.S. CAM Business Employee” has the meaning set forth in Section 6.14(a).

“Non-U.S. PC/CM Benefit Plan” has the meaning set forth in Section 5.12(j).

“Non-U.S. PC/CM Business Employee” has the meaning set forth in Section 6.15(a).

“Note Principal Amount” has the meaning set forth in Section 1.2(c).

“NYSE” means the New York Stock Exchange, Inc.

“Other Contract” means, with respect to a CAM Advisory Contract in effect as of May 31, 2005, a contract set forth under the heading “Other Contracts” on the Revenue Run-Rate Schedule and, with respect to a CAM Advisory Contract in effect after May 31, 2005, a contract of the type set forth under such heading.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” means all patents and patent applications, including any continuations, divisionals, continuations-in-part, renewals and reissues.

“PC/CM 401(k) Participants” has the meaning set forth in Section 6.15(h).

“PC/CM Allocation” has the meaning set forth in Section 3.5(a).

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“PC/CM Balance Sheet Adjustment” has the meaning set forth in Section 1.3(a)(i).

“PC/CM Base Balance Sheet” means the unaudited balance sheet of the PC/CM Business as of March 31, 2005, attached hereto as Section 5.10(a)(ii) of the Legg Mason Disclosure Letter.

“PC/CM Benefit Plan” means each deferred compensation, retiree medical or life insurance plan, program or arrangement, and each bonus or other incentive compensation, equity compensation plan, employee welfare benefit plan, fund or program (within the meaning of Section 3(1) of ERISA); employee pension benefit plan, fund or program (within the meaning of Section 3(2) of ERISA) and each supplemental retirement, severance or other benefit plan, program or arrangement; each employment, termination, severance agreement or other Contract or agreement; and each other employee benefit plan (within the meaning of Section 3(3) of ERISA), in each case, to which any Legg Mason Seller, any Legg Mason ERISA Affiliate or any PC/CM Subsidiary has any obligation or that is sponsored, maintained or contributed to or required to be contributed to by any Legg Mason Seller, any Legg Mason ERISA Affiliate or any PC/CM Subsidiary, or to which any Legg Mason Seller, any Legg Mason ERISA Affiliate or any PC/CM Subsidiary is party, for the benefit of any PC/CM Business Employee.

“PC/CM Business” means (a) the private client business of Legg Mason described under the caption “Private Client Business Segment” starting on page 11 of Legg Mason’s Form 10-K for the fiscal year ended March 31, 2005 filed with the SEC (the “PC Business”) and (b) the capital markets business of Legg Mason as described under the caption “Capital Markets Business Segment” starting on page 13 of such Form 10-K, including, by way of example and not limitation, the corporate investment banking, public finance investment banking, institutional equity sales and trading, institutional fixed income sales and trading, structured finance, syndication and equity research, but excluding the business of Legg Mason Real Estate Services and Legg Mason Real Estate Investors (the “CM Business”), with the results of operations of such businesses (after giving effect to such exclusion) being reflected in the PC/CM Income Statement and the financial position of such businesses (after giving effect to such exclusion) being reflected on the PC/CM Base Balance Sheet (in each case as provided to Legg Mason pursuant to Section 5.10(a)).

“PC/CM Business Employee” means all persons employed by Legg Mason or any Affiliate of Legg Mason primarily engaged in or primarily in support of the PC/CM Business as of the Closing; provided that the term “PC/CM Business Employee” shall not include employees set forth in Section 6.15(a)(i) of the Legg Mason Disclosure Letter; and provided further that for purposes of (a) the definition of PC/CM Benefit Plan, the term “PC/CM Business Employee” shall be deemed to refer to any person employed by Legg Mason or any Affiliate of Legg Mason primarily engaged in or primarily in support of the PC/CM Business as of the date hereof, and (b) Section 6.1(c)(vi), the term “PC/CM Business Employee” shall be deemed to refer to any person employed by Legg Mason or any Affiliate of Legg Mason primarily engaged in or primarily in support of the PC/CM Business as of the date of the proposed action thereunder.

“PC/CM Confidential Information” means all non-public information disclosed prior to the Closing by the PC/CM Subsidiaries, their Affiliates and their respective directors, officers, employees or representatives to Legg Mason, its Affiliates (other than the PC/CM

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Subsidiaries) and their respective directors, officers, employees or representatives (including information disclosed in the course of negotiation of this Agreement or the Related Agreements) regarding the PC/CM Subsidiaries or their Affiliates to the extent that the information relates to the PC/CM Business; provided, however, that this term shall not include any information independently developed by Legg Mason or its Affiliates without violating any obligation under this Agreement, the Related Agreements or the Confidentiality Agreement, so long as such information was not obtained from a third party where Legg Mason or its Affiliates knew or should have known that such information was misappropriated or otherwise wrongly obtained.

“PC/CM Continuing Business Employee” has the meaning set forth in Section 6.15(a).

“PC/CM Customer” means any Person to which any PC/CM Subsidiary provides investment advisory, investment subadvisory, wrap, brokerage, financial planning or similar services pursuant to a PC/CM Customer Contract.

“PC/CM Customer Contract” means each Contract or agreement pursuant to which any PC/CM Subsidiary provides investment advisory, investment subadvisory, wrap, brokerage, financial planning or related services to any Person.

“PC/CM Domestic Subsidiary” means a PC/CM Subsidiary (a) that is treated as a corporation for United States federal income tax purposes, (b) that is created or organized in the United States or pursuant to the Requirements of Law of the United States or of any state thereof and (iii) whose stock meeting the requirements of Section 1504(a)(2) of the Code is acquired by Citigroup pursuant to this Agreement.

“PC/CM Election” has the meaning set forth in Section 8.1(c).

“PC/CM Estimated Closing Date Balance Sheet” means the balance sheet of the PC/CM Business which shall reflect Legg Mason’s good faith estimate of the PC/CM Final Closing Date Balance Sheet and PC/CM Tangible Book Value as set forth therein.

“PC/CM Final Closing Date Balance Sheet” has the meaning set forth in Section 3.2(a)(i).

“PC/CM Financial Information” has the meaning set forth in Section 5.10(a).

“PC/CM Foreign Subsidiaries” means those PC/CM Subsidiaries that are not PC/CM Domestic Subsidiaries.

“PC/CM Income Statement” has the meaning set forth in Section 5.10(a).

“PC/CM Intellectual Property” means the PC/CM Owned Intellectual Property and the PC/CM Licensed Intellectual Property.

“PC/CM Lease” means any lease, sublease or license, including any amendment with respect thereto, pursuant to which any PC/CM Subsidiary uses, leases, subleases, occupies or holds any PC/CM Leased Real Property in connection with the PC/CM Business.

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“PC/CM Leased Real Property” means the real property leased, subleased, occupied and/or licensed in connection with the PC/CM Business by any PC/CM Subsidiary, as tenant, subtenant or licensee, together with, to the extent leased, subleased, occupied and/or licensed in connection with the PC/CM Business by any PC/CM Subsidiary, all buildings and other structures, facilities or improvements currently located thereon, all fixtures thereto, and all easements, licenses, rights and other appurtenances relating to the foregoing.

“PC/CM License Agreement” means any Contract with respect to any PC/CM Licensed Intellectual Property that is licensed by the PC/CM Business in the name of a PC/CM Subsidiary.

“PC/CM Licensed Intellectual Property” means Intellectual Property used by the PC/CM Business that is not PC/CM Owned Intellectual Property, excluding standard, immaterial, commercially available Software licensed via “click-wrap” or “shrink-wrap” license agreements.

“PC/CM Material Adverse Effect” means (a) a material adverse effect on the business, results of operations or financial condition of the PC/CM Business, taken as a whole, excluding any such effect arising out of or resulting from (i) general economic or business conditions, including securities markets generally, or changes therein or any act of terrorism, similar calamity or war to the extent that they do not have a materially disproportionate effect on the PC/CM Business, (ii) conditions or trends in the economic, business, financial or regulatory environment generally affecting the brokerage and investment banking industries to the extent that they do not have a materially disproportionate effect on the PC/CM Business or (iii) the execution and delivery of this Agreement or the announcement of the Transactions; or (b) a material adverse change or effect on the ability of Legg Mason to perform its material obligations under this Agreement or the Related Agreements.

“PC/CM Non-Continuing Business Employee” has the meaning set forth in Section 6.15(c).

“PC/CM Owned Intellectual Property” means the Intellectual Property solely or primarily related to the PC/CM Business that is owned by any of the PC/CM Subsidiaries.

“PC/CM Proposed Allocation” has the meaning set forth in Section 8.4(d)(ii).

“PC/CM Qualified Plan” has the meaning set forth in Section 5.12(e).

“PC/CM Qualifying Termination” has the meaning set forth in Section 6.15(b).

“PC/CM Requirements of Law” means any Requirement of Law related to or applicable to the financial agency, principal and intermediary businesses conducted by the PC/CM Business, include securities brokerage, market making, investment banking and capital markets activities.

“PC/CM Restructuring” has the meaning set forth in Section 6.13(b).

“PC/CM Scheduled Matters” means those matters identified in Section 10.3 of the Legg Mason Disclosure Letter.

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“PC/CM Severance Plan” has the meaning set forth in Section 6.15(a).

“PC/CM Subsidiaries” means each of the Subsidiaries of Legg Mason through which any portion of the PC/CM Business is conducted on and, as a result of the PC/CM Restructuring and the other transactions contemplated by this Agreement, after the date hereof, including the PC/CM Transferred Subsidiaries; provided, however, that, except for Sections 5.1, 5.2(a) and 5.3, no reference in any representation, warranty, covenant or other provision of this Agreement or any Related Agreement by Legg Mason or any of its Affiliates with respect to any such Subsidiary that also conducts business or operations not constituting part of the PC/CM Business shall be construed to be made or otherwise to be applicable for any purpose whatsoever to such other business and operations.

“PC/CM Subsidiaries Benefit Plans” has the meaning set forth in Section 5.12(a).

“PC/CM Tangible Book Value” has the meaning set forth in Section 1.3(a)(ii).

“PC/CM Tangible Book Value Target” has the meaning set forth in Section 1.3(a)(ii).

“PC/CM Transferred Non-Continuing Business Employee” has the meaning set forth in Section 6.15(a).

“PC/CM Transferred Shares” means all of the issued and outstanding capital stock (or other equity interest) of the PC/CM Transferred Subsidiaries.

“PC/CM Transferred Subsidiaries” means (a) the Subsidiaries of Legg Mason set forth in Exhibit B hereto and (b) without duplication, such other Subsidiaries of Legg Mason that are deemed to be PC/CM Transferred Entities pursuant to Exhibit I hereto.

“PC/CM Transitional Business Employee” has the meaning set forth in Section 6.15(c).

“PC/CM TSAs” means (a) the Transition Services Agreement with respect to the sale of the PC Business from Legg Mason to Citigroup and (b) the Transition Services Agreement with respect to the sale of the CM Business from Legg Mason to Citigroup, each to be entered into as of the Closing and with such terms set forth in Exhibit F-2 attached hereto and other customary terms.

“Permits” means all material licenses, registrations, franchises, permits, certificates, approvals, accreditation, or other similar authorizations.

“Permitted Lien” means (a) any Lien (i) for Taxes, assessments and other governmental charges which are not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) deemed to be created by this Agreement or (iii) which does not affect materially and adversely the current use, occupancy or value of the asset subject thereto and which would not, individually or in the aggregate, reasonably be expected to have a CAM Material Adverse Effect or a PC/CM Material Adverse Effect, as applicable, and (b) in the case of CAM Real Property or PC/CM Leased Real Property, as applicable, in addition to those items

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covered by the foregoing clause (a), all (A) exceptions which an accurate survey would show, which do not affect materially and adversely the current use, occupancy or value of the property subject thereto and which would not, individually or in the aggregate, reasonably be expected to have a CAM Material Adverse Effect or a PC/CM Material Adverse Effect, as applicable, (B) exceptions of record (excluding Liens securing monetary obligations), exceptions noted in title policies provided to the applicable Party, utility easements, building restrictions, zoning restrictions and other easements and restrictions affecting title to, or possession or use of, such CAM Real Property or PC/CM Leased Real Property, as applicable, whether or not the same are of record, which do not affect materially and adversely the current use, occupancy or value of the property subject thereto and which would not, individually or in the aggregate, reasonably be expected to have a CAM Material Adverse Effect or a PC/CM Material Adverse Effect, as applicable, (C) statutory landlord’s liens and Liens granted to landlords under any leases, (D) with respect to each CAM Leased Real Property, the CAM Lease and all matters to which the underlying CAM Lease is subject and subordinate and (E) with respect to each PC/CM Leased Real Property, all PC/CM Leases and all matters to which the underlying PC/CM Lease is subject and subordinate.

“Person” means any individual, corporation, business trust, partnership, association, limited liability company, unincorporated organization or similar organization, any Governmental Authority, fund, organized group of persons whether incorporated or not, or any receiver, trustee under Title 11 of the US Code or similar official or any liquidating agent for any of the foregoing in his or her capacity as such.

“Plan Assets Regulation” has the meaning set forth in Section 4.10.

“Prior CAM Bonus Year” has the meaning set forth in Section 6.14(j).

“Prior PC/CM Bonus Year” has the meaning set forth in Section 6.15(j).

“Registered Investment Company” means any pooled investment vehicle that is registered or required to be registered as an investment company under the Investment Company Act.

“Registration and Investor Rights Agreement” means the Registration and Investor Rights Agreement to be entered into as of the Closing, with such terms set forth in Exhibit G attached hereto.

“Related Agreements” means each of the Distribution and Product Access Agreements, the Transition Services Agreements, the Services Agreement and the Investor Rights Agreement.

“Requirement of Law” means, with respect to any Person, any domestic or foreign federal or state statute, law, ordinance, rule, administrative code, administrative interpretation, regulation, order, consent, writ, injunction, directive, judgment, decree, policy, ordinance, decision, guideline or other requirement of (or agreement with) any Governmental Authority (including any memorandum of understanding or similar arrangement with any Governmental Authority), in each case binding on that Person or its property or assets.

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“Retained CAM Liabilities” has the meaning set forth in the definition of “Retained Liabilities” in Exhibit H attached hereto.

“Retained PC/CM Liabilities” has the meaning set forth in the definition of “Retained Liabilities” in Exhibit I attached hereto.

“Retention Portion” has the meaning set forth in Section 6.15(l).

“Revenue Run-Rate Schedule” has the meaning set forth in Section 4.21.

“RIC Board Approval” has the meaning set forth in Section 6.6(b)(i).

“RIC Distribution Contract” means the principal underwriter Contract of a CAM Registered Investment Company.

“RIC Services Contract” means any custody, transfer agent, shareholder servicing, administrative, accounting and other similar Contract with a CAM Registered Investment Company.

“Rule 12b-1 Plan” has the meaning set forth in Section 4.8(j).

“SEC” means the Securities and Exchange Commission.

“Scheduled CAM Contracts” has the meaning set forth in Section 4.18(a).

“Scheduled PC/CM Contracts” has the meaning set forth in Section 5.16(a).

“Section 338(g) Election” has the meaning set forth in Section 8.4(g).

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Services Agreement” means the Services Agreement to be entered into as of the Closing, with such terms set forth in Exhibit F-3 attached hereto and other customary terms.

“SMA Contract” means a CAM Advisory Contract that is a separately managed account with a Citigroup private bank or retail CAM Advisory Client.

“Software” means computer software, including all programs, applications and databases (whether in object code, source code or other form), and all documentation related thereto.

“SRO” means the National Association of Securities Dealers, Inc., the National Futures Association, each national securities exchange in the United States and each other board or body, whether United States or foreign, that is charged with the supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisors, futures commission merchants, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers.

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“Straddle Period” has the meaning set forth in Section 8.1(e)(i).

“Subsidiary” means, with respect to any Person, any other Person of which such first Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person.

“Tax” means any federal, state, county, local, foreign and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, alternative or add-on minimum, gross receipts, sales, use, transfer, gains, ad valorem, franchise, profits, license, state guarantee fund assessments, withholding, payroll, direct placement, employment, excise, severance, stamp, procurement, occupation, premium, property, real property, escheat, environmental or windfall profit tax, custom, duty or other tax, together with any interest, additions or penalties with respect thereto or with respect to any Tax Return.

“Tax Attribute” means any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute, including basis of property, which could reduce liability for Taxes including deductions, credits, or alternative minimum net operating loss carryforwards related to alternative minimum Taxes.

“Tax Benefit” means the Tax effect of any item of loss, deduction or credit or any other item which decreases Taxes paid or payable, including any interest with respect thereto or interest that would have been payable but for such item.

“Tax Claim” has the meaning set forth in Section 8.1(h)(i).

“Tax Indemnified Party” has the meaning set forth in Section 8.1(h)(i).

“Tax Indemnifying Party” has the meaning set forth in Section 8.1(h)(i).

“Tax Notice” has the meaning set forth in Section 8.1(h)(i).

“Tax Proceeding” means any Tax audit, contest, litigation, defense or other proceeding with or against any Governmental Authority.

“Tax Return” means any return, declaration, report, list, claim for refund, information return or similar statement filed or required to be filed with respect to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreements” has the meaning set forth in Section 8.8.

“Termination Date” has the meaning set forth in Section 9.1(b).

“Third Party Claim” has the meaning set forth in Section 10.4.

“Trade Secrets” means all trade secrets and other confidential information, including forms and types of financial, business, scientific, technical, economic, or engineering

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information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs or codes, whether tangible or intangible, and whether or how stored, compiled or memorialized physically, electronically, graphically, photographically or in writing.

“Trademarks” means all registered and unregistered trademarks, service marks, trade names, designs, logos, emblems, signs or insignia, slogans, Internet domain names, other similar designations of source or origin and general intangibles of like nature, together with the goodwill symbolized by any of the foregoing.

“Transactions” means the consummation of the transactions contemplated by this Agreement and the Related Agreements.

“Transition Services Agreements” means the CAM TSA and the PC/CM TSA.

“True-Up CAM Advisory Client” has the meaning set forth in Section 3.4.

“U.S. CAM Business Employee” has the meaning set forth in Section 6.14(a).

“U.S. PC/CM Business Employee” has the meaning set forth in Section 6.15(a).

“U.S. Retail Long-Term Contract” means, with respect to a CAM Advisory Contract in effect as of May 31, 2005, a contract set forth under the heading “U.S. Retain Long Term” on the Revenue Run-Rate Schedule and, with respect to a CAM Advisory Contract in effect after May 31, 2005, a contract of the type set forth under such heading.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar applicable foreign, state or local Requirements of Law requiring notice to employees in the event of a closing or layoff.

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